Exhibit 4.14

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Collaboration and License Agreement

between

Genmab A/S

as Genmab

and

AbbVie Biotechnology Ltd.

as Licensee

CONTENTS

1.	Definitions and interpretation	2
2.	Research Collaboration Agreement	24
3.	Governance	25
4.	Licenses	31
5.	Sub-contracting	33
6.	Development	34
7.	Commercialization	44
8.	Costs	54
9.	Amendments and updates to the GDP, GCP and GMAP	56
10.	Manufacture and supply	59
11.	Financial provisions	60
12.	Intellectual Property Rights	69
13.	Data	76
14.	Confidentiality and publicity	77
15.	Representations and warranties	80
16.	Term and termination	87
17.	Dispute resolution	92
18.	Miscellaneous	95
SCHEDULE 1 – LICENSED COMPOUNDS
SCHEDULE 2 – RESEARCH AND COLLABORATION AGREEMENT
SCHEDULE 3 – COMMITTEE AND SUBTEAM RESPONSIBILITIES
SCHEDULE 4 – EXISTING THIRD PARTY AGREEMENTS
SCHEDULE 5 – SUMMARY OF PAYMENT AND OTHER OBLIGATIONS UNDER EXISTING THIRD PARTY AGREEMENTS
SCHEDULE 6 – GENMAB PATENT RIGHTS
SCHEDULE 7 – PERMITTED SUBCONTRACTORS

i

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

SCHEDULE 8 – GLOBAL DEVELOPMENT PLAN
SCHEDULE 9 – INTERIM DEVELOPMENT WORK PLANS
SCHEDULE 10 – FINANCIAL SCHEDULE
SCHEDULE 11 – PRESS RELEASE
SCHEDULE 12 – PROJECTED DEVELOPMENT BUDGETS AND TIMELINES
SCHEDULE 13 – DEVELOPMENT MANUFACTURING AND SUPPLY PLANS
SCHEDULE 14 - GMAPS

ii

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

THIS AGREEMENT is dated10 June 2020 and made

BETWEEN:

(1)	GENMAB A/S, (“Genmab”), CVR no. 2102 3884, a Danish corporation having its principal office at Kalvebod Brygge 43, 1560 Copenhagen V, Denmark; and
(2)	ABBVIE BIOTECHNOLOGY LTD., (“Licensee”), a corporation organized under the laws of Bermuda, having a place of business at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda,

(each a “Party” and together, the “Parties”).

BACKGROUND:

(A)

Genmab and its Affiliates have developed certain Licensed Compounds and Licensed Products in respect of which it Controls certain Intellectual Property Rights, and have broad expertise in the field of research, development and manufacturing of human antibodies.

(B)	Licensee is an international biopharmaceutical company with considerable knowledge and experience in developing, manufacturing, promoting and marketing biopharmaceutical products throughout the world.
(C)

Genmab and Licensee believe that a collaboration between the Parties would be desirable to expand and accelerate the development, and maximize the future commercial potential, of the Licensed Products.

(D)

The Parties intend to jointly research, develop, manufacture and commercialize the Licensed Products worldwide as part of a global collaboration as described in this Agreement, including jointly setting the strategies, monitoring execution of the plans, making decisions on investments to be made and deployment of resources, and prioritizing activities with the aim of maximizing the value of the Licensed Products for the benefit of patients and stakeholders.  The Parties desire to create integrated teams to achieve shared objectives for the successful development, launch, manufacture and commercialization of the Licensed Products in the Field worldwide, subject to the terms and conditions set out herein.

(E)

As further described in this Agreement, Genmab is further developing its capabilities related to the development and commercialization of biopharmaceutical products, and the Parties intend this collaboration and Agreement to accommodate that development. As such, the Parties intend to collaborate on the terms set forth in this Agreement to assist Genmab to learn from Licensee’s infrastructure, procedures and best practices in connection with the Licensed Products as Genmab develops its infrastructure, procedures, practices and capabilities.

(F)

In addition to the Licensed Compounds and Licensed Products as at the Effective Date which are set out in this Agreement, the Parties wish to enter into a separate Research and Collaboration Agreement for the development of additional compounds. If any such additional compounds are selected by Licensee to be taken forwards for Development and Commercialization under this Agreement pursuant to the mechanism set out in the Research and Collaboration Agreement (and summarized in Schedule 2), then such additional compound shall become a Licensed Compound hereunder and treated as described in Schedule 2.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(G)	All capitalized terms used in these recitals shall have the meanings given in clause 1 below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Genmab and Licensee agree as follows:

1.	Definitions and interpretation
1.1	In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings:

“Acquirer” shall mean for the purposes of:

(A)	part (A) of the definition of “Change of Control”, the entity acquiring all or substantially all of a Party’s assets;
(B)	part (B) of that definition, the entity which possesses a majority of the voting power and power of election as contemplated by that part; or
(C)	part (C) of that definition, the entity which does possess a majority of the voting power and power of election as contemplated by that part.

“Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

“[*] Option Target”  shall have the meaning set out in Schedule 2.

“Additional Costs” shall have the meaning set out in clause 6.3.1.

“Affiliate” shall mean with respect to any Party, any Person controlling, controlled by or under common control with such Party. For purposes of this definition, “control” shall mean: (A) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person; and (B) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management of or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Collaboration and License Agreement.

“Alliance Managers” shall have the meaning set out in clause 3.9.

“Audited Site” shall have the meaning set out in clause 6.6.5.

“Bankruptcy Code” shall have the meaning set out in clause 16.5.2.

“Biosimilar” shall mean: (A) in respect of a Licensed Product sold in the United States, a biological product approved under the Public Health Service Act 351(k) that is highly similar to such Licensed Product, notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biosimilar and the Licensed Product in terms of the safety, purity and potency; (B) in respect of a Licensed Product sold in the EU, a biological product

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

approved under Article 10(4) of Directive 2001/83/EC and Section 4, Part II, Annex I to such Directive based on the demonstration of the similar nature of such biological medicinal product and Licensed Product; and (C) in respect of a Licensed Product sold outside the United States and the EU, a biological product approved under a similar regulatory pathway as in the United States and in the EU, if such pathway exists.

“BLA” shall mean a Biologics License Application or equivalent submission filed with the FDA in connection with seeking Regulatory Approval for commercial marketing or sale of the Licensed Products, or an equivalent application filed with any equivalent Regulatory Authority in any jurisdiction or region in the Territory other than the United States.

“Breaching Party” shall have the meaning set out in clause 16.4.

“Business Day” shall mean a day on which banking institutions in (A) Chicago, Illinois, U.S. (B) New Jersey, U.S., and (C) Copenhagen, Denmark are open for business.

“Calendar Quarter” shall mean the three (3) calendar month periods commencing on 01 January, 01 April, 01 July and 01 October. References to “quarterly” shall be construed accordingly.

“Calendar Year” shall mean the period commencing on 01 January and ending on 31 December.

“Cap” shall have the meaning set out in clause 8.4.

“CAPA” shall have the meaning set out in clause 6.6.5.

“Change of Control” shall mean: (A) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of a Party’s assets; (B) a merger or consolidation in which a Party is not the surviving corporation or in which, if a Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, own a majority of the stock or other securities of the entity or the ultimate parent entity of such entity that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or (C) a transaction or series of related transactions (which may include without limitation a tender offer for a Party’s stock or the issuance, sale or exchange of stock of a Party) in which the shareholders of such Party immediately prior to the initiation of such transaction do not, but immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors, provided that a Change of Control excludes any transaction (or series of related transactions) in which the pre-transaction stockholders of the applicable Party own more than 50% of the outstanding capital stock or equity interests of the surviving or acquiring entity or its parent.

“Claim” shall have the meaning set out in clause 15.19.3.

“Clinical Data” shall mean all information with respect to any Licensed Compound or Licensed Product which is made, collected, or otherwise generated under or in connection with Clinical Studies, including any data (including raw data), reports, and results with respect thereto.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Clinical Studies” shall mean collectively any human studies designed to measure the safety or efficacy of the Licensed Products, including any Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies, post marketing commitment studies, Phase IV Clinical Studies and any other study in which human subjects are dosed with a drug, whether approved or investigational, in each case of the Licensed Products within the Field.

“Clinical Trial Laws” shall mean Laws relating to human Clinical Studies, including 21 C.F.R. Parts 50, 54, 56, 312, and 812 and equivalent laws in other jurisdictions, and then-current Good Clinical Practice, each as in effect and as amended from time to time.

“CMC Development” shall mean the following Development activities: analytical test method development and stability testing, Manufacturing process development and improvement, Manufacturing process validation, Manufacturing process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities.

“Collaboration Technology” shall mean any Intellectual Property Rights conceived and reduced to practice, discovered, developed or otherwise made by or on behalf of a Party, either alone or jointly with the other Party or others, during the Term of this Agreement in connection with the performance of this Agreement (including in connection with the Development, Manufacture and Commercialization of the Licensed Products, such as complementary or companion diagnostic products), including all [*] that is conceived and reduced to practice, discovered, developed or otherwise made by or on behalf of a Party in connection with the performance of any [*], but excluding any other [*] and [*].

“Commercial Milestone” shall have the meaning set out in clause 11.2.3.

“Commercial Manufacturing and Supply Plans” shall mean those plans prepared in accordance with clause 7.2.4 and incorporated into the GCP regarding the Manufacturing activities to be performed by the Parties in respect of the Licensed Products after Regulatory Approval is obtained for the applicable Licensed Product.

“Commercialization” or “Commercialize” shall mean any and all activities relating to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, selling or offering to sell a product. Commercialization shall not include any activities related to Development or Manufacturing or Clinical Studies.

“Commercialization Costs” shall mean the [*] and [*] incurred by [*] during the Term in Commercializing the Licensed Products in the Field, in each case to the extent incurred in accordance with this Agreement and the Global Commercialization Plans [*], including [*]. Any [*] shall constitute Development Costs; or [*] shall constitute Commercialization Costs. For the avoidance of doubt, if Licensed Product is [*], then [*]. Notwithstanding the foregoing, Commercialization Costs do not include [*].

“Commercialization Lead” shall have the meaning set out in clause 3.8.

“Commercialization Projection” shall have the meaning set out in clause 7.2.2.

“Commercially Reasonable Efforts” shall mean the level of efforts and resources of a Party required to, as applicable, Develop and Commercialize a biopharmaceutical product consistent with [*], taking into account [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Committees” shall mean the JSC, JDC and JCC collectively, each referred to individually as a “Committee”.

“Competing Party” shall have the meaning set out in clause 18.8.3.

“Competing Product” shall mean: (A) if the Licensed Compound in the Licensed Product is [*], any [*] (other than the Licensed Product, but including any Biosimilar with respect thereto); (B) if the Licensed Compound in the Licensed Product is [*] any [*] or [*] approaches that target [*] (other than the Licensed Product, but including any Biosimilar with respect thereto); (C) if the Licensed Compound in the Licensed Product is [*], any [*] or [*] (other than the Licensed Product, but including any Biosimilar with respect thereto); and (D) if the Licensed Compound in the Licensed Product is any other subsequent Option Compound, the applicable definition of Competing Product as set out in the Research and Collaboration Agreement shall apply. For these purposes, in each case, [*] shall be a Competing Product as set forth above.  Competing Products shall furthermore include [*] (for the avoidance of doubt save to the extent included in a product concept described in (A) or (C) above).

“Competition Law” shall mean any law of any jurisdiction governing the conduct of businesses or individuals in relation to restrictive or other anticompetitive agreements or practices, public procurement, dominant or monopoly market positions and the control of mergers, acquisitions and joint ventures.

“Confidential Information” shall have the meaning set out in clause 14.1.1.

“Control” or “Controlled” shall mean, with respect to intangible property, the legal authority or right of a Party to grant a license or sublicense of any Intellectual Property Rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Core Data Sheet” shall mean a document setting forth material information relating to safety, efficacy, indications, dosing, pharmacology and other information concerning the Licensed Product that will serve as a global reference document and basis for local labeling for use in Regulatory Filings or in discussions with Regulatory Authorities in the Territory.

“Cover”, “Covering” or “Covered” shall mean, with respect to a Patent Right for the Licensed Products or related technology, that, [*].

“Data” shall mean any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case arising out of, generated from, or used in the Development, Manufacture or Commercialization of the Licensed Products hereunder.

“Data Protection Agreement” shall have the meaning set out in clause 13.2.

“Data Security and Privacy Laws” shall mean all applicable Laws relating to the privacy, Processing or security of Personal Data.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Data Subject” shall mean any individual to whom the Personal Data relates.

“Designated Country” shall have the meaning set out in clause 7.3.2(A).

“[*]” shall have the meaning set out in clause 7.3.2(A).

“Detail” shall mean an interactive face-to-face visit by a sales Field Based Representative with a medical professional having prescribing authority or who is able to influence prescribing decisions, within the target audience during which approved uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of a biopharmaceutical product are discussed in an effort to increase prescribing preferences of a biopharmaceutical product for its approved uses. Detail includes First Position Detail and Second Position Detail (defined below). Activities conducted by medical support staff (such as medical science liaisons) will not constitute Details. E-details, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to a biopharmaceutical product will not constitute Details. “Detailing” means the act of performing Details and to “Detail” means to perform Details. For such purposes:

“First Position Detail” means a Detail in which the applicable biopharmaceutical product is Detailed before any other product and the predominant portion of time is devoted to the Detailing of such biopharmaceutical product.

“Second Position Detail” means a Detail in which the applicable biopharmaceutical product is Detailed in the second position (i.e., no more than one other product is presented to or discussed with the healthcare professional before such product) and the second most predominant portion of time is devoted to the Detailing of such biopharmaceutical product.

“Development” or “Develop” shall mean any and all non-clinical and clinical research and drug development activities relating to obtaining or maintaining Regulatory Approvals of the Licensed Products, including toxicology, pharmacokinetic studies, pharmacology and other discovery efforts, translational research and biomarker activities, CMC Development activities, statistical analysis, Clinical Studies (including pre-Regulatory Approval studies (e.g. Phase I Clinical Studies, Phase II Clinical Studies and Phase III Clinical Studies), post-Regulatory Approval studies (e.g. Phase IV Clinical Studies) and post-Regulatory Approval investigator sponsored Clinical Studies), regulatory affairs activities, and Regulatory Approval and Clinical Study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals), but otherwise excludes Manufacture and Commercialization activities.

“Development Costs” shall mean [*] and [*] incurred by the Parties and their Affiliates during the Term in Developing the Licensed Products in the Field, in each case to the extent incurred in accordance with this Agreement and the Global Development Plans (including the Global Development Budgets), including:

(A)	[*]
(B)	[*]
(C)	[*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(D)	[*]
(E)	[*]
(F)	[*]
(G)	[*]
(H)	[*]
(I)	[*]

Development Costs shall exclude [*]

“Development Lead” shall have the meaning set out in clause 3.8.

“Development Manufacturing and Supply Plans” shall mean those plans prepared in accordance with clause 6.2.1(E) and incorporated into the GDP regarding the Manufacturing activities to be performed by the Parties in respect of the clinical supply of Licensed Products.

“Development Milestone” shall have the meaning set out in clause 11.2.1.

“Dispute” shall have the meaning set out in clause 17.1.

“Drug Regulation Laws” shall mean Laws regulating drugs and pharmaceutical products, including the Federal Food, Drug, and Cosmetic Act, 21 USC. § 301 et. seq., the Prescription Drug Marketing Act of 1987, the federal Controlled Substances Act, 21 USC. § 801 et. seq., and policies issued by the FDA and equivalent laws and policies in other jurisdictions in the Territory, each as in effect and as amended from time to time.

“DuoBody Option Target” shall have the meaning set out in Schedule 2.

“DuoBody Platform Technology” shall mean Genmab or its Affiliate’s proprietary platform technology described in the Genmab Technology Patent Rights listed in Schedule 6 and related Know-How [*]. DuoBody Platform Technology, as described above, shall comprise proprietary technology existing as of the Effective Date or at any time during the Term, including any Collaboration Technology which is directed to the DuoBody Platform Technology [*]. [*].

“DuoHexaBody Platform Technology” shall mean Genmab or its Affiliate’s proprietary platform technology described in the Genmab Technology Patent Rights listed in Schedule 6 and related Know-How [*]. DuoHexaBody Platform Technology, as described above, shall comprise proprietary technology existing as of the Effective Date or at any time during the Term, including any Collaboration Technology which is directed to the DuoHexaBody Platform Technology [*].

“EAP Expenses” shall mean the [*].

“Early Access Program” or “EAP” shall mean any program to provide patients with a Licensed Product prior to Regulatory Approval and prior to First Commercial Sale in any country in the Territory. Early Access Programs include treatment INDs / protocols, named patient programs and compassionate use programs in other countries. For

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

clarity, an EAP with respect to any of the Licensed Products may continue to be performed following Regulatory Approval of such Licensed Product and costs may continue to be incurred in accordance with the performance of such EAP after Regulatory Approval.

“Effective Date” shall mean the date written in the first sentence of the preamble to this Agreement.

“EMA” shall mean the European Medicines Agency or any successor agency thereto.

“Enforcing Party” shall have the meaning set out in clause 12.4.2(A).

“EPO” shall have the meaning set out in clause 12.3.1.

“European Union” or “EU” shall mean the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be expanded or reduced from time to time after the Effective Date, and the United Kingdom and Switzerland.

“Excess Amounts” shall have the meaning set out in clause 8.3.

“Executive Officers” shall mean (A) for Genmab, the [*] of Genmab (or his/her designee having the requisite decision-making authority and expertise within Genmab to make decisions related to the Dispute so referred to such designee) and (B) for Licensee, the [*] of Licensee (or his/her designee having the requisite decision-making authority and expertise within Licensee to make decisions related to the Dispute so referred to such designee). If the position of any of the [*] identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable [*] shall be replaced with another [*] with responsibilities and seniority comparable to the eliminated [*].

“Existing Third Party Agreements” shall mean the agreements listed in Schedule 4.

“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

“Field” shall mean all diagnostic, prophylactic and therapeutic uses in human beings.

“Field Based Representative” shall have the meaning set out in clause 7.13.1.

“First Commercial Sale” shall mean, with respect to the Licensed Products in a country or region, the first commercial sale of such Licensed Products in such country or region [*]. Sales for [*] or similar uses shall not constitute a First Commercial Sale. In addition, sales of the Licensed Products by and between a Party and its Affiliates, or between the Parties (or their respective Affiliates), shall not constitute a First Commercial Sale.

“Force Majeure” shall mean any event or circumstance which is beyond the reasonable control of a Party, which a Party could not reasonably be expected to have taken into account on the Effective Date, and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement. Force Majeure shall include an act of God, act of terrorism, voluntary or involuntary compliance with any Law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. [*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“FTE” shall mean a full-time equivalent person Calendar Year of scientific, technical, regulatory, commercial, financial or professional work (consisting of a total of [*] hours per Calendar Year) in directly performing Development, Manufacturing or Commercialization activities in respect of the Licensed Products notwithstanding standard time off for vacations, public holidays, sick leave and the like. For the avoidance of doubt, [*].

“FTE Costs” shall mean the product of: (A) that number of FTEs (proportionately, on a per- FTE basis) used by a Party or its Affiliates in directly performing activities assigned to such Party under and in accordance with the GDP, GMAP and GCP (and all plans incorporated into any of them) (or for purposes of calculating Development Costs, under and in accordance with the GDPs), multiplied by (B) the applicable FTE Rate (as defined below).

“FTE Rate” shall mean a global blended rate [*] per FTE. The FTE Rate shall be adjusted [*] by the percentage movement in the consumer price index [*] in respect of the immediately preceding Calendar Year.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

[*] shall mean:

(A)	[*], as further described in Schedule 1, and
(B)

[*] which, in the case of this subclause (B), are (i) discovered or created by Licensee or its Affiliates in connection with the performance of activities hereunder, either alone or jointly with Genmab, or (ii) discovered or created by or on behalf of Genmab or its Affiliates prior to the Effective Date, or in connection with the performance of activities hereunder, either alone or jointly with Licensee.

[*].

“[*] Product” shall mean a Licensed Product containing [*], provided, however, that if a [*].

“[*]” shall mean:

(A)	[*], as further described in Schedule 1, and
(B)

[*] which, in the case of this subclause (B) are, (i) discovered or created by Licensee or its Affiliates in connection with the performance of activities hereunder, either alone or jointly with Genmab, or (ii) discovered or created by or on behalf of Genmab or its Affiliates prior to the Effective Date, or in connection with the performance of activities hereunder, either alone or jointly with Licensee.

[*]

“[*] Product” shall mean a Licensed Product containing [*], provided, however, that if a [*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“[*]” shall mean:

(A)	[*], as further described in Schedule 1 and having, as of the Effective Date, the INN name epcoritamab, and
(B)

[*] which in the case of this subclause (B), are (i) discovered or created by Licensee or its Affiliates in connection with the performance of activities hereunder, either alone or jointly with Genmab, or (ii) discovered or created by or on behalf of Genmab or its Affiliates prior to the Effective Date, or in connection with the performance of activities hereunder, either alone or jointly with Licensee.

[*]

“[*] Product” shall mean a Licensed Product containing [*].

“Genmab Agreement Wind-Down Period” shall have the meaning set out in clause 16.8.2(D).

“Genmab Collaboration Technology” shall have the meaning set out in clause 12.2.2.

“Genmab Collaboration Technology Patent Rights” shall have the meaning set out in clause 12.1(E).

“Genmab Indemnified Parties” shall have the meaning set out in clause 15.19.2.

“Genmab Intellectual Property” shall mean: (i) Genmab Know-How; (ii) Genmab Patent Rights; (iii) any other Genmab Collaboration Technology; (iv) Genmab’s right in and to any Joint Collaboration Technology; and (v) any other [*] or [*] Controlled by Genmab or its Affiliates which, in the case of subclause (v), is necessary to Develop, Manufacture or Commercialize the Licensed Products. For the avoidance of doubt, Genmab Intellectual Property shall not include any Patent Rights licensed to or acquired by Genmab pursuant to clause 12.9 if the Parties have not agreed to such license.

“Genmab Invalidity Claim” shall have the meaning set out in clause 12.5.1.

“Genmab Know-How” shall mean any Know-How that is necessary for or directly related to the Development, Manufacture and Commercialization of the Licensed Compounds or Licensed Products in the Field as contemplated by this Agreement that either: (A) is Controlled by Genmab or any of its Affiliates on the Effective Date; or (B) comes within Genmab’s or its Affiliate’s Control any time during the Term (including Know-How subsisting in the Genmab Collaboration Technology, Know-How subsisting in [*] which is Controlled by Genmab or its Affiliates).

“Genmab’s Knowledge” shall mean the good faith understanding of the facts and information known by the [*] of Genmab, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at Genmab), each after [*].

“Genmab Licensed Patent Rights” shall have the meaning set out in clause 12.1(C).

“Genmab Opt-In Right” shall have the meaning set out in clause 7.3.2(A).

“[*]” shall have the meaning set out in clause 7.3.2(B).

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Genmab Patent Rights” shall mean Patent Rights that: (A) Cover the [*] or Genmab Know-How (including for the avoidance of doubt Patent Rights claiming [*]; and (B) are (1) Controlled by Genmab or its Affiliates as of the Effective Date or (2) become Controlled by Genmab or its Affiliates at any time during the Term (including: (i) those Patent Rights in respect of Genmab Collaboration Technology, (ii) Patent Rights in respect of [*] which is Controlled by Genmab which is necessary to Develop, Manufacture or Commercialize the Licensed Products, and (iii) those Patent Rights licensed to or acquired by Genmab pursuant to clause 12.9 with the agreement of the Parties). A list of Genmab Patent Rights existing as of the Effective Date which Cover the [*] is attached hereto as Schedule 6 which shall be updated by Genmab from time to time.

“Genmab Product Patent Rights” shall have the meaning set out in clause 12.1(A).

“Genmab Representatives” shall have the meaning set out in clause 7.3.1(B).

“Genmab Reserved Patent Rights” shall have the meaning set out in clause 12.1.

“Genmab Right to Proceed or Right to Combine Patent Rights” shall have the meaning set out in clause 12.1(C)

“Genmab Technology Patent Rights” shall have the meaning set out in clause 12.1(B).

“Global Brand Plans” shall have the meaning set out in clause 7.5.1.

“Global Commercialization Budgets” shall mean the consolidated budgets for conducting Commercialization activities in respect of each of the Licensed Products in accordance with the applicable Global Commercialization Plan during [*] thereafter, as well as a high-level estimate of such budgeted amounts for the [*], as developed by the JCC and approved by the JSC, which budgets shall be updated and amended concurrently with and as part of the Global Commercialization Plans in accordance with the procedures set out in this Agreement.

“Global Commercialization Plans” or “GCPs” shall mean the plans for the Commercialization strategy for each of the Licensed Products in the Field worldwide during [*], as reviewed by the JCC and amended and updated from time to time in accordance with the procedures set out in this Agreement. For the avoidance of doubt, there shall be one (1) GCP per Licensed Product.  Each Global Commercialization Plan shall, among other items, include: [*]; (iv) the Territory Commercialization Plans for the applicable Licensed Product; (v) the Territory Commercialization Budgets for the applicable Licensed Product; (vi) the Commercial Manufacturing and Supply Plan for the applicable Licensed Product; and (vii) Global Pricing Strategy for each Licensed Product.

“Global Development Budgets” shall mean the consolidated budgets for conducting Development of each of the Licensed Products pursuant to the Global Development Plans during [*], as developed by the JDC and approved by the JSC, which budgets shall be updated and amended concurrently with and as part of the Global Development Plans in accordance with the procedures set out in this Agreement.

“Global Development Plans” or “GDPs” shall mean the plans for the Parties’ Development of each of the Licensed Products in the Field worldwide during [*], as reviewed by the JDC and amended and updated from time to time in accordance with the procedures set out in this Agreement. For the avoidance of doubt, there shall be

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

one (1) GDP per Licensed Product. Each GDP shall, among other items, include: [*] and (iii) the Development Manufacturing and Supply Plan for the applicable Licensed Product. The initial GDP for the [*] Product is attached hereto as Schedule 8.

“Global Medical Affairs Budgets” shall mean the consolidated budgets for conducting Medical Affairs activities in respect of each of the Licensed Products in accordance with the applicable Global Medical Affairs Plan during [*], as developed by the JMAS and reviewed by the JDC (with respect to any portion of the GMAP that pertains to Medical Affairs activities prior to Regulatory Approval of a Licensed Product) and JSC (with respect to any portion of the GMAP that pertains to Medical Affairs activities after Regulatory Approval of a Licensed Product), and in both cases approved by the JSC, which budgets shall be updated and amended concurrently with and as part of the Global Medical Affairs Plans in accordance with the procedures set out in this Agreement.

“Global Medical Affairs Plans” or “GMAPs” shall mean the plans for the Parties’ worldwide Medical Affairs strategy in respect of the Licensed Products in the Field to be implemented before and after Regulatory Approval of the Licensed Product has been obtained, which shall comply with the GDP and GCP (and their corresponding budgets), as amended and updated from time to time by the JMAS and reviewed by the JDC (with respect to any portion of the GMAP that pertains to Medical Affairs activities prior to Regulatory Approval of a Licensed Product) and JSC (with respect to any portion of the GMAP that pertains to Medical Affairs activities after Regulatory Approval of a Licensed Product), as applicable, and in both cases approved by the JSC, in accordance with the procedures set out in this Agreement. The initial GMAPs for the [*] are attached hereto as Schedule 14.

“Global Pricing Strategy” shall have the meaning set out in clause 7.2.5.

“Global Publication Strategies” shall have the meaning set out in clause 14.3.1.

“Global Regulatory Plans” shall have the meaning set out in Schedule 3 paragraph 6.1.

“Good Clinical Practice” shall mean the current standards for clinical trials for pharmaceuticals, as set out in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and Governmental Authorities in countries in which the Licensed Products are intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

“Good Laboratory Practice” shall mean the current standards for laboratory activities for pharmaceuticals, as set out in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which the Licensed Products are intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

“Good Manufacturing Practice” shall mean the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States,

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

European Union and ICH Guidance and regulatory requirements for a pharmaceutical product, as amended from time to time.

“Governance Dispute” shall have the meaning set out in clause 3.6.

“Government Health Care Programs” shall mean the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employee Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

“Governmental Authority” shall mean: (A) any federal, state or local government, or political subdivision thereof; or (B) any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (C) any court or tribunal (or any department, bureau or division thereof); or (D) any governmental arbitrator or arbitral body.

“Health Care Laws” shall mean Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Laws pertaining to the Federal Employees Health Benefit Program, the TRICARE program and other Government Health Care Programs; federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 USC. § 1320a-7a, 42 USC. § 1320a-7b, 42 USC. § 1395nn and the federal Civil False Claims Act, 31 USC. § 3729 et. seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, as well as other similar Laws in other jurisdictions in the Territory, each as in effect and as amended from time to time.

“HexaBody Platform Technology” shall mean Genmab or its Affiliate’s proprietary technology described in the Genmab Technology Patent Rights listed in Schedule 6 and related Know-How [*]. HexaBody Platform Technology, as described above, shall comprise proprietary technology existing as of the Effective Date or at any time during the Term, including any Collaboration Technology which is directed to the HexaBody Platform Technology [*]. For clarity, HexaBody Platform Technology excludes [*]

“ICDR” shall have the meaning set out in clause 17.2.1.

“ICH” shall mean the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use.

“IND” shall mean an investigational new drug application filed with the FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial exemption, or any other equivalent or related regulatory submission, license or authorization.

“Indemnified Party” shall have the meaning set out in clause 15.19.3.

“Indemnifying Party” shall have the meaning set out in clause 15.19.3.

“Indication” shall mean, with respect to a Licensed Product:

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(A)	[*] or, to the extent applicable, any comparable labeling section outside the United States; or
(B)	the approved use of such Licensed Product for [*].

Notwithstanding the foregoing, the following shall not result in a new or separate Indication: [*].

“Infringement Claim” shall have the meaning set out in clause 12.6(A).

“Initiation” or “Initiate” shall mean, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

“Institutional Review Board” shall mean an independent body constituted of medical, scientific, and non-scientific members, whose responsibility is to ensure the protection of the rights, safety and well-being of human subjects involved in a trial by, among other things, reviewing, approving, and providing continuing review of trial protocol and amendments and of the methods and material to be used in obtaining and documenting informed consent of the trial subjects, as defined by the ICH’s efficacy guidelines on Good Clinical Practice, as may be amended from time to time.

“Intellectual Property Rights” shall mean rights to inventions, Patent Rights, Know-How, copyright and related rights, moral rights, rights in confidential information and trade secrets, trademarks, rights in get up and trade dress, goodwill and the right to sue for passing off or unfair competition, database rights, rights in designs and all other intellectual property rights in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“JCC” shall have the meaning set out in clause 3.3.1.

“JDC” shall have the meaning set out in clause 3.2.1.

“[*]” shall [*].

“Joint Chemistry, Manufacturing & Controls Subteam” or “JCMCS” shall have the meaning set out in clause 3.4.2.

“Joint Finance Subteam” or “JFS” shall have the meaning set out in clause 3.4.3.

"[*]” shall [*].

“Joint Medical Affairs Subteam” or “JMAS” shall have the meaning set out in clause 3.4.5.

“Joint Planning Team” or “JPT” shall have the meaning set out in clause 3.4.8.

“Joint Regulatory Subteam” or “JRS” shall have the meaning set out in clause 3.4.4.

“Joint Translational Research/Biomarker Subteam” shall have the meaning set out in clause 3.4.6.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“JSC” shall have the meaning set out in clause 3.1.1.

“Know-How” shall mean any formulas, methods, technical information, processes, procedures, techniques, compositions, plans, data (excluding Data), inventions, discoveries, trade secrets, in each case that is not generally known, and whether patentable or not.

“Launched Licensed Products” shall have the meaning set out in clause 16.8.2(D).

“Law” shall mean any applicable laws, statutes, standard, ordinance, code, rule, regulation, resolution or promulgation having the binding effect of law of any applicable Governmental Authority of: (A) any government of any country; (B) any state, province, county, city or other political subdivision thereof; (C) any supranational body, or (D) any license, franchise, permit or similar right granted under any of the foregoing. For the avoidance of doubt, the definition of “Law” shall include Health Care Laws, Drug Regulation Laws and Clinical Trial Laws.

“Lead” shall have the meaning set out in clause 3.8.

“Licensed Compounds” shall mean: (A) [*]; and (B) any Option Compound in respect of which Licensee has exercised its Option to License.

“Licensed Products” shall mean any pharmaceutical preparation containing any of the Licensed Compounds as an active ingredient in any dosage form, formulation, presentation, line extension or package configuration.

“Licensed Products Liability Costs” shall mean [*] resulting from the Development, Manufacture or Commercialization of any of the Licensed Products pursuant to this Agreement.

“Licensed Product Trademarks” shall mean any trademarks as may be proposed by either Party and approved by the JCC for use in connection with the Commercialization of any of the Licensed Products in the Field anywhere in the world, or accompanying logos, trade dress or indicia of origin.

“Licensee Agreement Wind-Down Period” shall have the meaning set out in clause 16.8.3(D).

“Licensee Collaboration Technology” shall have the meaning set out in clause 12.2.3.

“Licensee Indemnified Parties” shall have the meaning set out in clause 15.19.1.

“Licensee Intellectual Property” shall mean: (i) Licensee Know-How; (ii) Licensee Patent Rights; (iii) any other Licensee Collaboration Technology; (iv) Licensee’s right in and to any Joint Collaboration Technology; and (v) any other [*] Controlled by Licensee or its Affiliates which, in the case of subclause (v), is necessary to Develop, Manufacture or Commercialize the Licensed Products. As of the Effective Date, [*]. For the avoidance of doubt, Licensee Intellectual Property shall not include any Patent Rights [*].

“Licensee Invalidity Claim” shall have the meaning set out in clause 12.5.1.

“Licensee Know-How” shall mean any Know-How that is necessary for or directly related to the Development, Manufacture or Commercialization of the Licensed

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Compounds or Licensed Products as contemplated by this Agreement that either: (A) is Controlled by Licensee or its Affiliates on the Effective Date (if any); or (B) comes within Licensee’s or its Affiliate’s Control at any time during the Term (including Know-How subsisting in Licensee Collaboration Technology or [*] which is Controlled by Licensee or its Affiliates).

“Licensee Patent Rights” shall mean Patent Rights that: (A) Cover any Licensed Products or Licensee Know-How ([*]); and (B) are (1) Controlled by Licensee or its Affiliates as of the Effective Date (none exists) or (2) become Controlled by Licensee or its Affiliates at any time during the Term (including (i) those Patent Rights in respect of Licensee Collaboration Technology or (ii) [*] which is Controlled by Licensee which is necessary to Develop, Manufacture or Commercialize the Licensed Products and (iii) those Patent Rights licensed to or acquired by Licensee pursuant to clause 12.9 with the agreement of the Parties).

“Losses” shall have the meaning set out in clause 15.19.1.

“Major European Market” shall mean each of [*]

“Managed Care Organizations” shall mean pharmacies, pharmacy benefit managers, managed health care organizations, accountable care organizations, group purchasing organizations, large employers, long-term care organizations, formularies, Governmental Authorities and government health care programs (e.g., the U.S. Department of Veterans Affairs and Medicare in any form), and similar programs or organizations.

“Manufacturing” or “Manufacture” shall mean any and all activities directed to producing, manufacturing, processing, filling, finishing, packaging, labelling, quality control, quality assurance testing and release, shipping and storage of a product, but excludes Development and Commercialization.

“Manufacturing Costs” shall mean [*] and [*] incurred in connection with: [*], in each case in respect of any of the Licensed Products.  If Licensed Products are Manufactured by a Party or its Affiliates (rather than a Third Party Subcontractor), [*].

“Medical Affairs” shall mean the following activities of medical affairs personnel (including medical science liaisons) related to the Licensed Products: (A) providing input and assistance with consultancy meetings, recommending investigators and providing support for Clinical Studies and providing input in the design of trials, and delivering non-promotional scientific exchanges and conducting non-promotional activities such as presenting new Clinical Studies and other scientific information; (B) providing grants to support continuing medical education or symposia for educational needs related to the Licensed Products, including with respect to its therapeutic use; (C) development, publication, presentation and dissemination of publications relating to the Licensed Products; (D) responding to medical inquiries and providing medical information services in response to inquiries communicated via Field Based Representatives or received by letter, phone call or email, in each case, from healthcare professionals; (E) managing EAPs; (F) providing appropriate support for investigator-initiated Clinical Studies; and (G) arranging meetings with or giving presentations to (in-person or otherwise) physicians, administrators, or other professionals identified in the GMAPs or Territory Medical Affairs Plans that are conducted in a hospital setting or with Managed Care Organizations with respect to clinical value and outcomes; and (H) conducting clinical value and outcomes activities with any hospital, health system, Managed Care Organization or any other Person.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Medical Affairs Costs” shall mean [*] and [*] incurred by the Parties and their Affiliates during the Term in connection with Medical Affairs activities performed in any country in the Territory, to the extent incurred in accordance with this Agreement and the GMAPs.

“Milestone(s)” shall have the meaning set out in clause 11.2.3.

“Multi-Compound Product” shall mean a Licensed Product containing [*]

“Net Sales” shall mean, with respect to the Licensed Products, [*]

(A)	[*]
(B)	[*]
(C)	[*]
(D)	[*]
(E)	[*]
(F)	[*]
(G)	[*]
(H)	[*]
(I)	[*]

[*].

“Net Sales Reconciliation Procedures” shall have the meaning set out in clause 11.3.1.

“New License Agreement” shall have the meaning set out in clause 4.3.5.

“New Third Party Patent Rights” shall mean, [*]

“Non-Breaching Party” shall have the meaning set out in clause 16.4.

“Non-[*] Product” shall mean any Licensed Product other than the [*] Product.

“Non-Proceeding Party” shall have the meaning set out in clause 6.3.1.

“Non-Sponsor” shall have the meaning set out in clause 6.8.1.

“Non-Substantive Amendment” shall mean any change to the GDP [*]

“On-Going Clinical Study” shall have the meaning set out in clause 16.8.2(C).

“Option Compound” shall mean each therapeutic candidate discovered or developed by Genmab under an Option Development Plan for an Option Program under the Research and Collaboration Agreement.

“Option Development Plan” shall have the meaning set out in Schedule 2.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Option Program” shall mean the research and development program performed by the Parties in respect of an Option Target pursuant to the Research and Development Agreement.

“Option Target(s)” shall mean the Targets nominated by a Party as required under the Research and Development Agreement.

“Option to License” shall have the meaning set out in Schedule 2.

“Other Income” shall mean any payment or income (other than Net Sales, royalties received by Genmab under clause 11.4, Tax credits or other governmental subsidies) received by a Party or its Affiliate from a Third Party in connection with the grant of a sublicense or other right or activity with respect to the Licensed Products (including, any upfront, milestone, royalty or other payment received from a sublicensee). Notwithstanding the foregoing, [*]

“Other Licensed Compound” shall have the meaning set out in clause 11.2.4.

“Out-of-Pocket Costs” shall mean amounts paid to Third Parties in respect of goods, services or other materials in connection with the Licensed Products and the performance of activities under the GDP, GMAP or GCP (including all plans incorporated into any of them) (or such amounts paid to Third Parties for other activities included in the Shared Costs). For clarity, Out-of-Pocket Costs do not include [*]

“Patent Costs” shall mean: [*]

“Patent Rights” shall mean any and all of the following: (A) patent applications (including provisional patent applications) and patents (including the inventor’s certificates); (B) any substitution, extension (including supplementary protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal, extensions or additions, or the like thereof or thereto; and (C) any foreign counterparts of any of the foregoing.

“Patient Samples” shall have the meaning set out in clause 6.7.

“Payee” shall have the meaning set out in clause 11.6.2.

“Payor” shall have the meaning set out in clause 11.6.2.

“PDE” or “Primary Detail Equivalent” shall mean a primary Detail equivalent where (i) a First Position Detail has one value of PDE and (ii) a Second Position Detail has another value of PDE; such PDE values to be determined by the JCC and approved by the JSC at a mutually agreed time. The PDE values may depend on various factors, including whether the sales Field Based Representatives carry one single product or more than one product.

“PDE Costs” shall mean, for sales Field Based Representatives, [*]. As used herein, references to a “sales Field Based Representative” mean a Field Based Representative utilized to perform Details for Licensed Products.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Personal Data” shall mean (A) all information identifying, or in combination with other information, identifiable to an individual, including pseudonymized (key-coded) Clinical Data containing such information; and (B) any other information that is governed, regulated or protected by one or more Data Security and Privacy Laws.

“Pharmacovigilance Agreement” shall have the meaning set out in clause 7.10.1.

“Phase I Clinical Study” shall mean a human clinical study of the Licensed Products that is intended to initially evaluate the safety, metabolism and pharmacokinetics of the Licensed Products or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a) or an equivalent clinical study in a country in the Territory other than the United States.

“Phase II Clinical Study” shall mean a human clinical study of a Licensed Products for which the primary endpoints include a determination of safety, dose ranges or an indication of efficacy in patients being studied as described in 21 C.F.R. §312.21(b), or an equivalent clinical study in a country in the Territory other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence a Pivotal Trial.

“Phase Ill Clinical Study” shall mean a human clinical study of a Licensed Products (regardless of whether actually designated as “Phase Ill”) that is prospectively designed, along with other Phase Ill Clinical Studies, to demonstrate statistically whether Licensed Products are safe and effective for use in humans in the indication being investigated as described in 21 C.F.R. §312.21(c), or an equivalent clinical study in a country in the Territory other than the United States.

“Phase IV Clinical Study” shall mean a post-marketing study to delineate additional information about a pharmaceutical product’s risks, benefits, and optimal use, commenced after receipt of Regulatory Approval in the Indication for which such trial is being conducted, including a trial that would satisfy the requirements of 21 CFR 312.85 or an equivalent clinical study in a country in the Territory other than the United States.

“Pivotal Trial” shall mean any:

(A)	Phase III Clinical Study; or
(B)

other Clinical Study of a pharmaceutical or biologic product conducted on a sufficient number of human subjects in an indicated patient population (i) that is prospectively designed to provide sufficient data (together with any prior data and information concerning such product in such indication) to meet the standards or requirements established by the applicable Regulatory Authority in a particular jurisdiction for demonstrating the safety and efficacy in such indication and filed pursuant to 21 U.S.C. § 356(c)(1)(A) or equivalent Laws in a country in the Territory other than the United States; or (ii) for which the applicable Regulatory Authority has agreed that the design would support an application for Regulatory Approval of such product in such indication in such jurisdiction; or (iii) that becomes a registrational Clinical Study as evidenced by (A) the acceptance of a BLA submission supported by such Clinical Study as a registrational study by the applicable Regulatory Authority (if such acceptance mechanism exists in such country), or (B) the filing of a BLA submission supported by such Clinical Study as a registrational study to the applicable

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Regulatory Authority (if no such formal acceptance mechanism for BLAs exists in such country).

“Potential Target” shall have the meaning set out in clause 2.2.

“Pre-Biosimilar Launch Average” shall have the meaning set out in clause 11.4.5.

“Pre-Tax Profit or Loss” shall mean the total amount of profit or loss incurred by the Parties in connection with Net Sales of the Licensed Products in the Territory, before application of any income Taxes or other direct Taxes, as further described in clause 11.3 and Schedule 10. Where used in the foregoing sentence, “profit or loss” incurred by the Parties with respect to a given Licensed Product shall be calculated using the [*] of such Licensed Product, regardless of whether such costs are incurred prior to or following the First Commercial Sale of a given Licensed Product.

“Private Health Care Plans” shall mean non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans and self-funded employers.

“Prior CDA” shall mean the Confidential Disclosure Agreement between [*].

“Proceeding Party” shall have the meaning set out in clause 6.3.1.

“Processing” (or its conjugates) shall mean any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alternation, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Proprietary Product” shall have the meaning set out in clause 6.4.

“Reconciliation Procedures” shall mean the Net Sales Reconciliation Procedures and Shared Costs Reconciliation Procedures.

“Region” shall mean each of the following: (A) all of the countries in Territory A as a whole; (B) all of the countries in Europe as a whole; and (C) all other countries in the world as a whole that are not described in clauses (A) or (B).  For clarity, any country that is both in Europe and in Asia will be considered to be solely in Europe for the purposes of this definition.

“Regulatory Approval” shall mean all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Commercialization of a Licensed Products in the Field or the conduct of Clinical Studies in a country, excluding separate pricing or reimbursement approvals that may be required, and including the expansion or modification of the label for additional Indications or uses.

“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Commercialization of a pharmaceutical product in a country, including the FDA in the United States, the Pharmaceuticals and Medical Devices Agency in Japan, and the EMA, Swissmedic and UK Medicines and Healthcare products Regulatory Agency in the EU.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Regulatory Filing” shall mean any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any of the Licensed Products, or their use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting Data, including INDs and BLAs and all correspondence with any Regulatory Authority with respect to any Licensed Products (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

“Regulatory Milestone” shall have the meaning set out in clause 11.2.2.

“Reimbursed Clinical Study” shall have the meaning set out in clause 6.3.3.

“Research and Collaboration Agreement” shall mean the research and collaboration agreement to be entered into by the Parties promptly following the Effective Date pursuant to clause 2.

“Right to Combine Mechanism” shall mean the mechanism described in clause 6.4.

“[*]” shall mean any Intellectual Property Rights conceived and reduced to practice, discovered, developed or otherwise made by or on behalf of a Party (either alone or jointly with others) during the Term of this Agreement in connection with activities performed by such Party under the Right to Combine Mechanism. [*]

“Right to Proceed Mechanism” shall mean the mechanism described in clause 6.3.

“[*]” shall mean any Intellectual Property Rights conceived and reduced to practice, discovered, developed or otherwise made by or on behalf of a Party (either alone or jointly with others) during the Term of this Agreement in connection with activities performed by such Party under the Right to Proceed Mechanism. [*]

“Royalty Bearing Product” shall have the meaning set out in clause 11.4.1.

“Royalty Report” shall have the meaning set out in clause 11.4.4.

“Royalty Term” shall mean the period commencing upon First Commercial Sale of the Royalty Bearing Product in any country or territory in Territory B and continuing for so long as such Royalty Bearing Product is being sold in such country or territory by Licensee or its Affiliates.

“Sales Force PDE Rate” shall mean [*], as adjusted [*] by the percentage movement in the consumer price index [*]  in respect of the immediately preceding Calendar Year.

“Shared Costs” shall have the meaning set out in clause 8.1.

“Shared Costs Reconciliation Procedures” shall have the meaning set out in clause 8.2.

“Shared Licensed Products Liability Costs” shall have the meaning set out in clause 15.20.1.

“[*]” shall mean [*].

“SOPs” shall mean standard operating procedures.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Sponsor” shall have the meaning set out in clause 6.8.1.

“Subcontract” shall have the meaning set out in clause 5.1.

“Subcontractor” shall have the meaning set out in clause 5.1.

“Substantive Amendments” shall mean any change to the GDP, GMAP, GCP (including to any plans incorporated into the GDP, GMAP or GCP), the Global Publication Strategies, or any of their respective budgets which is not a Non-Substantive Amendment, such as [*]; (v) any other amendment which results in a change in any specific part (set forth as a line item) of the applicable budget of more than [*]; and (vi) any other item which the JSC expressly identifies as constituting a Substantive Amendment if amended.

“Subteam” shall have the meaning set out in clause 3.4.1.

“Supply Agreement” shall have the meaning set out in clause 10.1.2.

“Target” shall mean a protein, polypeptide, fragments and post-translationally modified versions thereof. To the extent possible such Target shall be identified by its amino acid sequence and coded by a genetic locus, or UniProt-Swiss number or similar unique identifier.

“Tax” shall mean any present or future taxes, levies, imposts, duties, charges, withholdings, assessments or fees of any nature (including interest, penalties and additions thereto), and “Taxes” shall be construed accordingly.

“Term” shall have the meaning set out in clause 16.2.

“Terminated Product” shall have the meaning set out in clause 16.8.1.

“Terminated Region” shall have the meaning set out in clause 16.8.1.

“Termination Royalty Term” shall have the meaning set out in clauses 16.8.2(F) or 16.8.3(F), as applicable.

“Territory” shall mean Territory A and Territory B.

“Territory A” shall mean the United States and Japan.

“Territory B” shall mean the entire world and all countries, territories and possessions therein, excluding Territory A.

“Territory B Major Markets” shall mean: [*]

“Territory Medical Affairs Plans” shall mean the plans for the Parties’ Medical Affairs activities for the Licensed Products in the Field in specific countries or regions in the Territory, which shall be incorporated into, form part of and comply with the GMAP (and their corresponding budgets), as amended and updated from time to time by the JMAS and reviewed by the JDC (with respect to any portion of the GMAP that pertains to Medical Affairs activities prior to Regulatory Approval of a Licensed Product) or JSC (with respect to any portion of the GMAP that pertains to Medical Affairs activities after Regulatory Approval of a Licensed Product), as applicable, and in each case approved by the JSC, in accordance with the procedures set out in this Agreement.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

“Territory Commercialization Budgets” shall mean the budgets for conducting the Commercialization activities in specific countries or regions in the Territory set out in the applicable Territory Commercialization Plans during a given Calendar Year and the successive Calendar Year thereafter, as well as a high-level estimate of such budgeted amounts for the second successive Calendar, which shall form part of, and comply with, the Global Commercialization Budgets.

“Territory Commercialization Plans” shall mean the commercialization plans with respect to Commercialization activities for the Licensed Products in the Field in specific countries or regions in the Territory, in each case [*] (including the Territory Commercialization Budgets and annual Net Sales forecasts for the relevant countries and regions) which shall be incorporated into, form part of and comply with, the Global Commercialization Plans, as amended from time to time in accordance with the procedures set out in this Agreement.

“Third Party” shall mean any Person other than a Party (including its Affiliates).

“Third Party Licensed Products Liability Action” shall have the meaning set out in clause 15.20.2.

“United States” or “U.S.” shall mean the United States of America and its territories and possessions.

“USPTO” shall have the meaning set out in clause 12.3.1.

“Valid Claim” shall mean a claim of any unexpired Patent Right (whether granted or an application) that has not been revoked, cancelled or held unpatentable, unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, abandoned, cancelled, or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“WAC” shall have the meaning set out in clause 7.2.5.

1.2

Headings and titles to the clauses and Schedules of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision herein.

1.3	Unless the context otherwise requires, all references to a particular clause or Schedule shall be a reference to that clause or Schedule in or to this Agreement.
1.4

Unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa. Except where the context otherwise requires, wherever used, the word “or” is used in the inclusive sense (and/or).

1.5

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the generality of the words preceding those terms.

1.6

Any reference to a statute, statutory provision or subordinate legislation (legislation) (except where the context otherwise requires): (A) shall be deemed to include any by laws, licenses, statutory instruments, rules, regulations, orders, notices, directions,

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

consents or permissions made under that legislation; and (B) shall be construed as referring to any legislation which replaces, re-enacts, amends or consolidates such legislation (with or without modification) at any time.

1.7	The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
1.8

Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

2.	Research Collaboration Agreement
2.1

As soon as reasonably practicable after the Effective Date, the Parties shall commence good faith negotiations and endeavour to agree on the terms of the Research and Collaboration Agreement in respect of the further research and development of the Option Targets which shall be based on, and incorporate, the terms set out in Schedule 2.  The Parties shall endeavour to reach agreement on the terms of such Research and Collaboration Agreement as soon as practicable and, in any event, prior to the [*] following the Effective Date and, if the Parties so agree to such terms, shall enter into such Research and Collaboration Agreement promptly following reaching agreement on such terms, but in no event prior to the Effective Date.

2.2

Potential Targets.  The Parties anticipate that from time to time prior to the date on which they enter into the Research and Collaboration Agreement, either Party may disclose to the other Party up to [*] Targets intended as potential [*] Option Targets and up to [*] Targets intended as potential [*] Option Targets that such disclosing Party is interested in nominating as an [*] Option Target or [*] Option Target (as applicable) in accordance with the terms set out in Schedule 2.  Promptly following the disclosure of any such Target to the other Party, such other Party shall confirm in writing whether such Target is an Unavailable Target as further described in Schedule 2 (each such Target confirmed in writing that is not an Unavailable Target, a “Potential Target”). From the Effective Date until the earlier of: (A) the date on which the Parties enter into the Research and Collaboration Agreement; and (B) [*] following the Effective Date, neither Party shall grant or propose to grant to any Third Party any rights to any Potential Target of the other Party (or an option to obtain such a grant of rights) that would conflict with the proposed terms of the Research and Collaboration Agreement that are set forth in Schedule 2 (as if the terms set forth in Schedule 2 were in full force and effect and otherwise binding upon the Parties as of the Effective Date). For the avoidance of doubt, if an insufficient number of proposed Targets are confirmed as Potential Targets as required under Schedule 2, then up to a further [*] Targets intended as potential [*] Option Targets and up to a further [*] Targets intended as potential [*] Option Targets may be proposed by the relevant Party until such sufficient number of Option Targets is achieved; however, in no event will a Party be required to

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

confirm the availability of more than [*] Targets intended as potential [*] Option Targets and [*] Targets intended as potential [*] Option Targets at any one time.

3.	Governance
3.1	Joint Steering Committee
3.1.1

Formation and responsibilities.  Within [*] after the Effective Date, the Parties shall establish one (1) joint steering committee (the “JSC”) in accordance with clause 3.5, comprised of senior executives, to provide high-level strategic oversight and decision-making regarding the activities of the Parties under this Agreement with respect to all of the Licensed Products.

3.1.2

Specific responsibilities of the JSC.  Without prejudice to the generality of clause 3.1.1 (and any other provision of this Agreement which grants any express power, authority or right to the JSC), the JSC shall have full power and authority on behalf of the Parties and with the power to bind the Parties thereby, to perform the activities set out in Schedule 3 Part 1.

3.2	Joint Development Committee
3.2.1

Formation.  Within [*] after the Effective Date, the Parties shall establish one (1) joint development committee (the “JDC”) for each Licensed Product or for multiple Licensed Products as deemed appropriate by the JSC in accordance with clause 3.5, unless directed otherwise by the JSC, to oversee the Development of each applicable Licensed Product, which shall report to the JSC. In conducting its activities, including in the allocation of activities to the Parties under the applicable GDP, the JDC shall operate and make its decisions consistent with the GDPs, the terms of this Agreement and the Law. For the avoidance of doubt, references to “JDC” in this Agreement shall be construed as referring to the applicable JDC for the applicable Licensed Product.

3.2.2

Specific responsibilities of the JDC.  Without prejudice to any other provision of this Agreement which grants any express power, authority or right to the JDC, the JDC shall have authority on behalf of the Parties to perform the activities set out in Schedule 3 Part 2.

3.3	Joint Commercialization Committee
3.3.1

Formation.  The Parties shall establish one (1) joint commercialization committee (the “JCC”) for each Licensed Product or on a multiple Licensed Product basis as deemed appropriate by the JSC in accordance with clause 3.5, to oversee the Commercialization of each applicable Licensed Product, which shall report to the JSC. In conducting its activities, including the allocation of activities to the Parties under the Global Commercialization Plans, the JCC shall operate and make its decisions consistent with the GCPs, the terms of this Agreement and the Law. In addition to its members, the JCC may also consult an equal number of designated representatives from both Parties to advise it on its compliance with relevant Laws and policies. The JCC responsible for the [*] Product shall be established within [*] after the Effective Date. The JCCs for the [*] shall be [*]. For the avoidance of doubt, references to “JCC” in this Agreement shall be construed as referring to the applicable JCC for the applicable Licensed Product.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

3.3.2

Responsibilities of the JCC.  Without prejudice to any other provision of this Agreement which grants any express power, authority or right to the JCC, the JCC shall have authority on behalf of the Parties to perform the activities set out in Schedule 3 Part 3.

3.4	Subteams
3.4.1

The JDC or JCC may, as they deem necessary or as directed by the JSC, establish various subteams on a per Licensed Product or per multiple Licensed Product basis in accordance with clause 3.5, to oversee particular projects or activities under this Agreement (each, a “Subteam”), including those Subteams described below in this clause 3.4 and others such as a clinical strategy Subteam, commercial Subteam or market access Subteam. Each Subteam shall be constituted and shall operate as the Committees determine. For the avoidance of doubt, the members of each Subteam may be members of more than one Subteam in respect of different Licensed Products. In conducting their activities, the Subteams shall operate and make their decisions consistent with the terms of this Agreement and the Law. The JDC or JCC may, as they deem necessary or as directed by the JSC, dissolve any Subteam which is no longer necessary or useful. For the avoidance of doubt, references to any specific Subteam in this Agreement shall be construed as referring to such applicable Subteam for the applicable Licensed Product.

3.4.2

Joint Chemistry, Manufacturing & Controls Subteam.  Within [*] after the Effective Date, the Parties shall establish a joint CMC Development Subteam on a per Licensed Product or per multiple Licensed Product basis as determined by the JSC, JDC or JCC (the “Joint Chemistry, Manufacturing & Controls Subteam” or “JCMCS”) in accordance with clause 3.5, which shall report to the JDC with respect to issues within the decision-making authority of the JDC and to the JCC with respect to issues within the decision-making authority of the JCC. For the avoidance of doubt, references to “Joint Chemistry, Manufacturing & Controls Subteam” or “JCMCS” in this Agreement shall be construed as referring to the applicable Joint Chemistry, Manufacturing & Controls Subteam for the applicable Licensed Product. The JCMCS shall have responsibility for the activities set out in Schedule 3 Part 4.

3.4.3

Joint Finance Subteam.  Within [*] after the Effective Date, the Parties shall establish a joint finance Subteam on a per Licensed Product or per multiple Licensed Product basis (the “Joint Finance Subteam” or “JFS”) as determined by the JSC, JDC or JCC, in accordance with clause 3.5, which shall report to the JDC with respect to the Development of the Licensed Products, to the JCC with respect to the Commercialization of the Licensed Products and to the JSC with respect to the preparation and approval of Pre-Tax Profit or Loss statements in accordance with the Net Sales Reconciliation Procedures, clause 11.3 and Schedule 10. The JFS shall operate in coordination with the other Committees and Subteams. The JFS shall have responsibility for the activities set out in Schedule 3 Part 5. For the avoidance of doubt, references to the “Joint Finance Subteam” or “JFS” in this Agreement shall be construed as referring to the applicable Joint Finance Subteam for the applicable Licensed Product or multiple Licensed Products.

3.4.4

Joint Regulatory Subteam.  Within [*] Business Days after the Effective Date, the Parties shall establish a joint clinical regulatory Subteam on a per Licensed Product or per multiple Licensed Product basis (the “Joint Regulatory Subteam” or “JRS”) as determined by the JDC in accordance with clause 3.5, which shall report to the JDC. The JRS shall have responsibility for the activities set out in Schedule 3 Part 6.  For

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

the avoidance of doubt, references to the “Joint Regulatory Subteam” or “JRS” in this Agreement shall be construed as referring to the applicable Joint Regulatory Subteam for the applicable Licensed Product or multiple Licensed Products.

3.4.5

Joint Medical Affairs Subteam.  Within [*] after the Effective Date, the Parties shall establish a joint Medical Affairs Subteam for the [*] Product. For the Non-[*] Products, Joint Medical Affairs Subteam(s) shall be established in due course when the Parties are directed to do so by the JSC (each such Subteam, the “Joint Medical Affairs Subteam” or “JMAS”) in accordance with clause 3.5, which shall report to the JDC (with respect to any Medical Affairs activities occurring prior to Regulatory Approval of the applicable Licensed Product) and JSC (with respect to any Medical Affairs activities occurring after Regulatory Approval of the applicable Licensed Product). A JMAS may be established on a per Licensed Product or per multiple Licensed Product basis. The JMAS shall have responsibility for the activities set out in Schedule 3 Part 7.  For the avoidance of doubt, references to “Joint Medical Affairs Subteam” or “JMAS” in this Agreement shall be construed as referring to the applicable Joint Medical Affairs Subteam for the applicable Licensed Product or multiple Licensed Products.

3.4.6

Joint Translational Research/Biomarker Subteam. Within [*] after the Effective Date, the Parties shall establish a joint translational research/biomarker Subteam on a per Licensed Product or per multiple Licensed Product basis (the “Joint Translational Research/Biomarker Subteam” or “JTRBS”) as determined by the JDC in accordance with clause 3.5, which shall report to the JDC. The JTRBS shall have responsibility for the activities accorded to it in the GDP and interim workplans.  For the avoidance of doubt, references to “Joint Translational Research/Biomarker Subteam” or “JTRBS” in this Agreement shall be construed as referring to the applicable Joint Translational Research/Biomarker Subteam for the applicable Licensed Product or multiple Licensed Products.

3.4.7	[*].
3.4.8

Joint Planning Team.  Within [*] after the Effective Date, the Parties will establish a joint planning team on a per Licensed Product or per multiple Licensed Product basis (each, a “Joint Planning Team” or “JPT”). Each Party’s JPT representatives shall include key member(s) of each Subteam specifically listed in this clause 3.4 as well as any other functions deemed relevant for the advancement of such Licensed Product(s).  Examples of team representatives may include discovery, precision medicine, pre-clinical safety, legal, intellectual property, statistics, clinical operations, DMPK, process sciences, manufacturing, market research, product development, commercial, marketing or any other function deemed applicable to the stage of Development or Commercialization for the applicable Licensed Product(s). Other function team members may participate when deemed appropriate by the applicable JPT.  Such cross-functional team, led by a program team leader and project manager of each Party (which may be a Development Lead or a Commercial Lead), will be responsible for overseeing the Subteams and other relevant functions including ensuring alignment and synergy amongst the Subteams, streamlining interactions amongst the JDC, JCC and JSC, and ensuring the respective Subteams meet in accordance with clause 3.7. The JPT shall coordinate the flow of information between Subteams in order to ensure preparedness for decision-making at the appropriate governance level.  Each JPT shall conduct detailed discussions and bring up matters for further discussions in the relevant Subteams or matters for review or approval in the relevant Committees, but shall have no decision-making authority. Either Party

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

may replace any or all of its representatives at any time upon written notice (by any written means, including email, and mailed correspondence).  Any member of the JPT may designate a substitute to attend and perform the functions of that member at any meeting of the JPT.

3.5	Membership

The Committees, Subteams and JPT shall be composed of representatives appointed by each Party, who shall have adequate and appropriate expertise and authority within the relevant functions.

The JSC shall be comprised of [*] representatives of each Party (or each Party’s Affiliates).

The JDC and JCC shall each be comprised of [*] representatives of each Party.  The JSC may determine in due course if more representatives are needed.

The Committees may from time to time change the size of the various Subteams or JPT(s) which report to them. Each Party may replace Committee, Subteam or JPT representatives at any time upon written notice to the other Party. Each Committee and Subteam shall be [*] one (1) designated representative from [*]. The [*] of each Committee and Subteam shall not have any greater authority than any other representative on the Committee or Subteam.

The [*] shall be responsible for: (i) calling meetings; (ii) preparing and circulating an agenda and any relevant pre-read materials in advance of each meeting, provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (iii) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set out in this Agreement; and (iv) preparing and issuing minutes of each meeting based on contemporaneous notes reflecting the substance of such meeting shared and mutually agreed between the co-chairpersons immediately following or as soon as practicable following such meeting. Notwithstanding the foregoing, such minutes shall be circulated to the other members of the Committee or Subteam no later than [*] following the relevant meeting for review, comment and approval of each Party.  If no comments are received by the co-chairpersons or their delegates within [*] of receipt of the minutes by a Party’s members, unless otherwise agreed, they shall be deemed to be approved by such Party.  If the Parties are unable to reach agreement on the minutes within [*] of the applicable meeting, the sections of the minutes which have been agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.  For the avoidance of doubt, each Party may designate the same individual as a representative on more than one Committee or Subteam, and each Party may designate employees of its Affiliates as its representatives (including [*]) on any of the Committees or Subteams.

3.6	Decision-making

The Committees and Subteams shall each operate by consensus. With respect to decisions of the Committees and Subteams, the representatives of each Party shall have collectively one (1) vote on behalf of such Party.

If the representatives of any Subteam disagree on any matter that is within its authority under this Agreement for which consensus has been sought but not obtained, the

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

matter shall be referred to the Committee to which such Subteam reports, for discussion and resolution.

If the representatives of the JDC or JCC disagree on any matter that is within its authority under this Agreement for which consensus has been sought but not obtained, the matter shall be referred to the JSC for resolution. [*]. If the representatives of the JSC disagree, either with respect to any matter referred to it by the JDC, JCC or any Subteam directly reporting to it, or with respect to a matter initially arising within the JSC, then such matter shall be considered a “Governance Dispute” and may be referred to resolution in accordance with clauses 17.1 and 17.2.

3.7	Meetings

Each Committee shall hold meetings at such times as each Committee decides (unless otherwise directed by the JSC), but in no event shall such meetings be held less frequently than once every [*] during the Term for so long as each such Committee exists. Each Subteam shall hold meetings at such times as each Subteam decides, or as the Committee to which it reports directs.  Each Party shall bear its own costs in respect of its hosting of, or attendance at, any Committee or Subteam meetings, save that [*].

Each Committee, the JPT and each Subteam meeting shall be in person or by audio, web conferencing or video conference as the Parties may mutually agree, provided that each Committee meets in person at least once per [*] during the Term for so long as such Committee exists (save to the extent prevented from doing so as a result of government recommended or imposed travel restrictions). The JPTs and each Subteam has the option but not the requirement to meet in person once per [*] during the Term for so long as such JPT or Subteam exists. With respect to in-person meetings of the Committees and Subteams, the representatives shall meet alternately at a location designated by Genmab and Licensee respectively. Other representatives of the Parties and their Affiliates involved in the Development, Manufacture or Commercialization of the Licensed Products may attend such meetings of the Committees or Subteams as non-voting observers as deemed necessary at the request of a Party, with prior notification to the other Party. No Third Party representative is permitted to attend a meeting on behalf of a Party without the prior written consent of the other Party.  All such observers shall be subject to confidentiality obligations at least as onerous as those in clause 14.

Each Committee, the JPTs and each Subteam may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within their decision-making authority that may arise from time to time. No action taken at such meetings shall be effective unless a representative of each Party is present. Neither Party shall unreasonably withhold attendance of at least one (1) representative of such Party at any meeting of a Committee or Subteam for which reasonable advance notice was provided.

3.8	Development and Commercialization Leads

Each Party shall designate one (1) person to lead on the Development of each Licensed Product on its behalf on a single or multiple Licensed Product basis (each, a “Development Lead”), and one (1) person to lead on the Commercialization of each Licensed Product on its behalf on a single or multiple Licensed Product basis (each, a “Commercialization Lead” and collectively the “Leads”). The Development Lead for each Licensed Product shall act as one (1) of the representatives for that Party on the

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

applicable JDC. The Commercialization Lead for each Licensed Product shall act as one (1) of the representatives for that Party on the applicable JCC. A Party may elect to have the same person act as its Development Lead or Commercialization Lead for more than one Licensed Product.

Such Leads will be responsible for facilitating collaboration between the Committees and Subteams, with respect to Development and Commercialization, respectively. Such Leads shall have adequate and appropriate expertise and authority within the relevant functions.  The Leads shall attend all [*], and work closely with the Alliance Managers of each Party and the JPT(s) to facilitate and enable a successful collaboration. [*] after the Effective Date, each Party shall notify the other Party in writing of the name of its Leads with respect to [*] and thereafter a Party may replace its Leads at any time upon written notice of the same to the other Party. [*] after the Effective Date, each Party shall notify the other Party in writing of the name of its Development Leads with respect to [*] and [*], and shall notify the other Party of the Commercialization Lead for [*] and [*] when the JCCs are established in due course at the direction of the JSC. Thereafter a Party may replace its Leads at any time upon written notice of the same to the other Party.

3.9	Alliance Managers

Each Party shall designate one (1) alliance manager for all of the activities contemplated under this Agreement for each of the Licensed Products (the “Alliance Managers”), save that a Party may elect to have one person act as its Alliance Manager for more than one Licensed Product.  Such Alliance Managers will be responsible for the day-to-day worldwide coordination of the collaboration contemplated by this Agreement in respect of their allocated Licensed Product and act as a point of contact between the Parties to facilitate communication between the Parties or perform any other functions as deemed appropriate by the JSC. Such Alliance Managers shall have experience and knowledge appropriate for managers with such alliance management responsibilities, including without limitation a general understanding of product development and Commercialization. An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention.  The Alliance Managers shall attend all Committee, JPT and Subteam meetings to the extent possible for their respective Licensed Product and work closely with the Development Leads and Commercialization Leads for such Licensed Product to facilitate and enable a successful collaboration. In addition, Alliance Managers shall attend any joint meetings of the Parties regarding the Agreement that are held independent of the Committees or Subteams. Within five (5) Business Days after the Effective Date, each Party shall notify the other Party in writing of the name of its Alliance Managers and thereafter a Party may replace its Alliance Managers at any time upon written notice of the same to the other Party.

3.10	Limitations on the authority of Committees and Subteams
(A)

No rights, powers, or discretion shall be delegated to or vested in a Committee or Subteam unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties agree otherwise in writing.

(B)	No Committee or Subteam shall have the authority to amend or waive the terms and provisions of this Agreement, other than by way of amending or

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

updating the GDP, GMAP or GCP (or any other plans incorporated into any of them) in accordance with its powers under this Agreement.

4.	Licenses
4.1	Genmab grant
4.1.1

Subject to the terms and conditions of this Agreement, Genmab hereby grants Licensee a co-exclusive license or sublicense (as applicable) under the Genmab Intellectual Property to: (i) Develop and have Developed the Licensed Compounds and Licensed Products; (ii) make, have made and otherwise Manufacture the Licensed Compounds and Licensed Products; and (iii) use, sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Licensed Products, in each case solely for purposes of performing activities as set forth in, and subject to the terms of, this Agreement during the Term in the Field in the Territory. For the avoidance of doubt, the term “co-exclusive” shall mean that only Genmab and Licensee shall have the right to use the Genmab Intellectual Property to the exclusion of all others (save for permitted sublicensees under clause 4.3). No licenses are granted to Licensee with respect to [*] of each of the Licensed Products except for use of [*] in connection with the Manufacture of the Licensed Products and as required for the Development of the Licensed Products in accordance with the GDPs.

4.1.2

Existing Third Party Agreements.  The sublicenses granted in clause 4.1.1 with respect to Intellectual Property Rights licensed to Genmab under the Existing Third Party Agreements are subject to limitations, conditions and obligations set forth in the Existing Third Party Agreements. [*]. Licensee acknowledges and agrees that it has been provided with copies of such material Existing Third Party Agreements prior to the Effective Date, [*]. The Parties acknowledge and agree that the Existing Third Party Agreement between Genmab and [*] is fundamental to the continued Development, Manufacture and Commercialization of the [*] Product. As between the Parties, Genmab shall be solely liable to perform any obligations under the Existing Third Party Agreements. [*].

4.2	Licensee grant

Subject to the terms and conditions of this Agreement, Licensee hereby grants, and shall cause its Affiliates to grant, to Genmab, a co-exclusive license under the Licensee Intellectual Property to: (i) Develop and have Developed the Licensed Compounds and Licensed Products; (ii) make, have made and otherwise Manufacture the Licensed Compounds and Licensed Products; and (iii) use, sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Licensed Products, in each case solely for purposes of performing activities as set forth in, and subject to the terms of, this Agreement during the term in the Field in the Territory. For the avoidance of doubt, the term “co-exclusive” shall mean that only Genmab and Licensee shall have the right to use the Licensee Intellectual Property to the exclusion of all others (save for permitted sublicensees under clause 4.3).

4.3	Sublicensing
4.3.1	Sublicensing Generally. Save to the extent provided otherwise in clauses 4.3.2 and 4.3.3, neither Party may sublicense the rights granted to it under clauses 4.1 or 4.2.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

4.3.2

Permitted Sublicensing. Notwithstanding any provision in this Agreement to the contrary, each Party shall have the right to grant a sublicense of the rights granted to it under clauses 4.1 or 4.2 to: (i) an Affiliate of such Party to perform a Party’s obligations as described in clause 4.3.6; or (ii) a Third Party to perform under a Subcontract entered into with such Third Party pursuant to clause 5. [*]. For the avoidance of doubt, the sublicensing Party under clauses 4.3.2 or 4.3.3 shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for the acts and omissions of its sublicensees as if they were its own acts and omissions under this Agreement.

4.3.3

Approved Sublicensing.  Notwithstanding clause 4.3.1, Licensee may sublicense the rights granted to it under clause 4.1 to a Third Party in order to Develop, Manufacture or Commercialize any of the Licensed Products in:

(A)	[*] subject to [*] obtaining the JSC’s prior consent to such sublicensing. [*].
(B)	[*] subject to [*] obtaining the JSC’s prior consent to such sublicensing. [*].

For the avoidance of doubt, subject to clause 4.3.2, [*].

4.3.4

On a Licensed Product-by-Licensed Product and country-by-country basis, with respect to a given Licensed Product [*], if Licensee desires to grant to a Third Party a sublicense of the rights granted to it under clause 4.1 to Commercialize Licensed Products [*].

4.3.5

[*].  Upon termination of this Agreement by Genmab pursuant to clauses 16.4, 16.5 or 16.6, upon the request of any sublicensee of Licensee described in clause 4.3.3 above, Genmab will enter into [*] (each a “New License Agreement”), provided that such sublicensee: [*].  Under such New License Agreement, Genmab will not be bound by any [*].

4.3.6

Performance by Affiliates.  The Parties agree that any Affiliate of either Party may perform any of that Party’s obligations under this Agreement for or on behalf of that Party provided that that Party shall be fully responsible and liable for the actions of such Affiliates in the performance of such obligations and shall ensure that such Affiliates comply with the terms of this Agreement. Nothing in this clause 4.3 shall relieve either Party of any of its obligations under any provision of this Agreement to the extent that such obligation is not satisfied by any purported performance thereof by such Affiliate of that Party.

4.4	Covenants
4.4.1

Genmab covenants.  Until the expiration or earlier termination of this Agreement with respect to all Licensed Products containing a given Licensed Compound, Genmab covenants to Licensee that Genmab shall not, and shall cause its Affiliates not to, research, develop, Manufacture or Commercialize, for its own account or on behalf of or in collaboration with any Third Parties, any Competing Product with respect to such Licensed Compound for use in the Field. For the avoidance of doubt, pursuant to the definition of Competing Product, Genmab shall have the right to use the [*] for any purposes other than in [*]

4.4.2

Licensee covenants.  Until the expiration or earlier termination of this Agreement with respect to all Licensed Products containing a given Licensed Compound, Licensee covenants to Genmab that Licensee shall not, and shall cause its Affiliates not to,

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

research, develop, Manufacture or Commercialize, for its own account or on behalf of or in collaboration with any Third Parties, any Competing Product with respect to such Licensed Compound for use in the Field.

4.4.3

Mutual Covenants.  Each Party acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that the other Party or its Affiliates will not itself develop, Manufacture or market or enter into business relationships with one or more Third Parties to [*].

4.4.4	Disclaimer. For the avoidance of doubt: (i) any material use by [*].
4.5	No other rights
4.5.1

No rights, other than those expressly set out in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any Intellectual Property Rights. All rights not expressly granted by either Party or its Affiliates to the other hereunder are reserved.

5.	Sub-contracting
5.1

Required Subcontract Terms.  Subject to clauses 5.2 and 10.1.3, each Party may subcontract the performance of any of its obligations under this Agreement to one or more Third Parties (each such Third Party, a “Subcontractor”) pursuant to a written agreement (a “Subcontract”) which shall: (i) be consistent with the terms and conditions of this Agreement, (ii) contain confidentiality provisions no less restrictive than those set forth in this Agreement, (iii) contain a provision obligating such Subcontractor to assign to such Party all inventions or other Intellectual Property Rights developed or invented by such Subcontractor in the course of performing such subcontracted work (other than inventions or other Intellectual Property Rights directed to such Subcontractor’s proprietary platform in general), in each case, as necessary to give effect to clause 12.2; (iv) contain a certification that such Subcontractor has not been debarred, and is not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act, and is not the subject of a conviction described in such section or any similar Laws elsewhere in the Territory. Furthermore, to the extent applicable to the subcontracted work under such Subcontract, each Party shall use reasonable efforts to include in any Subcontract entered into after the Effective Date [*].  The JDC and JCC shall oversee the performance of Subcontractors, and to the extent permitted under the relevant Subcontract each Party shall have the right from time to time, but not more than [*], to [*]. Notwithstanding the foregoing, the subcontracting Party shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for the acts and omissions of its Subcontractors as if they were its own acts and omissions under this Agreement. In addition, each Party shall notify the other Party in writing if it enters into any Subcontract in accordance with this clause 5.

5.2	[*].
(A)

[*].  Notwithstanding clause 5.1 and subject to clause 5.2(C): (i) neither Party may Subcontract any of its obligations under this Agreement relating to [*]; and (ii) neither Party may Subcontract its [*] obligations [*] to a Third Party, in each case ((i) and (ii)), [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(B)	[*]. If the [*] is unable to agree whether to permit [*] described in clause 5.2(A)(i):
(a)	to the extent such Subcontracting relates to a [*], then the matter shall be [*];
(b)	to the extent such Subcontracting relates to any country in [*], then such matter shall be referred to the [*] for resolution and, if they are unable to reach agreement, then the [*]; and
(c)	to the extent such Subcontracting relates to [*], then the matter shall be [*].

[*].

(C)

Exceptions.  Notwithstanding clause 5.2(A), no [*] shall be required for a Party to Subcontract its obligations under the Agreement if: (i) [*]; (ii) Licensee desires to Subcontract [*] responsibilities to a Third Party in any country in [*]; or (iii) either Party desires to Subcontract [*] obligations other than for [*] of the Licensed Product such as [*] of Licensed Products. The Parties acknowledge and agree that, notwithstanding  clause 5.2(A), Genmab is permitted to Subcontract its [*] obligations for the composition of: [*]

5.3

Licensee consultation.  If Genmab desires to enter into a Subcontract relating to the performance of any of its obligations under this Agreement in [*], then it shall reasonably consider whether to request [*] to perform such obligations on a Subcontract basis on its behalf or whether to appoint a Third Party Subcontractor and [*].

6.	Development
6.1	General
6.1.1

Current development status.  Prior to the Effective Date, Genmab has independently initiated Clinical Studies of the Licensed Products in the Field. The Parties have agreed to continue the Development of the Licensed Products in the Field in accordance with the GDPs and the terms of this Agreement.

6.2	GDPs; GMAPs; Amendments; Development and Medical Affairs Responsibilities
6.2.1	Global Development Plans.
(A)

The global Development of the Licensed Products shall be conducted in accordance with the GDPs, and the Parties agree to conduct all their (and their Affiliates’) Development activities relating to the Licensed Products in accordance with the GDPs (subject to clauses 6.3 and 6.4). The initial GDP for the [*] Product is attached hereto as Schedule 8.

(B)

The JDC shall prepare initial GDPs for other Licensed Products at a time mutually agreed by the Parties (and in any event [*] after the Parties have preliminary clinical proof of concept (as agreed by the JSC) for the applicable Licensed Compound and determined the [*] of such Licensed Compound for any Phase II Clinical Study); such initial GDPs shall then be submitted to the JSC for final approval.  Pending such GDPs, the Parties agree that the Parties

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

shall execute the Development activities set out in the interim Development workplans appended at Schedule 9.

(C)

The GDPs shall allocate responsibility to a Party for each Development activity, including regulatory and CMC Development activities set out in the GDPs and in accordance with the terms and conditions of this Agreement. The GDPs shall include [*] and shall be consistent with the terms of this Agreement. Guidelines for additional data or criteria, if any, to be generated for assessment prior to commencement of any specific Clinical Study, shall be included in the GDPs. The GDPs shall also include: (i) the applicable Global Development Budget; and (ii) the Development Manufacturing and Supply Plan for the applicable Licensed Product in respect of activities before Regulatory Approval of that Licensed Product. Any activities set out in the GDPs shall at all times be designed to be in compliance with the Law and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable each Party’s health care compliance policies and applicable SOPs.

(D)	The Global Development Budgets included in the GDPs shall include:
(a)

budgeted amounts for the Development Costs to be incurred in performing the activities allocated to the Parties under the GDPs during the then-current [*] thereafter, including budgets for each Clinical Study and each category of other Development activities included in the GDP (such categories shall include Manufacturing and any other categories to be determined by the JDC) for each Indication.

(b)	if the duration of a Clinical Study included in the GDP is anticipated to be longer than [*], a non-binding forecast of the Development Costs for the entire duration of that Clinical Study;
(c)	a budget for each Party setting out the Development Costs for the specific Development activities allocated to such Party under such GDP, broken down by [*] for the then-current [*].

As part of the annual update of the GDPs, the JDC shall also prepare, with assistance from the JFS, and the JSC shall review and approve as part of the updated GDPs, the applicable updated Global Development Budget covering the [*] and a forecast of the annual Global Development Budget until receipt of Regulatory Approval for the Indications reflected in such Global Development Budget and for the entire duration of the applicable Clinical Studies.

(E)

The Parties shall jointly develop, with the JCMCS, Development Manufacturing and Supply Plans for each Licensed Product setting out the Manufacturing activities to be performed pre-Regulatory Approval of the Licensed Product. Such Development Manufacturing and Supply Plans shall be incorporated into, and form part of, the GDP. Such Development Manufacturing and Supply Plans shall be reviewed and approved as part of the GDP pursuant to clause 6.2.1(A) and updated annually in accordance with procedures set out in clause 9.1. The terms of such Development Manufacturing and Supply Plans shall at all times be designed to be in compliance with the GDP, all applicable Laws, taking into account where applicable each Party’s applicable SOPs. The initial Development

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Manufacturing and Supply Plans for the Licensed Products for the rest of the Calendar Year after the Effective Date is attached as Schedule 13.

6.2.2	Global Medical Affairs Plans.
(A)

The global Medical Affairs activities for the Licensed Products shall be conducted in accordance with the GMAPs, and the Parties agree to conduct all their (and their Affiliates’) Medical Affairs activities relating to the Licensed Products in accordance with the GMAPs. The initial GMAPs for each of the [*] Product, [*] Product and [*] Product are attached at Schedule 14.

(B)

The Global Medical Affairs Plans shall include: (i) the Parties’ strategies for Medical Affairs activities for each Licensed Product in the Field in the Territory (including the relative responsibilities of the Parties with respect thereto); (ii) an overview of plans for the size and structure for the Medical Affairs activities team for the applicable Licensed Product and deployment of personnel conducting Medical Affairs activities for such Licensed Product by geography; (iii) such information as the JMAS believes to be necessary for the successful Medical Affairs support of the applicable Licensed Product, such as overall medical strategies, the medical narrative, global advisory boards, publication plans, outcomes/real world evidence strategies, and global strategies for investigator-initiated Clinical Studies; and (iv) the applicable Global Medical Affairs Budget. The Global Medical Affairs Plan shall also include [*] for such Medical Affairs activities and for the entire duration of any Medical Affairs activities extending beyond such additional [*]. Such Global Medical Affairs Plans shall be reviewed by the JDC (with respect to any portion of the GMAP that pertains to Medical Affairs activities prior to Regulatory Approval of a Licensed Product) and JSC (with respect to any portion of the GMAP that pertains to Medical Affairs activities after Regulatory Approval of a Licensed Product), as applicable, and approved by the JSC and updated annually in accordance with the procedures set out in clause 9.3.  The terms of such Global Medical Affairs Plans shall at all times be designed to be in compliance with the Global Brand Plans and all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account, where applicable, each Party’s applicable SOPs.

(C)

Based on the Global Medical Affairs Plans, the Parties shall jointly develop, with the JMAS, Territory Medical Affairs Plans that set forth in further detail the allocation of the pre-Regulatory Approval activities described in clause 6.2.2(B) for the applicable Licensed Product in the Field in specific countries or regions in the Territory. Such Territory Medical Affairs Plans shall also be incorporated into, and form part of, the GMAP. The Territory Medical Affairs Plans shall be reviewed and approved as part of the GMAP pursuant to clause 6.2.2(B) and updated annually in accordance with procedures set out in clause 9.3. The terms of, and activities set out in, such Territory Medical Affairs Plans shall at all times be designed to be in compliance with the GMAP, all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable each Party’s applicable SOPs.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(D)	The Global Medical Affairs Budgets included in the GMAPs shall include:
(a)

budgeted amounts for the Medical Affairs Costs to be incurred in performing the Medical Affairs activities allocated to the Parties under the GMAPs during the [*] thereafter, including each category of Medical Affairs activities included in the GMAP;

(b)	a budget for each Party setting out the Medical Affairs Costs for the specific Medical Affairs activities allocated to such Party under such GMAP, broken down by [*] for the then-current [*].

As part of the annual update of the GMAPs, the JMAS shall also prepare, with assistance from the JFS, and the JDC or JSC (as applicable) shall review and the JSC shall approve as part of the updated GMAPs, the applicable updated Global Medical Affairs Budget covering the next [*] and a forecast of the annual Global Medical Affairs Budget.

6.2.3

Development principles.  The Parties intend that Development of the Licensed Products in the Field will be conducted in accordance with the following principles, and the JDC (or the JSC, or the Executive Officers, as applicable) shall take into account and attempt to implement the following principles in its decision-making:

(A)	[*]
(B)	[*]
(C)	[*]
(D)	[*]
6.2.4	Allocation of Development activities. The GDPs shall allocate responsibility between the Parties for the conduct of Clinical Studies and the various other Development activities addressed in the GDPs.
(A)	Clinical Studies for [*]. As further described in the GDP for [*]:
(a)	Genmab shall maintain sponsorship for, and conduct: [*];
(b)	Genmab shall maintain sponsorship for, and conduct, [*];
(c)	Licensee shall maintain sponsorship for, and conduct, [*]; and
(d)

Licensee and Genmab shall assume responsibility for the execution and delivery of all other [*] that are not described in subclause (A) above with the mutual understanding that [*] shall be responsible for most of such other [*], provided that [*] will be entitled to conduct at least [*]

(B)

Clinical Studies for other Licensed Products.  Each Party’s respective responsibilities for executing and delivering all other Clinical Studies for the Licensed Products shall be set forth in the GDPs, which GDPs shall provide that:

(a)	Genmab shall have the right to assume responsibility and maintain sponsorship for, and conduct [*];

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(b)	Licensee shall have the right to assume responsibility and maintain sponsorship for, and conduct [*]; and
(c)	If more than [*] under the applicable GDP, then [*] shall have the right to assume responsibility and maintain sponsorship for, and conduct, [*].
(C)

Conduct of Clinical Studies.  All Clinical Studies or other Development of Licensed Products in the Field worldwide shall be subject to the terms of the GDPs and other governance and oversight by both Parties as set out in this clause 6. [*]. Neither Party (nor its Affiliates) shall conduct any Clinical Study or other Development of the Licensed Products in the Field, except as expressly permitted in this clause 6, the GDPs or pursuant to the Right to Proceed Mechanism or Right to Combine Mechanism.

6.3	Right to Proceed Mechanism
6.3.1

Right to Proceed.  If, with respect to a Licensed Product that is the subject of Development activities under a given GDP: (i) prior to [*] of such Licensed Product, a Party proposes to include in any GDP a new [*] or [*] (but not a [*]) intended to support a [*] for any [*] for such Licensed Product; or (ii) after [*] of such Licensed Product, a Party proposes to include in any GDP [*] (including a [*]) intended to support [*] for such Licensed Product, and in either case the JSC does not approve the addition of such [*] in the GDP, then such proposing Party (the “Proceeding Party”) shall be allowed to [*] unless the other Party (the “Non-Proceeding Party”) acting in good faith:

(A)	raises reasonable [*] regarding the proposed [*];
(B)

raises reasonable concerns that such [*] for those [*] already included in the GDPs or [*] of the Licensed Product or any already planned or ongoing [*] under the Right to Proceed Mechanism or Right to Combine Mechanism;

(C)

in the case of subclause (a) above only, raises reasonable concerns regarding [*] for the Licensed Product or any other [*] included in the GDPs or the [*] associated with such [*] or a [*] that is anticipated to be received based on such [*]; or

(D)

raises reasonable concerns that such [*] may result in the [*] which relate to the Licensed Products or Licensed Compounds  that are generated in the performance of that [*] that would be [*] if conceived, discovered, developed or otherwise made by the Proposing Party, and in each case (A)-(D) the Non-Proceeding Party shall provide the basis for such reasonable concerns in reasonable detail in writing (including referencing any objective evidence which it is aware of in respect of such concerns and provided that such evidence is in its possession or is otherwise available in the public domain). If the JSC does not agree to allow any such [*] to proceed under the GDP, and the Non-Proceeding Party raises any of the concerns set forth in subclauses (A), (B), ((C) if such proposed [*] would occur prior to [*] of the applicable Licensed Product) or (D) above, then the [*] shall discuss and determine whether or not such new [*] should be permitted to proceed under the Right to Proceed Mechanism. If the [*] do not agree within [*] after the matter has been escalated to the [*], the Non-Proceeding Party shall have the [*]. If any such new [*] proceeds, then [*].  For the avoidance of doubt, if the Proceeding Party does not wish to proceed unilaterally with any proposed [*] under

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

this Right to Proceed Mechanism, it may continue to request the inclusion of such [*] in the GDP in accordance with the dispute resolution mechanism in clause 17.

6.3.2	If such new [*]:
(A)	results in, or the data from such new [*] is used in [*]; or
(B)	is sufficiently successful that the JDC and JSC decide to subsequently perform a [*] or [*] in respect of such new [*] and include this [*] or [*] in the GDP,

then the Non-Proceeding Party shall [*] equal to [*] the amount which would otherwise have been [*] by such Non-Proceeding Party in respect of [*], if the relevant [*] had been approved by the JSC, pursuant to clause 8.1; provided that such [*] that would have been [*] by the Non-Proceeding Party, shall not, for purposes of determining the [*] by the Non-Proceeding Party pursuant to this paragraph, be [*] for such [*] in the Proceeding Party’s initial proposed amendment to the GDP. Such [*] shall include [*].

6.3.3

The [*] under clause 6.3.2 shall be [*] by way of [*] which the Proceeding Party shall issue an invoice for upon achievement of the matters referred to in clause 6.3.2(A) or (B) with payment due [*] thereafter. At the same time as issuing the invoice, the Proceeding Party shall provide [*].

6.3.4

Upon receiving such [*] for a [*], such [*] will be included in the applicable Global Commercialization Plans and Global Medical Affairs Plans and Commercialized by both Parties pursuant to the applicable Global Commercialization Plans, and the related Manufacturing Costs, Medical Affairs Costs and Commercialization Costs for the Licensed Product in such [*] shall [*].

6.4	Right to Combine Mechanism

If, with respect to a Licensed Product that is the subject of Development activities under a given GDP: (a) prior to [*] of such Licensed Product, a Party proposes to include in any GDP a new [*] or [*] (but not a [*]) involving the [*]; or (b) after [*] of such Licensed Product, a Party proposes to include in any GDP (including a [*]) involving the [*], and in either case the JSC does not approve the addition of such [*], the proposing Party shall be allowed to conduct such [*] unless the other Party acting in good faith: (i) raises reasonable potential [*] regarding the proposed [*]; (ii) raises reasonable concerns that such [*] will [*] of the Licensed Product for those [*] already included in the applicable GDP or the [*] of the Licensed Product or any already planned or ongoing [*] under the Right to Proceed Mechanism or Right to Combine Mechanism; and (iii) in the case of subclause (a) only, raises reasonable concerns regarding [*] for the Licensed Product or any other [*] included in the GDPs or the [*] associated with such [*] or a [*] that is anticipated to be received based on such Clinical Study, and in each case (i) – (iii) such other Party shall provide the basis for such reasonable concerns in reasonable detail in writing (including referencing any objective evidence which it is aware of in respect of such concerns and provided that such evidence is in its possession or is otherwise available in the public domain). If the JSC does not agree to allow the [*] to proceed under the GDP and the other Party raises any of the concerns set forth in subclauses (i), (ii), or (if such proposed [*] would occur prior to [*] of the applicable Licensed Product) (iii) above, then the [*] shall discuss and determine whether or not such new [*] should be permitted to proceed under the Right to Combine Mechanism. If the [*] do not agree within [*] after the matter has been escalated to the [*], the non-proposing Party shall have the [*]. If such [*] proceeds and results in, or the data from

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

such new Clinical Study is used in a [*] for the Licensed Product in the Field, then such approved [*] will be included in the applicable GCP and Commercialized by both Parties pursuant to the applicable GCP, and the related Manufacturing Costs, Medical Affairs Costs and Commercialization Costs for such Licensed Product in such new [*] excluding for the avoidance of doubt, Manufacturing, Medical Affairs and Commercialization costs for any [*]) shall [*]. In no event shall: [*]

6.5	Development Efforts; Manner of Performance; Reports
6.5.1	Development efforts.
(A)

Diligence.  With respect to the activities that have been assigned to a Party under the GDPs and GMAPs, such Party shall use Commercially Reasonable Efforts (as further described in clause 6.5.1(B) below) to execute and to perform, or cause to be performed, the activities assigned to it in the GDPs and GMAPs (including all applicable activities agreed by the Parties to be assigned to it under the Development Manufacturing and Supply Plans which are incorporated into the GDP) and any related plans under this Agreement, and to cooperate with the other Party in carrying out such plans, in accordance with the timetables and budgets therein.

(B)

Commercially Reasonable Efforts.  The Parties agree that, as of the Effective Date, for purposes of determining what [*] for the Development of the [*] Product, a “[*]” as used in the [*], to the [*] Product shall be deemed to be [*] that is a [*], and the term Commercially Reasonable Efforts, as used in clause 6.5.1(A), shall be construed accordingly for the Development of the [*] Product.  During the Term, the Parties shall, from time to time, jointly reassess whether or not such [*] criteria should still apply to the [*] Product, for the purposes of determining [*].

(C)

[*].  Licensee further agrees that the [*] for the [*] Product set forth on Schedule 8, as well as Clinical Study [*], shall (i) be recognized and treated as [*] Clinical Studies, and (ii) shall have the [*] that a Clinical Study can achieve within [*], in each case ((i) and (ii)) as of the Effective Date. All [*] in respect of Non-[*] Products will be reviewed and assessed by Licensee for [*] as [*] Clinical Studies within [*] on a quarterly basis and [*] shall report on such review and assessment at each JDC meeting as a standing agenda item. If requested to do so by [*] shall provide a reasonably detailed explanation, no more than semi-annually, to the JDC as to whether any such [*] qualify for [*] status [*] at the time of such explanation. If the JDC mutually agrees that any [*] that did not previously qualify for [*], or any [*] should be considered for a [*] status, if applicable, then [*] shall reasonably [*] for conferring such [*] upon such [*] to [*], at the next reasonably available opportunity based on its [*].

6.5.2

Each Party and its Affiliates shall conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, and Good Laboratory Practice, Good Manufacturing Practice, Good Clinical Practice, informed consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. Notwithstanding anything to the contrary contained herein, if a Party reasonably determines that performance of a particular Development activity for a Licensed Product would violate

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

applicable Law or pose an unacceptable safety risk for subjects participating in such Clinical Study, then it shall so notify the other Party, and the JDC shall discuss such notifying Party’s concerns in good faith to determine whether to terminate, suspend, modify or continue such Development activity. If the Parties are unable to reach agreement with respect to whether to terminate, suspend, modify or continue such activity, the matter shall be resolved by the JSC and if the JSC is unable to resolve such matter it shall be resolved in accordance with clause 17.

6.5.3

Day-to-Day Responsibility.  Each Party shall be responsible for day-to-day implementation of the Development activities for which it (or its Affiliate) has, or otherwise is assigned, responsibility under this Agreement or the GDPs and shall keep the other Party reasonably informed as to any material updates regarding such activities, as determined by the JDC.

6.5.4

Development Reports.  At each meeting of the JDC, the Parties will jointly report on the Development activities they (and their Affiliates and Subcontractors) have performed or caused to be performed since the last meeting of the JDC pursuant to the GDP. The level of detail to be provided in such reports shall be determined by the JDC. If a Party fails to adequately provide such report at a meeting of the JDC, at the other Party’s request, such Party shall provide a detailed written progress report that includes information regarding accrual, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities.

6.5.5

Compliance Audits.  With respect to any facility or site at which a Party or its Affiliates conducts Development activities pursuant to this Agreement or the GDPs, the other Party shall have the right, at its expense, upon reasonable written notice to the such Party (and if applicable, such Affiliate), and during normal business hours, to inspect such site and facility and any records relating thereto [*], to verify the other Party’s (including its Affiliates’) compliance with the terms of this Agreement and applicable Law, including Good Laboratory Practices, Good Manufacturing Practice, Good Clinical Practices and SOPs in respect of such Development activities.  Such inspection shall be subject to the confidentiality provisions set out in clause 14.  With respect to any facility or site at which a Party’s Subcontractor conducts Development activities pursuant to this Agreement or the GDPs, to the extent such Party’s contract or other written agreement with such Subcontractor includes a clause permitting such Party to inspect such site and facility and any records relating thereto, such Party shall exercise such inspection right under such agreement at the other Party’s reasonable request to the extent such right is available at the time of such request, and such request shall not be made by the other Party more than [*] (or such lesser frequency as set forth in such agreement with such Subcontractor).  Following the completion of such inspection, the subcontracting Party shall provide the requesting Party a written summary of such inspection, to the extent such summary can be provided without violating any confidentiality obligations owed to such Subcontractor under any applicable written agreement. The requesting Party shall (to the extent reasonably possible) have the right to have [*] present at such inspection.

6.5.6

Quality Assurance Audits.  Each Party shall be responsible for establishing audit plans for each Clinical Study assigned to it in the GDPs according to its internal SOPs.  The JDC (or its chosen Subteam) shall review and provide comments on the audit plans established by Licensee and Genmab’s quality assurance personnel. Licensee and Genmab’s quality assurance personnel will each consider in good faith all such comments submitted by the Joint Regulatory Subteam, but Licensee and

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Genmab’s quality assurance personnel shall each have final decision-making authority with respect to the audit plans it develops.

6.5.7

Development Standards.  The JDC may establish standards and key performance indicators applicable to the Parties’ (and their Affiliates’ and Subcontractors’) performance of Development activities in accordance with the GDPs and this Agreement. The Parties may review and discuss each Party’s (and its Affiliates’ and Subcontractors’) performance against such standards and key performance indicators at each meeting of the JDC. [*].

6.6	Regulatory Submissions and Regulatory Approvals
6.6.1

Regulatory Responsibilities.  The Parties shall [*], through their participation in the Joint Regulatory Subteam, be responsible for seeking and attempting to obtain all Regulatory Approvals for the Licensed Products in the Field in the Territory in accordance with the GDPs and GMAPs.

6.6.2

Ownership of Regulatory Approvals.  Subject to clauses 6.6.3 and 7.7.1 below, [*] in connection with the Development activities set out in the GDPs, the marketing and sale of the Licensed Products set out in the GCP and the Medical Affairs activities set out in the GMAP. [*] in connection with the Development activities set out in the GDPs, the Medical Affairs activities set out in the GMAP and the marketing and sale of the Licensed Products set out in the GCP.

6.6.3

Regulatory Cooperation.  Subject to applicable Law, [*] shall have the right to participate in the Regulatory Filing and Regulatory Approvals submitted and owned by [*] by having at least [*] representative present at all material meetings, conferences and discussions by [*] or its Affiliate with Regulatory Authorities pertaining to Development of the Licensed Products in the Field or Regulatory Approval. [*] shall provide [*] with reasonable advance notice of all such meetings and other contact and advance copies of all related documents and other relevant information relating to such meetings or other contact for the [*] to review and comment on. [*] shall provide the JRS with advance drafts of any material documents or other material correspondence pertaining to Regulatory Approvals, including any proposed labelling, [*] plans to submit to any Regulatory Authority. The JRS shall (A) [*] and (B) [*]. [*] may submit any such Regulatory Filing to a Regulatory Authority in the Territory without [*]. In the event that the JRS is unable to agree, such matter shall be referred to the JSC for approval. If the JSC is unable to agree such matter, [*] (which, for the avoidance of doubt, in each case shall not be subject to challenge, review or arbitration). [*] shall provide the JRS with copies of all material submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to a Regulatory Approval. Notices, copies of submissions and correspondence, and other materials to be given in advance shall be provided at least [*] in advance unless circumstances necessitate a shorter time period, and in any event not less than a reasonable time in advance under the circumstances. Each Party shall support the other Party, as may be reasonably necessary or appropriate, in obtaining Regulatory Approvals for the Licensed Products in accordance with the responsibilities allocated to such Parties under clause 6.6.2, including by providing necessary documents or other materials required by applicable Law or by request of any Regulatory Authority.

6.6.4	Rights of Reference and Access to Data. Each Party shall have the right to cross-reference the other Party’s or its Affiliate’s drug master file, if any, and any other

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Regulatory Filings anywhere in the world related to the Licensed Products, and to access such Regulatory Filings and any Data and Know-How therein and use such Data and Know-How solely in connection with the performance of its obligations and exercise of its rights under this Agreement in accordance with the Data Protection Agreement, including inclusion of such Data and Know-How in its own Regulatory Filings for the Licensed Products. Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent exclusive right of access/reference in any other country or region in the Territory, to any Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliate that relates to the Licensed Products for use by the other Party to Develop, Manufacture and Commercialize the Licensed Products in the Field pursuant to this Agreement. Each Party or such Affiliate shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region of the Territory or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority.

6.6.5

Regulatory Authority inspections.  The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Studies or Manufacturing of the Licensed Products in the Field are conducted by or on behalf of a Party pursuant to this Agreement, whether such site or facility is such Party’s or its Affiliate’s or Subcontractor’s (each an “Audited Site”). Each Party shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to assist in the preparation of the other Party’s Audited Sites for inspection, where appropriate and reasonably practicable, and (to the extent reasonably practicable) to attend any inspection by any Regulatory Authority of the other Party’s Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection. If such attendance would result in the disclosure to the other Party of Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter, and the non-audited Party shall make reasonable accommodations to limit such non-audited Party’s exposure to such other Party’s Confidential Information. If any Audited Site is found to be non-compliant with one or more Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice or current standards for pharmacovigilance practice, the non-compliant Party shall submit to the other Party a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) within [*] (or such other period as the Parties may agree) after such non-compliant Party, its Affiliate or its Subcontractor receives notification of such non-compliance from the relevant Regulatory Authority and such non-compliant Party shall use Commercially Reasonable Efforts to implement such recovery plan or CAPA promptly after submission. Each Party agrees, to the maximum extent possible, to include in any contract or other written arrangement with its Subcontractors, a clause permitting the other Party to exercise its rights under this clause 6.6.5.

6.7	Patient Samples

All patient samples (such as tissue samples) collected and retained in connection with Clinical Studies performed under this Agreement, including any Clinical Studies performed under the GDPs or post-Regulatory Approval Commercialization studies (but excluding any Clinical Studies performed pursuant to: (i) the Right to Proceed Mechanism (unless payment has been made in respect of the relevant Clinical Study performed under the Right to Proceed Mechanism pursuant to clause 6.3.2); or (ii) the

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Right to Combine Mechanism) (together with compilations of Data comprising annotations, or correlating outcomes, with respect to such samples, “Patient Samples”) shall be used by each Party solely in the performance of its obligations under this Agreement and any GDP, GCP or GMAP. Unless otherwise agreed by the Parties, all Patient Samples shall be maintained and stored at the facilities of a Third Party selected by the JDC, and the fees paid to such Third Party in connection with such maintenance and storage shall be [*] during the Term (and after the Term, shared equally by the Parties). Each Party shall access the Patient Samples, and authorize Affiliates and Third Parties to access the Patient Samples, in each case solely to the extent in accordance with the applicable GDP, GCP, GMAP or as otherwise approved by the JDC (or, following termination or expiration of this Agreement, as approved by the Parties) in advance in respect of the Licensed Product. Each Party shall promptly provide the other Party with: (a) all Data made, generated or obtained in whole or part through use of the Patient Samples in accordance with the terms of the Data Protection Agreement, whether during or after the Term, and (b) all Know-How made, generated or obtained in whole or part through use of the Patient Samples, whether during or after the Term (and such Know-How made, generated or obtained during the term in respect of the Licensed Products, and any Patent Rights in and to any inventions within such Know-How, shall constitute Collaboration Technology for purposes of clause 12.2).

6.8	Decisions to Terminate or Suspend a Study Based on Safety Concerns
6.8.1

Right of Sponsor.  The Party sponsoring or controlling any Clinical Study of the Licensed Products (the “Sponsor”) may terminate or suspend such Clinical Study, [*], if a Regulatory Authority or safety data review board for such Clinical Study has required such termination or suspension.  In such case, the Sponsor shall [*].

6.8.2

Right of Sponsor and Non-Sponsor.  If either Party believes in good faith that termination or suspension of a Clinical Study of the Licensed Products is warranted because of safety or tolerability risks to the study subjects, then such Party shall so notify the other Party and the Parties shall discuss the notifying Party’s concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Study. If the Parties are unable to reach agreement with respect to whether to terminate, suspend, modify or continue such Clinical Study, [*].

7.	Commercialization
7.1	Commercialization efforts
7.1.1	JCC oversight. The JCC shall oversee and have authority regarding all Commercialization of the Licensed Products in the Field in the Territory.
7.1.2

Commercialization principles.  The Parties intend that Commercialization of the Licensed Products will be conducted in accordance with the following principles, and the JCC (or JSC, or the Executive Officers, as applicable) shall take into account and attempt to implement the following principles in its decision-making, including in the preparation, review and approval of all aspects of the Global Commercialization Plans and any updates to and amendments of such plans, and otherwise when allocating Commercialization responsibilities between the Parties in accordance with this Agreement:

(a)	The JCC shall serve as a conduit for sharing information, knowledge and expertise relating to the Commercialization of the Licensed

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Products, and the principles of information-sharing about Commercialization of the Licensed Products in the Territory shall be reciprocal.

(b)

The JCC’s and JSC’s roles in reviewing and approving the Territory Commercialization Plans included in the GCPs and any updates and amendments thereto, shall be consistent across all countries and regions.

7.2	Global Commercialization Plans
7.2.1	Global Commercialization Plans.

The Parties shall jointly develop, the JCC shall review, and the JSC shall review and approve, a Global Commercialization Plan for each Licensed Product which shall govern the Commercialization of such Licensed Product in the Field in the Territory. The Global Commercialization Plans shall include [*] consolidated Net Sales forecasts and provide strategy for global Commercialization (such as global launch plans, country launch sequence and resourcing plans). The Global Commercialization Plans shall also include: (i) the applicable Global Commercialization Budget; (ii) the Territory Commercialization Plans for the applicable Licensed Product; (iii) the Territory Commercialization Budgets for the applicable Licensed Product; (iv) the Commercial Manufacturing and Supply Plan for the applicable Licensed Product in respect of activities after Regulatory Approval of that Licensed Product; and (v) the Global Pricing Strategy for each Licensed Product. The Global Commercialization Plans shall be updated at least annually as provided in clause 9.1.  The initial Global Commercialization Plans shall be submitted to the JCC for review no later than [*] prior to anticipated First Commercial Sale in the Territory, and submitted to the JSC for approval [*] prior to anticipated First Commercial Sale in the Territory. The terms of and activities set out in the applicable Global Commercialization Plans shall at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable each Party’s healthcare compliance policies and applicable SOPs.

7.2.2	Global Commercialization Budgets.
(A)

The Global Commercialization Budgets included in the GCPs shall set out the consolidated budgeted amounts for Commercialization Costs to be incurred throughout the Territory under those Global Commercialization Plans during the then-current [*] and the [*] thereafter, as well as a high-level estimate of such budgeted amounts for the [*]. The GCP shall also include for both Parties a budget for global consolidated FTE Costs, PDE Costs and Out-of-Pocket Costs, broken down by [*] for the  [*]. The Global Commercialization Budgets shall also include a breakdown of costs: (i) by functional area or category as determined by the JCC in conjunction with the JFS; and (ii) between consolidated Commercialization Costs incurred in respect of  [*] in [*] and all other Commercialization Costs.

(B)

In reviewing and approving the Global Commercialization Budgets and any Substantive Amendment thereto, the JSC (or the Executive Officers if applicable) shall refer to and consider each Party’s [*]. It is understood that each Party’s Commercialization Projection is a good faith projection only and is not binding or a guarantee by such Party that it will be able to successfully

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Commercialize any Licensed Products or achieve any particular sales level. [*]

7.2.3	Territory Commercialization Plans.
(A)

The GCPs shall each include Territory Commercialization Plans setting out specific Commercialization activities to be performed by the Parties in respect of each of the Licensed Products in the Field in specific countries in the Territory. The Territory Commercialization Plans shall be developed jointly by the Parties and form part of, and be incorporated into, the applicable GCP, and be reviewed by the JCC and approved by the JSC pursuant to clause 7.2.1, and be updated at least [*] pursuant to clause 9.2, provided, however, that [*], which plans for the avoidance of doubt shall still be reviewed by the JCC and approved by the JSC. The initial Territory Commercialization Plans shall be submitted to the JCC and JSC in accordance with the time periods set out in clause 7.2.1. The terms of, and activities set out in, the Territory Commercialization Plans shall at all times be designed to be in compliance with the GCP, all applicable Laws and to be conducted in accordance with the terms of this Agreement (including the principles set out in clause 7.1.2), professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable the Parties’ health care compliance policies and applicable SOPs (which shall be provided to the other Party upon request).

(B)

The Territory Commercialization Plans for each Licensed Product shall include corresponding Territory Commercialization Budgets setting out the budgeted amounts for the Commercialization Costs for the activities set out in the respective Territory Commercialization Plans during the then-current [*], as well as a high-level estimate of such budgeted amounts for the [*]. Such Territory Commercialization Budgets shall include a budget for FTE Costs, PDE Costs and Out-of-Pocket Costs, broken down by [*] for the then-current [*]. Such Territory Commercialization Budgets shall also include a breakdown of costs by functional area or category as determined by the JCC in conjunction with the Joint Finance Subteam. Territory Commercialization Budgets shall form part of, and be incorporated into, the Global Commercialization Budget and shall be reviewed, approved and updated as described in clauses 7.2.1, 7.2.2 and 9.2. In reviewing and approving the Territory Commercialization Budgets as part of the GCP and any Substantive Amendment thereto, the JSC (or the Executive Officers if applicable) shall refer to and consider each Party’s Commercialization Projection in accordance with clause 7.2.2(B).

7.2.4

Commercial Manufacturing and Supply Plan. The Parties shall jointly develop, with the JCMCS, Commercial Manufacturing and Supply Plans for each Licensed Product setting out the Manufacturing activities to be performed post-Regulatory Approval of the Licensed Product. Such Commercial Manufacturing and Supply Plans shall be incorporated into, and form part of, the GCP. Such Commercial Manufacturing and Supply Plans shall be reviewed and approved as part of the GCP as applicable pursuant to clause 7.2.1 and updated annually in accordance with procedures set out in clause 9.2. The terms of such Commercial Manufacturing and Supply Plans shall at all times be designed to be in compliance with the GCP, all applicable Laws and taking into account where applicable each Party’s applicable SOPs.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

7.2.5	Global Pricing Strategy.
(A)

Prior to the Commercial launch of a Licensed Product, the JCC shall develop and incorporate into the GCP a global market access, pricing and reimbursement strategy for that Licensed Product, [*] (each a “Global Pricing Strategy”), [*].

(B)

[*] pursuant to clause 7.7.1 shall, in close partnership and consultation with the other Party or its Affiliate, be responsible for [*] for that Licensed Product in the Field [*] in accordance with the Global Pricing Strategy and [*].

(C)	[*] shall, in close partnership and consultation with [*], be responsible for obtaining [*] for the Licensed Products in the Field [*] in accordance with the agreed upon Global Pricing Strategy [*].
(D)	[*]
7.3	Activities and Participation.
7.3.1	Commercialization Efforts.
(A)

Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities agreed by the Parties to be assigned to it under the Global Commercialization Plans (including activities agreed by the Parties to be assigned to it under the Territory Commercialization Plans and Commercial Manufacturing and Supply Plans which are incorporated into the GCP) in accordance with applicable Law. In particular:

(a)

with respect to the activities allocated by the Parties to each of them under the Territory Commercialization Plans for [*] and [*], unless agreed otherwise by the JCC, Genmab and Licensee shall use Commercially Reasonable Efforts to ensure that each Party [*]. [*].

(b)	with respect to the activities allocated by the Parties to each of them under the Territory Commercialization Plans [*].

Notwithstanding anything to the contrary contained herein, if a Party reasonably determines that performance of such Commercialization activity would violate applicable Law or pose an unacceptable safety risk to patients, then such Party shall so notify the other Party and the Parties shall discuss the notifying Party’s concerns in good faith to determine whether to terminate, suspend, modify or continue such activity. If the Parties are unable to reach agreement with respect to whether to terminate, suspend, modify or continue such activity, [*].

(B)

Until Genmab exercises its option under clause 7.3.2, Genmab shall have the right to designate, at its discretion, up to three (3) representatives of Genmab (the “Genmab Representatives”) per Licensed Product to [*] strategic planning for, and to [*], provided that Genmab Representatives shall not have the right to [*] activities that relate to any products of Licensee that are not Licensed Products. [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(C)

All Commercialization activities with respect to Licensed Products performed by each Party or its Affiliates in the Territory shall be in compliance with applicable Law, including all Health Care Laws and applicable standards for pharmacovigilance practice.

7.3.2	Genmab opt-in for Commercialization in Territory B.
(A)	Genmab Opt-In.
(a)

Genmab Opt-In Right.  On a Non-[*] Product-by-Non-[*] Product and country-by-country basis, with respect to any Non-[*] Product in any given country in [*] and subject to the terms of this clause 7.3.2(A), Licensee hereby grants to Genmab the option for Genmab to undertake operational Commercialization activities for such Non-[*] Product in such country (in addition to its existing involvement in strategic Commercialization activities for [*]) (each such option, a “Genmab Opt-In Right”).

(b)

Designated Country Demonstration.  Genmab may exercise a Genmab Opt-In Right at any time at least [*] prior to the anticipated Commercial launch of such Non-[*] Product in such country by so notifying Licensee in writing, which notice shall include (i) reasonable evidence demonstrating that Genmab possesses sufficient expertise, resources and capabilities to conduct such co-Commercialization activities in such country, or (ii) a reasonable written plan describing the activities that Genmab plans to [*] prior to the Commercial launch of such Non-[*] Product in such country (each of (i) or (ii), a “[*]”). [*] prior to the Commercial launch of such Non-[*] Product in such country, then the Parties shall discuss in good faith any [*] such Non-[*] Product in such country, provided that such [*].

(c)

Genmab Commercialization Activities Following Genmab Opt-In.  Upon Licensee’s receipt of any such notice, such country shall be deemed a “Designated Country” hereunder. From the date of such notice, Genmab shall have the right to perform co-Commercialization activities (including preparations for Commercial launch) in such Designated Country in respect of the relevant Non-[*] Product(s) which are consistent with the Commercialization activities: (i) set out in the Territory Commercialization Plan for the Designated Country; and (ii) designated to Genmab in other Designated Countries, provided, however, on a Commercialization activity-by-Commercialization activity basis, if Genmab does not [*] for such Non-[*] Product in such Designated Country pursuant to sub-clause (b) above, then Genmab shall [*]. Without limiting the foregoing, Genmab’s exercise of any Genmab Opt-In Right is [*]. Genmab may exercise a Genmab Opt-In Right in the manner described in this clause 7.3.2(A) with respect to each country and Licensed Product (excluding the [*] Product) in [*], provided, however, that Genmab may not exercise a Genmab Opt-In Right with respect to a given Licensed Product in a given country if it has previously [*] for such Licensed Product in such country in accordance with clause 7.3.2(B). Following Genmab’s exercise of a Genmab Opt-In Right, the JCC shall discuss in good faith any amendments which will be required to the Global Commercialization

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Plan(s) (including the Global Commercialization Budget(s)), the Territory Commercialization Plan(s) for [*] or other applicable documents or plans to reflect such activities by Genmab in such Designated Country/ies in [*], and present any Substantive Amendments to the JSC for approval.

(B)

[*]. Following Genmab’s exercise of its Genmab Opt-In Right, Genmab may, upon giving Licensee not less than [*] prior written notice, [*] on a [*] (a “[*]”). Upon the effective date of such written notice (which shall occur on the date specified in such notice but not less than [*] from the date of Licensee’s receipt of such notice), [*] Genmab’s obligation to perform Commercialization activities for such Licensed Product in such country [*], and Genmab [*] for such Licensed Product in such country again. For the avoidance of doubt, such termination shall not affect Genmab’s rights under clauses 8 or 11.3.

7.4	Manner of performance
7.4.1

Day-to day responsibility.  Each Party shall be responsible for day-to-day implementation of the Commercialization activities with respect to the Licensed Products for which it has, or otherwise is assigned, responsibility under this Agreement and the Global Commercialization Plans, and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JCC.

7.4.2

Commercialization standards.  The JCC shall establish standards applicable to the Parties’ performance of Commercialization activities in the Territory in accordance with the Global Commercialization Plans and this Agreement, which shall include standards for sales Field Based Representatives promoting Licensed Products in the Field. The Parties shall review and discuss each Party’s (and its Affiliates’, Subcontractors’ and sublicensees) performance against such standards in Territory A, each Designated Country and the [*] at each meeting of the JCC. If the JCC determines that a Party or its Affiliate or Subcontractor or sublicensee has failed to comply with such standards and such failure could adversely affect the Commercialization of any Licensed Products in the Field, or if the JCC does not agree and one Party believes such is the case, the JCC shall (or such Party may) so notify the JSC and the JSC shall discuss whether any remedial action is desirable.

7.4.3

Commercialization reports.  At each meeting of the JCC, the Parties will jointly report on the Commercialization activities they (and their Affiliates and Subcontractors and sublicensees) have performed or caused to be performed in the Territory with respect to the Licensed Products since the last meeting of the JCC. The level of detail to be provided in such reports shall be determined by the JCC, [*]. If a Party fails to adequately provide such report, at the other Party’s request, such Party shall provide a written progress report that describes in reasonable detail the Commercialization activities that such Party has performed or caused to be performed since the last meeting of the JCC. The JCC shall update the JSC at each [*] meeting of the JSC of the Commercialization activities of the Parties in the preceding [*].

7.5	Advertising and promotional materials
7.5.1

Global Brand Plans.  The Parties shall jointly develop plans for the promotion of the Licensed Products throughout the Territory, including brand guidelines for the use of any Licensed Product Trademarks (the “Global Brand Plans”).

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

7.5.2

Promotional materials.  Promotional materials for the Licensed Products for use in: (i) [*]; or (ii) in [*] shall be developed jointly by the Parties. Such promotional materials shall be strategically aligned with the Global Brand Plans, the Parties’ compliance SOPs, applicable Laws and Regulatory Approvals. All such promotional materials shall be reviewed by both Parties through a joint medical and promotional compliance process (including legal review) to be established by the Parties at least twelve (12) months before the anticipated First Commercial Sale of any Licensed Product and copies of such materials shall be archived by the Parties in accordance with applicable Laws. Promotional materials to be used in all other countries and territories in the Territory shall be developed by Licensee and be strategically aligned with the Global Brand Plans, Licensee’s compliance SOPs, applicable Laws and Regulatory Approvals. Copies of all promotional materials used by Licensee and its Affiliates in such other countries and territories for the Licensed Products shall be shared with Genmab and archived by Licensee in accordance with applicable Laws.

7.5.3

If a Party reasonably considers that any promotional materials developed pursuant to clause 7.5.2 would breach, or otherwise does not comply with, applicable Laws or Regulatory Approvals, it shall promptly notify the other Party of the same. If the other Party disputes such breach or non-compliance, the matter shall be referred to the JCC for resolution and, pending resolution, the concerned Party shall not be obliged to use such promotional materials.

7.6	Licensed Products packaging
(A)

On a Licensed Product-by-Licensed Product and country-by-country basis, the Party who owns all Regulatory Filings and Regulatory Approvals for a given Licensed Product in a given country pursuant to clause 6.6.2 shall develop the packaging for such Licensed Product for use in such country, provided that such Party shall consider in good faith any comments provided by the other Party with respect to such packaging. Such packaging shall be compliant with the Global Brand Plans, each Party’s applicable SOPs, the Global Commercialization Plans and applicable Laws and Regulatory Approvals.

(B)

In those countries in the Territory where the Parties are co-Commercializing the Licensed Products, the Licensed Products packaging shall (to the extent permitted by Law and subject to approval by the Regulatory Authorities) include the corporate names and logos of both Parties in equal prominence.

(C)

In those countries in the Territory where only one Party is Commercializing the Licensed Products, the Licensed Products packaging shall (to the extent permitted by Law and subject to approval by the Regulatory Authorities) include the corporate name and logo of that Party.

7.7	Sales and distribution
7.7.1

Territory A - Booking sales.  Genmab and its Affiliates shall book all sales of the [*] Product in Territory A. Responsibility for booking sales of all other Licensed Products in Territory A shall [*], such that (A) [*] and its Affiliates shall book all sales of the [*] Licensed Product (other than the [*] Product) for which there is a First Commercial Sale in any country in Territory A, (B) [*] and its Affiliates shall book all sales of the [*] Licensed Product after the Licensed Product referred to in (A) for which there is a First Commercial Sale in any country in Territory A, [*]. To the extent not inconsistent with any other provision in this Agreement, the allocation of responsibilities and

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

activities under the Global Commercialization Plans shall be made in a manner that permits the applicable booking Party (pursuant to the foregoing sentence of this clause 7.7.1) to book all sales of the applicable Licensed Product in Territory A in accordance with GAAP.  If a non-booking Party receives any orders for a Licensed Product in Territory A, then it shall refer such orders to the booking Party. Notwithstanding any provision in this Agreement to the contrary, rights accorded to Genmab under clauses 6 and 7 in its capacity as the entity booking sales for a Licensed Product in Territory A shall be deemed to refer to Licensee in those circumstances where Licensee is the entity booking sales for that Licensed Product in Territory A pursuant to this clause (and rights accorded to Licensee under clauses 6 and 7 in its capacity as the entity not booking sales for a Licensed Product in Territory A shall be deemed to refer to Genmab in those circumstances where Genmab is the entity not booking sales for that Licensed Product in Territory A pursuant to this clause).

7.7.2

Territory B - Booking sales.  Licensee and its Affiliates shall book all sales of the Licensed Products in Territory B. For the avoidance of doubt, if Genmab exercises its right under clause 7.3.2, the Parties shall ensure that the allocation of responsibilities and activities under the Global Commercialization Plans shall be made in a manner that permits Licensee to continue to book all sales of the Licensed Products in Territory B in accordance with GAAP. If Genmab receives any orders for a Licensed Product in Territory B, it shall refer such orders to Licensee.

7.8	Sharing of commercial information

The Parties and their Affiliates will actively collaborate as set out in this Agreement in the Commercialization of the Licensed Products in the Field in the Territory, and, to the extent necessary or reasonably useful to the other Party to support such Commercialization activities and subject to clause 14, each Party will [*].

7.9	Other responsibilities
7.9.1

[*].  Other than with respect to the disposition of Licensed Products in Licensee’s, or Genmab’s or in their respective Affiliates’ possession (as applicable): (A)  [*] pursuant to clause 7.7.1 shall also be responsible for handling all returns of the Licensed Products in [*], and if a Licensed Product sold in [*] is [*] to [*], [*] shall promptly ship such Licensed Product to a facility designated by [*]; and (B) [*] shall also be responsible for handling all aspects of the applicable Licensed Product’s order processing, invoicing and collection, distribution, inventory and receivables in [*]. If [*] is the [*] it may use [*] and [*] Affiliates’ distribution and storage facilities in connection with the performance of [*] Commercialization activities in accordance with the terms of a distribution agreement to be entered into by the Parties at least [*] prior to the First Commercial Sale of the applicable Licensed Product and in accordance with applicable Laws.

7.9.2

[*].  [*] shall be responsible for handling [*] of the Licensed Products in [*], and if a Licensed Product sold in [*] is [*] to [*], [*] shall promptly ship such Licensed Product to a facility designated by [*]. [*] shall also be solely responsible for handling all aspects of the Licensed Products order processing, invoicing and collection, distribution, inventory and receivables in [*] and in accordance with applicable Laws.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

7.10	Adverse Event and Licensed Products Complaint Reporting Procedures; Notice of Information Affecting Marketability of the Licensed Products
7.10.1

Pharmacovigilance.  Within [*] after the Effective Date, the Parties shall negotiate in good faith and enter into a pharmacovigilance agreement setting out the processes and procedures for sharing adverse event information and containing mutually agreed terms and conditions that are customary for agreements of this type (the “Pharmacovigilance Agreement”). Until execution of the Pharmacovigilance Agreement, the Parties shall, as soon as reasonably practicable, and in any event within [*] after the Effective Date, implement a plan for prompt exchange of any and all information concerning adverse events related to use of the Licensed Products regardless of source, including timely notice of adverse events and serious adverse effects in order to permit each Party to comply with applicable reporting requirements. The Parties shall jointly agree the global strategies for, and content of, periodic reporting to applicable Regulatory Authorities. Each Party shall be responsible for any Clinical Study sponsored by it, or any marketing authorization for which it is the marketing authorization holder, for submitting: (i) adverse event and other safety reports to the applicable Regulatory Authority, including annual safety reports, periodic update safety reports and quarterly line listings; and (ii) adequate safety reports to the Clinical Study sites participating in such Clinical Study. If Genmab is such sponsor or marketing authorization holder, such reports shall be drafted by Licensee as holder of the global safety database and provided to Genmab at least [*] in advance of their required date of submission; and if Licensee is such sponsor or marketing authorization holder, it shall be responsible for drafting and submitting to the applicable Regulatory Authorities such reports in respect of the Licensed Product.

7.10.2

Global safety database.  No later than [*] prior to the filing of an IND for a Licensed Product anywhere in the world or, if an IND has already been filed, [*] after the Effective Date, Licensee shall establish the global safety database for Licensed Products. Licensee shall maintain a global safety database of adverse events and pregnancy reports for such Licensed Products, which shall be used for regulatory reporting and responses to safety queries from Regulatory Authorities by both Parties. Genmab shall, and shall cause its Affiliates to, transfer all adverse events information in its or their possession or control to the global safety database within a mutually agreed period of time that provides Licensee with sufficient time to enter all of the data and to obtain validation of the database, and Licensee shall use Commercially Reasonable Efforts to enter data from all adverse events information in its possession or control into the global safety database. Licensee shall provide Genmab with access to an identical copy of such global safety database.

7.11	Recalls, Market Withdrawals or Corrective Actions

If a Regulatory Authority issues or requests a recall or takes a similar action in connection with any of the Licensed Products in the Territory, or if either Party determines (acting reasonably and in good faith) that an event, incident or circumstance has occurred which results in reasonable grounds for believing that there may be an actual or suspected defect with a Licensed Product such that a recall or market withdrawal in the Territory may be required, the Party notified of such recall or similar action, or the Party that believes such recall or similar action is required, shall within [*], advise the other Party thereof by telephone or email. The Parties shall discuss and agree (acting reasonably and in good faith) whether to conduct a recall in one (1) or more countries in Territory A or Territory B (as applicable) and the manner in which any such recall shall be conducted, provided, however, in the event of a

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Regulatory Authority-mandated recall, Genmab (in respect of [*]) and Licensee (in respect of [*]) may act without such advance notice but in any event shall notify the other Party as soon as reasonably possible. In either case, if the Parties cannot agree as to whether a recall is required in the Territory, [*] shall have final decision-making authority with respect to such matter (which shall not be subject to challenge, review or arbitration). Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’ and Subcontractors’ and sublicensees’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall. The costs and expenses of any such recall shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in Schedule 10.

7.12	Early Access Programs

Genmab and Licensee may undertake Early Access Programs for the Licensed Products in the Field in [*] and Licensee (and, if Genmab exercises its rights under clause 7.3.2, Genmab) may undertake Early Access Programs for the Licensed Products in the Field in [*]. If either Party desires to undertake an Early Access Program in accordance with this clause 7.12, such Party shall submit to the JMAS a proposal for such Early Access Program, which proposal shall include the clinical methodology, monitoring requirements and funding budgets for such Early Access Program. If the JMAS agrees to an Early Access Program proposal, such proposal shall be submitted to the JDC for review and to the JSC for approval. The JSC shall approve such Early Access Program proposal unless the JSC determines in good faith that the proposed Early Access Program could adversely affect the Development or Commercialization of the Licensed Products in the Field in Territory A or Territory B. The Parties’ costs and expenses incurred in performing Early Access Programs that have been approved by the JSC in accordance with this clause 7.12 shall be taken into account in determining Shared Costs as, and to the extent, provided for in clause 8.

7.13	Field Based Representatives
7.13.1

Each sales representative (including account executives and field access roles) used by a Party or its Affiliate to Detail the Licensed Products to healthcare professionals and each medical science liaison used by a Party or its Affiliate to provide disease information to healthcare professionals (each, a “Field Based Representative”) pursuant to this Agreement shall be employed by such Party or one of its Affiliates as a member of its field force.

7.13.2

Genmab and Licensee shall each ensure that its and its Affiliates’ Field Based Representatives shall only make representations and statements about the Licensed Products that are consistent with applicable Law, the current package insert of prescribing information or other documentation accompanying or describing a Licensed Products. Genmab and Licensee shall each ensure that its and its Affiliates’ Field Based Representatives do not use any promotional materials other than those described in clause 7.5.

7.13.3

Genmab and Licensee shall ensure its and its Affiliates’ Field Based Representatives comply with applicable Laws, guidelines and codes of practice related to the performance of its Commercialization obligations hereunder, including the Drug Regulation Laws, and anti-bribery and corruption Laws.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

7.13.4

Each Party shall maintain records of its Field Based Representative activities and each Party shall allow representatives of the other Party to inspect such records upon request during normal business hours and upon reasonable prior notice.

8.	Costs
8.1	Cost Sharing
(A)	Development Costs. Development Costs incurred during the Term by the Parties for any given Licensed Product in any given country shall be borne [*].
(B)	Commercialization Costs.
(a)	Commercialization Costs incurred during the Term by the Parties in the Territory for any Non-[*] Product shall be borne [*].
(b)	Commercialization Costs incurred during the Term by the Parties in Territory A for the [*] Product shall be borne [*].
(c)	Commercialization Costs incurred during the Term by the Parties in Territory B for the [*] Product shall be borne [*].
(C)	Medical Affairs Costs.
(a)	Medical Affairs Costs incurred during the Term by the Parties prior to obtaining Regulatory Approval for any given Licensed Product in any given country shall be borne [*], subject to clause 8.4.
(b)	Medical Affairs Costs incurred during the Term by the Parties after obtaining Regulatory Approval for any Non-[*] Product in the Territory shall be borne [*].
(c)	Medical Affairs Costs incurred during the Term by the Parties after obtaining Regulatory Approval for the [*] Product in Territory A shall be borne [*]
(d)	Medical Affairs Costs incurred during the Term by the Parties after obtaining Regulatory Approval for the [*] Product in Territory B shall each be borne [*].
(D)	EAP Expenses.
(a)	EAP Expenses incurred during the Term by the Parties in Territory A for any Licensed Products shall be borne [*]
(b)	EAP Expenses incurred during the Term by the Parties for any Non-[*] Product in Territory B shall be borne [*]
(c)	EAP Expenses incurred during the Term by the Parties for the [*] Product in Territory B shall be borne [*]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(E)	Shared Licensed Products Liability Costs. Shared Licensed Products Liability Costs incurred during the Term by the Parties in the Territory for any Licensed Product shall be borne [*]
(F)	Patent Costs. Patent Costs incurred during the Term by the Parties in the Territory for any Licensed Product shall be borne [*]

The costs described in (A) – (F) above shall collectively be referred to as the “Shared Costs” and shall be paid between the Parties in accordance with the reconciliation procedures set forth in clauses 8.2 and 8.3.

8.2	Costs Reports

Shared Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in this clause 8.2. Each Party shall calculate and maintain records of Shared Costs incurred by it and its Affiliates in accordance with procedures to be established by the Joint Finance Subteam. The procedures for monthly reporting of actual results, monthly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to Shared Costs will be determined by the Joint Finance Subteam (the “Shared Costs Reconciliation Procedures”). Such procedures will provide the ability to comply with financial reporting requirements of each Party. The Shared Costs Reconciliation Procedures shall provide that [*] after the end of each [*], each Party shall submit to the Joint Finance Subteam and the JSC a report, in such reasonable detail and format as is established by the Joint Finance Subteam, of all Shared Costs incurred by such Party during such [*]. Within [*] days following the receipt of such report, each Party shall have the right to request reasonable additional information related to the other Party’s and its Affiliates’ Shared Costs during such [*] in order to confirm that such other Party’s spending is in conformance with the approved Global Development Budgets, Global Commercialization Budgets, Territory Commercialization Budgets or other applicable budgets. The Joint Finance Subteam shall establish reasonable procedures for the Parties to share estimated Shared Costs for each [*] within [*] of the end of such [*], to enable each Party to appropriately accrue its share of Shared Costs for financial reporting purposes.

8.3	Reimbursement of Shared Costs
(A)

Subject to clause 8.4, if a Party (with its Affiliates) incurs more than its budgeted share of the total actual Shared Costs for the Licensed Products (“Excess Amounts”), provided that: (1) the JSC approves such Excess Amounts (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent such Excess Amounts were not within the reasonable control of the Party (or Affiliate) incurring such expense; or (2) to the extent such Excess Amounts do not exceed more than [*] of the total Shared Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the approved Global Development Budgets, Global Commercialization Budgets, Territory Commercialization Budgets or other applicable budgets for such Calendar Year, the other Party shall pay such incurring Party an amount of cash sufficient to reconcile to its agreed percentage of actual Shared Costs in each [*]. Such payments shall be made to the bank accounts set out in Schedule 10. Each Party shall promptly notify the other Party if it anticipates that it will incur Excess Amounts and the likely total amount of such Excess Amounts.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(B)

The Shared Costs Reconciliation Procedures shall provide for the Joint Finance Subteam to develop a written report setting forth in reasonable detail the calculation of any net amount owed by Genmab to Licensee or by Licensee to Genmab, as the case may be, as necessary to accomplish the sharing of Shared Costs in the percentages set out in clause 8.1, and to prepare such report promptly following delivery of the report described in clause 8.2 and in a reasonable time (to be defined in the Reconciliation Procedures) in advance of payment. The net amount payable to accomplish the sharing of Shared Costs as provided under this Agreement shall be paid by Licensee or Genmab, as the case may be, within [*] after the end of the applicable [*]. In establishing the Shared Costs Reconciliation Procedures, the Joint Finance Subteam shall work to coordinate and harmonize all Reconciliation Procedures to permit for reconciliation, and associated payments, with respect to Shared Costs as well as Pre-Tax Profit or Loss within [*] after the end of the applicable [*].

(C)

In no event shall any amendment to the GDPs or Global Commercialization Plans (including any Territory Commercialization Plans and Manufacturing and Supply Plans incorporated therein) result in any Shared Costs exceeding the percentages and amounts listed in clause 8.1.

8.4	[*]

Notwithstanding clauses 8.1(A), 8.1(C)(a) and 8.3, in no circumstances shall [*] under clauses 8.1(A) and 8.1(C)(a) (excluding, for clarity, any costs or expenses incurred in connection with Genmab’s exercise of the Right to Proceed Mechanism or Right to Combine Mechanism pursuant to clauses 6.3 and 6.4) [*] per Calendar Year per Licensed Product [*]. Subject to the remainder of this clause 8.4, any [*] for such Calendar Year in [*] shall be [*] and the reimbursement calculations set forth in clause 8.3 shall be adjusted accordingly. [*] reimburse [*] for an amount equal to [*] by way of [*], in each case, following the date on which [*] incurs such [*], which [*] shall continue until such amounts incurred [*] (but within [*]) have been [*] in [*], provided that in no event shall such [*] (as applicable) by more than [*] in any [*]. Notwithstanding the foregoing, Genmab may, at any time and in its sole discretion, elect to pay any portion of the outstanding amount owed by it to Licensee by way of an additional direct payment from Genmab to Licensee.

9.	Amendments and updates to the GDP, GCP and GMAP
9.1	Updating and amending GDPs
(A)

The JDC shall review the GDPs not less frequently than annually and shall develop detailed and specific amendments to update the GDPs. The JDC shall submit such annually updated GDPs (including the Global Development Budgets) for the following Calendar Year to the JSC for review and approval, such that JSC preliminary approval would occur no later than [*] of each Calendar Year. Upon the JSC’s preliminary approval, such updated GDPs (including the Global Development Budgets) shall be submitted to each Party for its internal budgeting process with a target for final approval of the updated GDPs (including the Global Development Budgets) by the JSC no later than [*] of each Calendar Year, at which time all updates shall be appended to the GDPs. The JDC may also develop and submit to the JSC from time to time other proposed Substantive Amendments to the GDPs, including amending

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

the existing GDPs or creating a new GDP to reflect the inclusion of an Option Compound as a new Licensed Compound as agreed by the Parties pursuant to the Research and Collaboration Agreement. The JDC shall also review each Party’s (and its Affiliates’) performance under the then-current GDPs (including the Global Development Budgets) on a quarterly basis, and shall develop detailed and specific amendments to the Global Development Budgets that reflect such performance. The JSC shall review any proposed Substantive Amendments presented by the JDC and may approve such proposed Substantive Amendments or any other proposed Substantive Amendments that the JSC shall consider from time to time in its discretion and, upon such approval by the JSC, the GDPs shall be amended accordingly. Substantive Amendments to the GDPs, including the Global Development Budgets, shall not be effective without the approval of the JSC (or the Executive Officers, as applicable). If the JSC does not approve an annual update or Substantive Amendment to the GDPs, including the Global Development Budgets, prior to the start of the next Calendar Year, [*]. An amendment which is not a Substantive Amendment may be approved by the JDC and shall not require JSC approval to be binding.

(B)

Schedule 12 includes a high-level forecast of anticipated budget amounts and associated timelines for Development of the Licensed Products. In reviewing and approving annual updates to the Global Development Budgets, the JSC (or the Executive Officer, if applicable) shall consider the budget amounts and timelines reflected in Schedule 12. Until total overall Development Costs of the Licensed Products reflected in Schedule 12 have been spent on the Development of the Licensed Products pursuant to this Agreement, the Global Development Budgets shall provide for at least the amounts reflected for the relevant year in Schedule 12 as of the Effective Date (or, if different, the amounts forecast for the relevant year in the most recently approved Global Development Budgets, taking into account any amounts actually spent for the years covered by such Global Development Budgets that have already occurred), on approximately the timelines set out in Schedule 12, unless the Parties otherwise agree or the JSC (or, if applicable, the Executive Officers) determines that spending such amounts on such timelines is not commercially reasonable for Development of the Licensed Products (viewing the Licensed Products on a stand-alone basis and not taking into account, for example, either Party’s own portfolio management considerations).

9.2	Updating and amending Global Commercialization Plans
(A)

Each Calendar Year, the Parties shall develop and submit to the JCC for review, updated Global Commercialization Plans (including updated Global Commercialization Budgets, Territory Commercialization Plans, Territory Commercialization Budgets, and Commercial Manufacturing and Supply Plans).

(B)

The JCC shall submit such updated Global Commercialization Plans to the JSC for review and approval in time to permit the JSC’s preliminary approval to occur no later than [*] of the prior Calendar Year. Upon the JSC’s preliminary approval of such updated GCPs, such plans shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [*] of the prior Calendar Year, and after final approval by the JSC, such Global Commercialization Plans shall take effect on the first

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

calendar day of the Calendar Year to which such Global Commercialization Plans apply.

(C)

The JCC shall review each Party’s (and its Affiliates’ and Subcontractors’ and sublicensees’) performance under the Global Commercialization Plans (and the relevant budgets included therein) on a [*] basis, and shall develop detailed and specific amendments to the Global Commercialization Plans to reflect such performance. The JCC shall also reasonably consider any other proposed updates and amendments to the Global Commercialization Plans presented by either Party from time to time, including amending the existing Global Commercialization Plans or creating a new Global Commercialization Plan to reflect the inclusion of a new Licensed Product containing an Option Compound which is a new Licensed Compound as agreed by the Parties pursuant to the Research and Collaboration Agreement.

(D)

The JSC shall review any proposed Substantive Amendments to the GCP presented by the JCC and may approve such proposed Substantive Amendments or any other proposed Substantive Amendments that the JSC shall consider from time to time in its discretion and, upon such approval by the JSC, the Global Commercialization Plans shall be amended accordingly.

(E)

Substantive Amendments to the Global Commercialization Plans (including the budgets incorporated therein), shall not be effective without the approval of the JSC (or the Executive Officers if applicable).

(F)

If the JSC does not approve an annual updated GCP or Substantive Amendment to a Global Commercialization Plan (including the budgets incorporated therein), prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to clause 17, and the then-current Global Commercialization Plans (and the budgets incorporated therein) shall continue to apply until the Global Commercialization Plans are agreed by the JSC or the Executive Officers pursuant to clause 17.1, or determined by arbitration.

(G)	An amendment which is not a Substantive Amendment may be approved by the JCC and shall not require JSC approval to be binding.
9.3	Updating and amending Global Medical Affairs Plans
(A)	Each Calendar Year, the JMAS shall develop an updated Global Medical Affairs Plans (including updated Global Medical Affairs Budgets and Territory Medical Affairs Plans).
(B)

The JMAS shall submit such updated GMAPs to the JDC (with respect to any portion of the GMAP that pertains to Medical Affairs activities prior to Regulatory Approval of a Licensed Product) and JSC (with respect to any portion of the GMAP that pertains to Medical Affairs activities after Regulatory Approval of a Licensed Product) for review, and in each case they shall submit such updated GMAP to the JSC for approval in time to permit the JSC’s preliminary approvals to occur no later than [*] of the prior Calendar Year. Upon the JSC’s preliminary approvals of such updated GMAPs, such plans shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [*] of the prior Calendar

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Year, and after final approval by the JSC, such GMAPs shall take effect on the first calendar day of the Calendar Year to which such GMAPs apply.

(C)

The JMAS shall review each Party’s (and its Affiliates’ and Subcontractors’ and sublicensees’) performance under the GMAPs (and the relevant budgets included therein) on a quarterly basis, and shall develop detailed and specific amendments to the GMAPs to reflect such performance. The JMAS shall also reasonably consider any other proposed updates and amendments to the GMAPs presented by either Party from time to time, including amending the existing GMAPs or creating a new GMAP to reflect the inclusion of a new Licensed Product containing an Option Compound which is a new Licensed Compound as agreed by the Parties pursuant to the Research and Collaboration Agreement.

(D)

The JDC and JSC (as applicable) shall review any proposed Substantive Amendments to the GMAP presented by the JMAS and may submit such Substantive Amendments to the JSC for approval of those Substantive Amendments or any other proposed Substantive Amendments that the JDC and JSC (as applicable) shall consider from time to time in its discretion and, upon such approval by the JSC, the Global Medical Affairs Plans shall be amended accordingly.

(E)	Substantive Amendments to the Global Medical Affairs Plans (including the budgets incorporated therein), shall not be effective without the approval of the JSC.
(F)

If the JSC does not approve an annual updated GMAP or Substantive Amendment to a Global Medical Affairs Plan (including the budgets incorporated therein), prior to the start of the next Calendar Year, [*].

(G)

An amendment which is not a Substantive Amendment may be approved by the JDC (with respect to any portion of the GMAP that pertains to Medical Affairs activities prior to Regulatory Approval of a Licensed Product) or JSC (with respect to any portion of the GMAP that pertains to Medical Affairs activities after Regulatory Approval of a Licensed Product) and shall not require further JSC approval to be binding.

10.	Manufacture and supply
10.1	Manufacture
10.1.1

JSC and Subteam Oversight.  The JSC, in consultation with the JDC, JCMCS and the JFS, shall oversee and have authority regarding Manufacture of the Licensed Products and CMC Development in the Field, in the Territory.

10.1.2

[*] Manufacturing.  [*] shall Manufacture: (i) the Licensed Products for clinical and (subject to clause 10.1.3) [*] use, in accordance with the terms of the GDPs and GCPs. The Parties shall agree and enter into a supply agreement (one supply agreement per Licensed Product) in respect of [*] Manufacture of clinical supplies of the respective Licensed Products (“Supply Agreement”) as soon as reasonably practicable after the Effective Date. The Supply Agreements shall contain usual provisions relating to the supply and inventory of biopharmaceutical products (and the Parties’ strategy with respect thereto) and shall be negotiated in good faith by the Parties taking into consideration the scope and effect of any corresponding supply

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

obligations which Genmab may owe to its Manufacturing Subcontractor. Subject to clause 10.1.3, such Supply Agreements shall be amended or replaced (at the Parties’ election) to address Manufacturing of commercial supplies of the respective Licensed Products in due course and in any event before the Manufacture of any Licensed Product for Commercialization.

10.1.3

Transfer of [*].  The Parties acknowledge and agree that while the Development Manufacturing and Supply Plans shall [*], it is intended that [*] to be mutually agreed by the Parties. Prior to [*] with respect to Licensed Products, the Parties shall agree and enter into a supply agreement in respect of [*] which shall be broadly similar to the terms of the Supply Agreement, and the Supply Agreement shall expire.

Each Party shall use Commercially Reasonable Efforts to ensure a timely and effective [*] with respect to the Licensed Products in accordance with the Development Manufacturing and Supply Plan or Commercial Manufacturing and Supply Plan (as applicable) and to complete the [*] contemplated by this clause. [*].

10.1.4

Manufacturing performance.  The Parties may review and discuss each Party’s (and its Affiliates’ and Subcontractors’) performance in respect of Manufacturing activities at each meeting of the JDC or JCC. If the JDC or JCC determines that a Party, or its Affiliate or Subcontractor has failed to comply with its Manufacturing obligations under the GDPs or GCPs as applicable and such failure could adversely affect the Development or Commercialization of the Licensed Products in the Field, or if the JDC or JCC does not agree and one Party believes such is the case, the JDC or JCC shall (or such Party may) so notify the JSC and the JSC shall discuss whether any remedial action is desirable.

10.1.5	Costs. For the avoidance of doubt, each Party’s Manufacturing Costs incurred in connection with the Manufacture and supply of the Licensed Products hereunder shall [*].
10.2	CMC Development

Allocation of responsibility to perform CMC Development for the Licensed Products shall be set out in the GDP.  Each Party shall participate, through its representatives on the JDC, JCMCS and JFS, in decision-making with regard to CMC Development activities related to e.g. new formulations or dosage forms for the Licensed Products and of associated Manufacturing processes, which activities shall be conducted in accordance with the Development Manufacturing and Supply Plans or Commercial Manufacturing and Supply Plans incorporated into the GDP or GCP (as applicable).

11.	Financial provisions
11.1	Upfront payment

In partial consideration of the rights and licenses granted by Genmab to Licensee under this Agreement, Licensee shall pay to Genmab a non-refundable, non-creditable one-off payment of seven hundred fifty million U.S. Dollars ($750,000,000) within [*] after the Effective Date.

11.2	Milestone payments
11.2.1	Development Milestones. In partial consideration for the rights and licenses granted by Genmab to Licensee under this Agreement, subject to clause 8.4 and clause

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

11.2.4, Licensee shall pay, or cause to be paid, to Genmab each of the following non-refundable, non-creditable payments upon the achievement of each of the following milestone events (each a “Development Milestone”) by or on behalf of the Parties or their Affiliates or sublicensees with respect to the applicable Licensed Products as described below in accordance with clauses 11.2.5 and 11.2.6.

Milestone event	Milestone Payment ($USD)
	GEN3013 Product	[*] Product	[*] Product
Initiation of a Pivotal Trial in the first Indication for a Licensed Product	$40,000,000	[*]	[*]
[*]	[*]	[*]	[*]

Each Development Milestone shall be payable [*] by each of [*], respectively, to achieve such Development Milestone. [*].

11.2.2

Regulatory Milestones.  In partial consideration for the rights and licenses granted by Genmab to Licensee under this Agreement, subject to clause 8.4 and clause 11.2.4, Licensee shall pay, or cause to be paid, to Genmab each of the following non-refundable, non-creditable payments upon the achievement of each of the following milestone events (each a “Regulatory Milestone”) by or on behalf of the Parties or their Affiliates or sublicensees with respect to the applicable Licensed Products described below in accordance with clauses 11.2.5 and 11.2.6.

Milestone event	Milestone Payment ($USD)
	[*] Product	[*] Product	[*] Product
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

Each Regulatory Milestone shall be [*] by each [*].

11.2.3

Commercial Milestones.  In partial consideration for the rights and licenses granted by Genmab to Licensee under this Agreement, subject to clause 8.4 and clause 11.2.4, Licensee shall pay, or cause to be paid, to Genmab each of the following non-refundable, non-creditable payments upon the achievement of each of the following milestone events (each a “Commercial Milestone,” and together with the

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Development Milestones and Regulatory Milestones, collectively, the “Milestones”) by or on behalf of the Parties or their Affiliates or sublicensees on a Licensed Product-by-Licensed Product basis with respect to the applicable Licensed Products described below in accordance with clauses 11.2.5 and 11.2.6.

[*] Product
Milestone event	Payment ($USD)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*] Product and [*] Product
Milestone event	Milestone Payment ($USD)
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Each Commercial Milestone shall be payable [*] by each of [*].

11.2.4

Licensed Products Containing [*]. Notwithstanding any provision in this Agreement to the contrary, Milestone payments payable to Genmab under this Agreement in respect of a [*] shall solely be determined as follows:

(A)	[*]
(B)	[*]
(C)	[*]
(D)	[*]

[*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

By way of example, [*].

11.2.5

Notification and Payment of Milestone Payments.  Licensee shall notify Genmab promptly in writing (and in any event within [*]) of the achievement of any Development Milestone, Regulatory Milestone or Commercial Milestone in respect of First Commercial Sale of a Licensed Product. Licensee shall notify Genmab promptly in writing (and in any event within [*] days following the end of the [*]) upon becoming aware of the achievement of any aggregate Net Sales-based Commercial Milestone. Genmab shall then invoice Licensee for the payment of the associated Milestone which, subject to clause 8.4, shall be payable within the later of [*]. Notwithstanding the foregoing, if Genmab becomes aware of the achievement of a Milestone prior to Licensee’s notice, Genmab may issue an invoice at that time which is related to the genuine achievement of the relevant Milestone and subject to clause 8.4, the relevant Milestone payment set forth in clauses 11.2.1, 11.2.2 and 11.2.3 will be made within [*] after the date of Genmab’s invoice.

11.2.6

Invoices.  Licensee shall pay, or cause to be paid, any amounts owed to Genmab, by wire transfer or electronic fund transfer to the credit of the bank account set out in Schedule 10. Invoices must be sent to Licensee at the address set out in clause 18.5 marked for the attention of AbbVie Biotechnology Ltd., with a copy to Licensee’s co-chair of the JFS.

11.2.7

VAT.  All sums payable under or pursuant to this Agreement are exclusive of VAT. Accordingly, where any taxable supply for VAT purposes is made under or in connection with this Agreement by one Party to the other, the recipient of that supply shall, in addition to any payment for that supply, pay to the supplier such VAT as is chargeable in respect of the supply at the same time as payment is due or in any other case when demanded by the supplier following receipt, where applicable, of an invoice in the appropriate form issued by the supplier in respect of those payments.  If the VAT originally paid or otherwise borne by the recipient of any taxable supply are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the supplier to receive a refund of the undue VAT from the applicable taxing authority and any amount of undue VAT repaid by such taxing authority to the supplier will be transferred to the recipient within forty-five (45) calendar days of receipt.

11.3	Pre-Tax Profit or Loss
11.3.1

Pre-Tax Profit or Loss.  Subject to clause 11.4, the Parties shall share in Pre-Tax Profit or Loss in the Territory for so long as the relevant Licensed Product is being sold in the Territory as follows:

(A)	Genmab shall be entitled to and bear fifty percent (50%) of such Pre-Tax Profits or Loss; and
(B)	Licensee shall be entitled to and bear fifty percent (50%) of such Pre-Tax Profits or Loss.

Procedures for: (i) quarterly reconciliation of such Pre-Tax Profit or Loss (calculated using the methodology in Schedule 10); and (ii) quarterly reporting of actual results and review and discussion of potential discrepancies, reasonable forecasting, and other finance and accounting matters, to the extent not set out in clauses 11.3.2, 11.3.3 or Schedule 10, will be established by the JFS (the “Net Sales Reconciliation Procedures”). Such procedures will provide the ability to comply with financial

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

reporting requirements of each Party. Subject to clause 11.4, such sharing of Pre-Tax Profit or Loss shall apply in respect of Territory B regardless of whether Genmab has exercised its rights under clause 7.3.2.

11.3.2	Interim reports.
(A)

Within [*] of the end of each [*] and [*] after First Commercial Sale of a Licensed Product, each Party shall provide the other Party and the JFS with a [*]. Such [*] shall also include a comparison of such estimated Net Sales to that Party’s Commercialization Projection and the applicable Global Commercialization Budget for the same period, with accompanying commentary. The JFS shall promptly prepare consolidated [*] and [*] based on those reports provided by the Parties and shall provide such consolidated [*] to the Chief Financial Officers of each Party. Such [*] shall be provided as a courtesy estimate only and shall not be used as a basis of comparison against actual Pre-Tax Profit or Loss shares due or be considered binding in any way.

(B)

Within [*] of the end of each [*], each Party shall provide the other Party and the JFS with its estimated Pre-Tax Profit or Loss for tfhat [*] in respect of each Licensed Product using the calculation set out in Schedule 10 based only on its own estimated Net Sales and Other Income less its own Shared Costs.

11.3.3

[*] Reconciliation and Payments.  The Net Sales Reconciliation Procedures shall provide that within [*] after the end of each [*], each Party shall submit to the JFS and the JCC a report, in such reasonable detail and format as is established by the JFS, of all [*] and other amounts necessary to calculate Pre-Tax Profit or Loss for the Territory. Following receipt of such report, each Party shall reasonably cooperate to provide additional information as necessary to permit calculation and reconciliation of Pre-Tax Profit or Loss for the Territory for the applicable [*] by the JFS. The Net Sales Reconciliation Procedures shall provide for the JFS to develop a written report setting forth in reasonable detail the calculation of Pre-Tax Profit or Loss in the Territory for the applicable [*] based on the principles set out in Schedule 10, amounts owed by Genmab to Licensee or by Licensee to Genmab, as the case may be, as necessary to accomplish the sharing of Pre-Tax Profit or Loss in the Territory for the applicable Calendar Quarter, and to prepare such report promptly following delivery of the reports from the Parties as described above in this clause and in a reasonable time (to be defined in the Net Sales Reconciliation Procedures) in advance of applicable payments to accomplish the sharing of Pre-Tax Profit or Loss in the Territory for the applicable [*]. Payments to reconcile Pre-Tax Profit or Loss in the Territory, and Shared Costs, shall be paid by the applicable Party within [*] after the end of each [*]. Such payments shall be made to the bank accounts set out in Schedule 10.

11.4	Royalty Payable
11.4.1

Notwithstanding the terms of clause 11.3, the Parties acknowledge and agree that Net Sales of the [*] Product in each country in Territory B (such product in such countries, a “Royalty Bearing Product”) shall not be included in the Pre-Tax Profit or Loss described in clause 11.3 and, instead, subject to clause 11.4.5, Licensee shall pay Genmab a royalty on Net Sales of the Royalty Bearing Product sold by Licensee or its Affiliates in Territory B during each Calendar Year of the Royalty Term at the rates set forth below.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Net Sales in Territory B of Royalty Bearing Product in a Calendar Year	Royalty Rate
For that portion of aggregate Net Sales of Royalty Bearing Products in Territory B during a Calendar Year [*]	22%
For that portion of aggregate Net Sales of Royalty Bearing Products in Territory B during a Calendar Year [*]	[*]
For that portion of aggregate Net Sales of Royalty Bearing Products in Territory B during a Calendar Year [*]	26%

For the avoidance of doubt, Net Sales of the [*] Product in Territory A shall be subject to the Pre-Tax Profit or Loss share in clause 11.3 and shall not be subject to a royalty hereunder.

11.4.2	Payment of Royalties. Licensee shall pay all royalties earned pursuant to clause 11.4.1 in the preceding [*] within [*] after the end of that [*]. All such payments shall be made in U.S. Dollars.
11.4.3

Single Royalty.  Licensee and its Affiliates are not obliged to pay or cause to be paid to Genmab more than one royalty on any unit of Royalty Bearing Product in Territory B, irrespective of how many Genmab Patent Rights or Licensee Patent Rights may cover such Royalty Bearing Product in Territory B.

11.4.4

Report of Royalties.  In addition to any other reporting to be provided to Genmab under this Agreement with respect to Licensee’s Commercialization of Licensed Products, Licensee shall within [*] after the end of each [*] during the Royalty Term deliver to Genmab a written report showing its computation of royalties due under clause 11.4.1 on Net Sales of Royalty Bearing Products in Territory B during such [*] (“Royalty Report”). Each such Royalty Report shall include: [*]. Royalty Reports hereunder shall be deemed to be “Confidential Information” of both Parties and subject to the terms and conditions of clause 14.

11.4.5

Royalty Reductions.  Subject to clause 11.4.6, if in any country in Territory B during the Royalty Term for the Royalty Bearing Product, a Third Party obtains Regulatory Approval for and commences sale of a Biosimilar with respect to the Royalty Bearing Product, and the aggregate Net Sales for Royalty Bearing Product decreases, on a country-by-country basis, by:

(A)

[*], in a given [*] as compared to the average aggregate Net Sales for the Royalty Bearing Product in a [*] in such country during the [*] immediately preceding the [*] in which such Biosimilar was launched (the [*]), then the royalty rate set out in clause 11.4.1 shall be reduced by [*] in respect of Net Sales in such affected country/ies where such Biosimilar is sold and such reduction shall continue for as long as [*];

(B)

[*], in a given [*] as compared to the [*], then the royalty rate set out in clause 11.4.1 shall be reduced by [*] in respect of Net Sales in such affected country/ies where such Biosimilar is sold and such reduction shall continue for as long as [*];

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(C)

[*] in a given [*] as compared to the [*], then the royalty rate set out in clause 11.4.1 shall be reduced by [*] in respect of Net Sales in such affected country/ies where such Biosimilar is sold and such reduction shall continue for as long as [*], provided that the same principles are applied in the calculation of such aggregate Net Sales as are usually and consistently applied by the Licensee during such Calendar Quarters. The royalty rate in other countries in Territory B where a Biosimilar is not on sale, or where a Biosimilar is on sale but aggregate Net Sales for the Royalty Bearing Product are not reduced by [*] in a given [*] as compared to the Pre-Biosimilar Launch Average in that country, shall remain unaffected.

11.4.6

Cumulative Reductions.  Notwithstanding the reductions set forth in clause 11.4.5 and those shared Patent Costs permitted under clause 12.9 in respect of the Royalty Bearing Product in Territory B, in no event will the royalties payable to Genmab in a given [*] be reduced by [*] the aggregate amount that would otherwise have been due to Genmab pursuant to clause 11.4.1, provided, however, that Licensee may carry forward any such reductions permitted under clauses 11.4.5 or 12.9 that are incurred or accrued in a given [*] but are not applied against the royalties due to Genmab in such [*] as a result of the foregoing floor and apply such amounts against royalties due to Genmab in any subsequent [*] until the amount of such reduction has been fully applied against royalties due to Genmab under this Agreement.

11.5	Audits

Each Party and its Affiliates shall keep complete and accurate records of the items underlying Shared Costs, Other Income, Net Sales and the other elements required to prepare the reports or calculate payments required under this Agreement (including under clause 11.4.1) and the Reconciliation Procedures, and any other payments under this Agreement. Each Party will have the right annually at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party and its Affiliates in the location(s) where such records are maintained by the other Party or its Affiliates upon [*] notice and during regular business hours and under obligations of confidence, for the purpose of verifying the basis and accuracy of payments made under this Agreement and the Reconciliation Procedures, and any other payments due under this Agreement, within the prior [*] period. If the review of such records reveals that the other Party has failed to accurately report information or make any payment (or portion thereof) required under this Agreement, then the other Party shall promptly pay to the auditing Party any underpaid amounts due under the Reconciliation Procedures, or otherwise due under this Agreement, together with interest calculated in the manner provided in clause 11.9.  If any such discrepancies are an underpayment of amounts due under this Agreement greater than [*]  of the amounts actually due for any Calendar Year the other Party shall pay all reasonable external costs incurred in conducting such review. If such audit reveals that the other Party has made an overpayment, then the auditing Party shall promptly pay to the other Party any overpaid amounts due under the Reconciliation Procedures, or otherwise due under this Agreement, together with interest calculated in the manner provided in clause 11.9.  [*]. For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then the auditing Party’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy. Parties will also cooperate with respect to documentation, assistance with information, and

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

explanations that may reasonably be required for completion of the audit of the Party’s financial statements and for compliance with the corporate governance code applicable to a Party.

11.6	Tax matters
11.6.1

Each Party will make all payments to each other under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment (with the determination of such required withholding made by the Party receiving the payment (the “Payee”)) subject to the requirements set forth in clause 11.6.3.

11.6.2

Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Party making the payment (the “Payor”) on behalf of the Payee to the appropriate Governmental Authority, and Payor will furnish Payee with proof of payment of such Tax. Any such Tax, to the extent withheld and paid to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Payee.  Any such Tax required to be withheld will be an expense of and borne by Payee with the exception of any such Tax related to the upfront or Milestone payments due to Genmab pursuant to clauses 11.1 or 11.2 and arising by reason of Licensee’s or its assignees’ place of incorporation or tax residence. In the event that the upfront payment or Milestone payments due to Genmab pursuant to clauses 11.1 or 11.2 are subject to mandatory withholding or other similar Tax under applicable Laws by reason of Licensee’s or its assignees’ place of incorporation or tax residence, the relevant amounts otherwise due to Genmab pursuant to clauses 11.1 or 11.2, as applicable, shall be grossed up so that the amount received by Genmab after such withholding or similar Tax arising by reason of Licensee’s or its assignees’ place of incorporation or tax residence is deducted shall be the full amount Genmab would have received in the absence of such withholding or other similar Tax.

11.6.3

The Parties will cooperate with respect to all documentation required by any Governmental Authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. If the withholding tax rate is reduced according to the provisions of an applicable double tax treaty or regulations applicable thereto, then no deduction or withholding shall be made (or such reduced amount shall be deducted or withheld), in each case as applicable, only if the Payor is timely furnished with necessary documents or certification by the Payee issued by the Governmental Authority certifying that the payment is exempt from Tax or subject to a reduced Tax rate or the Payee otherwise satisfies the requirements to obtain the treaty benefit in question. The Parties will also cooperate with respect to documentation that may reasonably be required for reporting any Tax position by the Parties under GAAP and IFRS.

11.6.4

Subject to clauses 11.6.2 and 15.13 and otherwise notwithstanding anything to the contrary set forth in this Agreement, if Payor had a duty to withhold Taxes in connection with any payment it made to Payee but Payor failed to withhold, and such Taxes were assessed against and paid by Payor, then Payee shall, at Payor’s request and upon receipt of proof of Payor’s payment of such Taxes, reimburse to Payor the amount equivalent to such Taxes paid by Payor.  For the avoidance of doubt, Payee shall indemnify and hold harmless the Payor from and against not only any taxes, but also any related interest or penalties (other than penalties that result from a failure by Payor to follow the determination made by the Payee pursuant to

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

clause 11.6.1) that are imposed by the Governmental Authority against the Payor as withholding agent.

11.6.5

Prior to commencing Commercialization of any Licensed Product in any relevant jurisdiction within the Territory, the Parties hereby agree to cooperate in good faith to agree on tax reporting, including the preparation and filing of applicable tax returns.  For the avoidance of doubt, Licensee agrees [*]. The Parties shall use reasonable efforts to (i) [*]

11.7	Currency exchange
11.7.1

Currency of Payment.  All payments under this Agreement shall be paid in U.S. Dollars, by wire transfer to the account set out in Schedule 10 (which account the receiving Party may update from time to time in writing).

11.7.2

Currency Conversion.  If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are received or paid in a currency other than U.S. Dollars, then the Parties shall convert any such amount expressed in a foreign currency into U.S. Dollar equivalents using its, its Affiliate’s or sublicensee’s standard conversion methodology consistent with [*].

11.8	Blocked payments

If, by reason of applicable Laws in any country, it becomes impossible or illegal for a Party or its Affiliate to transfer, or have transferred on its behalf, payments to the receiving Party, the paying Party shall promptly notify the receiving Party of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant country to the credit of the receiving Party in a recognized banking institution designated by the receiving Party or, if none is designated by the receiving Party within a period of [*], in a recognized banking institution selected by the paying Party or its Affiliate, as the case may be, and identified in a notice given to the receiving Party.

11.9	Late payments

Subject to payments made under clauses 6.3 or 8.4, if a Party shall fail to make a payment pursuant to this Agreement when due, any such late payment shall bear interest, to the extent not prohibited by Law, at the annual rate of [*] per annum above LIBOR or its successor rate, effective for the first date on which payment was delinquent and calculated on the number of calendar days such payment is overdue.

11.10	Resolution of financial disputes

If there is a dispute, claim or controversy relating to any financial obligation by one Party to the other Party pursuant to this Agreement, the paying Party shall pay such undisputed amounts in accordance with the terms of this Agreement and provide such other Party with a written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute. Each Party agrees that it shall seek to resolve such dispute [*] of the date such written notice is received. If no such resolution is reached by the Parties, the dispute shall first be referred to the JFS, then the JSC for resolution and if no such resolution is achieved, the matter shall be resolved through the procedures set out in clause 17.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

12.	Intellectual Property Rights
12.1	Interpretation

The Parties acknowledge and agree that the Genmab Intellectual Property includes Genmab Patent Rights and Genmab Know-How which Cover different aspects of the Licensed Products and which may be treated differently under this clause 12. In particular, for the purposes of this clause 12, the following terms shall have the following meanings:

(A)	“Genmab Product Patent Rights” shall mean those Genmab Patent Rights which Cover the [*] and which do not constitute [*].
(B)	“Genmab Technology Patent Rights” shall mean those Genmab Patent Rights which Cover the [*], but excluding [*].
(C)

“Genmab Right to Proceed or Combine Patent Rights” shall mean those Genmab Patent Rights that are [*] owned or Controlled by Genmab, but excluding any [*] that is owned by Genmab in connection with the performance of any [*]

(D)	“Genmab Licensed Patent Rights” shall mean those Genmab Patent Rights which are licensed to Genmab from a Third Party (including those licensed under the Existing Third Party Agreements).
(E)	“Genmab Collaboration Technology Patent Rights” shall mean those Genmab Patent Rights that are part of the Genmab Collaboration Technology (excluding any Genmab Patent Rights in respect of the [*].

The [*] shall collectively be referred to as the “Genmab Reserved Patent Rights”.

The list of Genmab Patent Rights in Schedule 6 shall identify which Patent Rights existing at the Effective Date are comprised within each of these categories of Genmab Patent Rights set out above.

12.2	Ownership of Collaboration Technology
12.2.1

Each Party shall promptly inform the other Party in writing of any Collaboration Technology conceived or reduced to practice, discovered, developed or otherwise made by it or its Affiliates, alone or jointly with others, in the performance of this Agreement.

12.2.2	Genmab shall exclusively own:
(A)	[*]
(B)	[*]

(collectively, “[*]”). Licensee hereby assigns (and shall procure that its Affiliates, and any of its or their employees, agents and consultants assign) (by way of present assignment of future rights) to Genmab (or its designated Affiliate) absolutely, with full title guarantee, all rights, title and interests Licensee or its Affiliates (or any of their employees, agents or consultants) has or may come to have in and to any and all [*] for no further consideration. To the extent such assignment is not effective under this

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Agreement or otherwise by operation of law, Licensee shall hold such rights, title and interests on trust for Genmab and immediately assign the same by written instrument to Genmab (or its designated Affiliate) on request, for no further charge.

12.2.3	Licensee shall exclusively own all [*] (“Licensee Collaboration Technology”).
12.2.4	[*].
12.2.5

To the extent applicable and permitted by Law Licensee hereby waives, and agrees to procure that its and its Affiliates’ personnel waive, in favor of Genmab, all moral rights Licensee or its or its Affiliates’ personnel has or may have under the Copyright Designs and Patents Act 1988 of the United Kingdom or other similar Laws in the [*], now or at any time in the future.

12.3	Prosecution and maintenance of Patent Rights globally
12.3.1

Genmab Product Patent Rights and Genmab Collaboration Technology Patent Rights.  [*] shall have the first right to prepare, file, prosecute, validate, maintain, defend and extend (except as set forth in clause 12.7.1) the Genmab Product Patent Rights and Genmab Collaboration Technology Patent Rights on a global basis. [*]  shall promptly provide [*]  with copies of all material correspondence to or from the U.S. Patent and Trademark Office (“USPTO”), European Patent Office (“EPO”) and equivalent patent offices in foreign jurisdictions, relating to the Genmab Product Patent Rights or Genmab Collaboration Technology Patent Rights. [*] shall take into account (acting in good faith) and consider [*] reasonable interests (regarding the Licensed Products in the Field) and requests regarding the preparation, filing, prosecution, validation, maintenance, defense and extension of Genmab Product Patent Rights or Genmab Collaboration Technology Patent Rights under this clause. If [*] does not wish to file or continue prosecution, validation, maintenance or defense of one or more Genmab Product Patent Rights or Genmab Collaboration Technology Patent Rights in any country or region pursuant to this clause 12.3.1, it shall notify [*]  of the same and [*] may (at its election) take over such preparation, filing, prosecution, validation, maintenance, defense or extension of the Genmab Product Patent Rights or Genmab Collaboration Technology Patent Rights in the name of [*]  in such country or region, and [*] shall reasonably cooperate with [*] in such country or region after such taking over such activities. For the avoidance of doubt, all Out-of-Pocket Costs relating to the preparation, filing, prosecution, validation, maintenance, defense and extension of Genmab Product Patent Rights or Genmab Collaboration Technology Patent Rights shall constitute [*].

12.3.2

Genmab Reserved Patent Rights.  [*] shall have the exclusive right to prepare, file, prosecute, validate, maintain, defend and extend the Genmab Reserved Patent Rights on a global basis. [*] shall provide [*]  with regular updates relating to the status of the Genmab Reserved Patent Rights. [*] shall be solely responsible for all costs relating to the preparation, filing, prosecution, validation, maintenance, defense and extension of Genmab Reserved Patent Rights.

12.3.3	[*].[*].
12.3.4

Licensee Patent Rights.  Subject to clause 12.3.5, [*] shall have the exclusive right to prepare, file, prosecute, validate, maintain, defend and extend the Licensee Patent Rights on a global basis. [*]  shall provide [*] with regular updates and status relating to such Licensee Patent Rights. [*] shall be solely responsible for all costs relating to

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

the preparation, filing, prosecution, validation, maintenance, defense and extension of such Licensee Patent Rights.

12.3.5

Licensee Collaboration Technology.  [*] shall have the first right to prepare, file, prosecute, validate, maintain, defend and extend (except as set forth in clause 12.7) those Licensee Patent Rights that are part of the Licensee Collaboration Technology (“Licensee Collaboration Technology Patent Rights”) on a global basis in close consultation and coordination with [*]. [*]  shall promptly provide [*] with draft applications and copies of all material correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions, relating to the Licensee Collaboration Technology Patent Rights. [*] shall closely coordinate and consult with [*]  and take into account (acting in good faith) and consider [*] reasonable interests (regarding the Licensed Products in the Field) and requests regarding the preparation, filing, prosecution, validation, maintenance and defense of Licensee Collaboration Technology Patent Rights under this clause. If [*]  does not wish to file an application or does not wish to continue prosecution, validation, maintenance or defense of one or more Licensee Collaboration Technology Patent Rights under this clause, it shall notify [*]  of the same and [*] may (at its election) take over such preparation, filing, prosecution, validation, maintenance or defense of the Licensee Collaboration Technology Patent Rights in the name of [*], and [*] shall reasonably cooperate with [*] in such country or region after such taking over such activities. For the avoidance of doubt, all Out-of-Pocket Costs relating to the preparation, filing, prosecution, validation, maintenance and defense of Licensee Collaboration Technology Patent Rights shall constitute [*].

12.4	Third Party infringement
12.4.1

Each Party shall promptly notify the other Party of any apparent, threatened or actual infringement by a Third Party with respect to a product similar to a Licensed Product of any Genmab Patent Rights [*] or Licensee Patent Rights of which it becomes aware.

12.4.2	Enforcement of Genmab Product Patent Rights, Genmab Collaboration Technology Patent Rights and Licensee Collaboration Technology Patent Rights.
(A)

Enforcing Party.  If either Party reasonably determines that a Third Party is marketing or plans to market a product similar to a Licensed Product in the Territory which would or is reasonably likely to infringe [*], then such Party shall promptly notify the other Party of such determination, [*].  The Party that is the lead party instituting and controlling such infringement Action pursuant to this clause 12.4.2 or 12.4.5 (as applicable) shall be referred to as the “Enforcing Party”, and if the Parties jointly control such infringement Action, then both Parties shall be considered the Enforcing Party for such suit or action. [*].

(B)

Joint Proceedings. If the Parties jointly institute such infringement Action during such joint Action, all decisions relating to such Action shall be made jointly by the Parties, and the Parties agree to work in good faith to come to consensus agreements, and to compromise wherever reasonably possible; and in the event that the Parties are still unable to resolve an issue arising from and during such infringement Action, [*]

(C)	Participation. The Enforcing Party (if only Genmab or Licensee is the Enforcing Party) shall have the right to institute and control such infringement

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Action in the name of Genmab or of Licensee, or in the names of both of them as required by applicable Law. If the Enforcing Party institutes an infringement Action in accordance with clause 12.4.2(A)(ii), the non-Enforcing Party shall have the right, in the non-Enforcing Party’s sole discretion to join or otherwise participate in such legal action (including actively participating in material enforcement strategy decisions or other material decisions in respect of such proceeding). The Out-of-Pocket Costs of such participation shall [*].

(D)

Step-In Rights.  If the Enforcing Party (if only Genmab or Licensee is the Enforcing Party) decides not to institute or control such infringement Action, or has not taken reasonable steps to institute or prepare to institute such infringement Action in the Territory within a period of [*], then the Enforcing Party shall timely notify the non-Enforcing Party and the non-Enforcing Party may, in its sole discretion, institute and control such infringement Action, and in such event, such Party shall become the Enforcing Party hereunder.

12.4.3

Enforcement of Genmab Reserved Patent Rights.  [*] shall have the exclusive right to institute an infringement Action under the Genmab Reserved Patent Rights [*]. [*] shall have the right to institute such infringement Action in the name of Genmab or of Licensee, or in the names of both of them as required by applicable Law. [*].

12.4.4	[*]. [*]
12.4.5

Biosimilar filings.  In the event of a BLA filed by a Third Party under Section 351(k) of the United States Public Health Service Act (PHSA) for a Biosimilar (a “Biosimilar Filing”), the Parties shall discuss and jointly agree, in accordance with clause 12.4.2(A) whether: (i) [*], in close consultation with the other Party, to institute and manage an infringement Action, or (ii) [*] shall [*] institute and manage an infringement Action, under the [*] in respect of such Biosimilar Filing. If it is not legally possible for [*] institute such an infringement Action, the Parties shall agree which Party shall be the Party on record for such infringement Action but such infringement Action shall be conducted as determined jointly by the Parties. [*] shall have the right to institute such infringement Action in the name of Genmab or of Licensee or in the names of both of them as required by applicable Law. The non-Enforcing Party shall have a right, [*]. If Genmab or Licensee as the Enforcing Party decides not to institute or control an infringement Action against said Third Party, or has not taken reasonable steps to institute or prepare to institute such infringement Action [*] from receiving the information provided by the Third Party pursuant to 351(l)(1)(B) of the PHSA or a notice from the Third Party regarding such Biosimilar Filing, then the other Party shall be free to bring an infringement Action against said Third Party in respect of such Biosimilar Filing with respect to [*]. All other provisions of clause 12.4.2 shall be applicable to any patent enforcement action brought against a Third Party in response to said Biosimilar Filing. For the avoidance of doubt, the Out-of-Pocket Costs of a non-Enforcing Party participating in such Action shall constitute [*] save that if the non-Enforcing Party [*].

12.4.6

Enforcement of Licensee Patent Rights.  Subject to clauses 12.4.2 and 12.4.5, [*] shall have the exclusive right to institute infringement Action under the Licensee Patent Rights [*].  [*] shall have the right to institute such Action in the name of Licensee or of Genmab, or in the names of both of them as required by applicable Law.  [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

12.4.7

Cooperation.  In any suit or enforcement action brought under the [*] as described in clauses 12.4.2 - 12.4.6, each Party shall, and shall cause its Affiliates to, fully cooperate with the litigating Party (if only Genmab or Licensee is the litigating Party) , in good faith, and agree to be and shall join as a party to such suit at the litigating Party’s request, if necessary, provided that the litigating Party shall continue to control such suit. The litigating Party shall provide the other Party with reasonable prior notice and opportunity to review and comment, and shall consider in good faith all reasonable comments from such other Party, on any official papers, statements or proposed arguments asserted or to be asserted in litigation related to the enforcement of any [*] (or defense of same in response to any Third Party counter-claim) in connection with the Licensed Products. The litigating Party enforcing [*].  The litigating Party enforcing [*].  All information exchanged between the Parties in connection with any Action as described in clauses 12.4.2 – 12.4.6 will be deemed to be Confidential Information of the disclosing Party. [*].  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege, including privilege under the common interest doctrine and similar or related doctrines. [*].

12.4.8	Conduct of certain actions; costs. Except as provided in subclause (iii) of clause 12.4.2(A), the litigating Party shall have the [*].
12.4.9

Recoveries.  With respect to any Action initiated pursuant to this clause 12.4, any recovery obtained as a result of any such Action, by settlement or otherwise, shall be applied in the following order of priority:

(A)	[*]
(B)	[*]
12.5	Patent invalidity claim
12.5.1	Right to respond.
(A)

If, during the Term, a Third Party initiates an Action asserting that Genmab Patent Rights Covering the Licensed Product(s) in the Field are invalid or otherwise unenforceable (a “Genmab Invalidity Claim”), [*] shall control the response to such Genmab Invalidity Claim, provided that if such Genmab Invalidity Claim is a counterclaim, declaratory judgment claim adjudicated in the same proceeding as any infringement Action, or otherwise part of the same litigation involving an infringement Action against such Third Party, then the Party that has the right to control the infringement Action pursuant to clause 12.4 shall control the response to such Genmab Invalidity Claim. [*].

(B)

If, during the Term, a Third Party initiates an Action asserting that Licensee Patent Rights Covering the Licensed Product(s) in the Field are invalid or otherwise unenforceable (a “Licensee Invalidity Claim”), [*] shall control the response to such Licensee Invalidity Claim, provided that if such Licensee Invalidity Claim is a counterclaim, declaratory judgment claim adjudicated in the same proceeding as any infringement Action, or otherwise part of the same litigation involving an infringement Action against such Third Party, then [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(C)

For the avoidance of doubt, save as set out therein, clauses 12.5.1 and 12.5.2 shall apply to those Actions brought before a court of competent jurisdiction as a primary claim and shall not apply to any [*].

12.5.2	Conduct of Certain Actions; Costs.
(A)

The non-responding Party under clause 12.5.1 shall cooperate with the responding Party in the preparation and formulation of a response to a Genmab Invalidity Claim or Licensee Invalidity Claim (as applicable), and in taking other steps reasonably necessary to respond, to such Genmab Invalidity Claim or Licensee Invalidity Claim at the responding Party’s request.

(B)	The responding Party shall have the [*] for the response to such Genmab Invalidity Claim or Licensee Invalidity Claim (as applicable).

(C)If required under applicable Law in order for the responding Party to maintain a suit in response to such Genmab Invalidity Claim or Licensee Invalidity Claim, the other Party shall join as a party to the proceedings at the responding Party’s request. The non-responding Party under clause 12.5.1 shall offer reasonable assistance to the responding Party in connection therewith at the responding Party’s request. [*].

(D)	[*] shall not settle or compromise any [*] Invalidity Claim in respect of any Genmab Product Patent Rights or Genmab Collaboration Technology Patent Rights [*].
(E)	[*] shall not settle or compromise any [*] Invalidity Claim in a manner that [*].
(F)	[*].
12.6	Claimed infringement
(A)

Each of the Parties shall promptly notify the other if: (1) it reasonably suspects that the [*] may infringe a Third Party’s Intellectual Property Rights; or (2) any Third Party initiates any Action alleging patent infringement by Licensee or Genmab or any of their respective Affiliates with respect to the [*] (any such Action referred to herein as an “Infringement Claim”).

(B)

In the case of any Infringement Claim, [*] control the defense and response to any Infringement Claim, save that if and to the extent the Infringement Claim solely relates to the use of the [*] shall have the exclusive right to control the defense and response to any such Infringement Claim.

(C)	With respect to any Infringement Claim, [*].
12.7	Patent term extensions
12.7.1

Genmab Product Patent Rights and Genmab Collaboration Technology Patent Rights and Licensee Collaboration Technology Patent Rights.  With respect to a Licensed Product, [*], determine which Genmab Product Patent Rights and Genmab Collaboration Technology Patent Rights, if any, shall be extended pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Certificate of Protection of Member States of the EU and other similar measures in any other country. [*].

12.7.2

Genmab Reserved Patent Rights and Genmab Licensed Patent Rights.  With respect to a Licensed Product, and subject to clause 12.7.1, [*] shall have the sole discretion, in due consultation with [*], to determine which Genmab Reserved Patent Rights, if any, shall be extended pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country. [*].

12.7.3

Licensee Patent Rights.  With respect to a Licensed Product, and subject to clause 12.7.1, [*] shall have the sole discretion, in due consultation with [*], to determine which Licensee Patent Rights, if any, shall be extended pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country. [*]

12.8	Trademarks
12.8.1	Retained rights in corporate marks and logos. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.
12.8.2

Licensed Products Trademark.  The Parties shall aim to use one global Licensed Product Trademark in the Territory in connection with the Commercialization of each of the Licensed Products in the Field unless agreed otherwise by the JCC. Such Licensed Product Trademarks shall be included in the Global Brand Plans. The Licensed Product Trademarks shall be initially filed and prosecuted by [*] and upon grant of such registered Licensed Product Trademarks, as well as the International Nonproprietary Name or other name or identifier for the Licensed Compound, [*].  The Licensed Product Trademarks, and the International Nonproprietary Name or other name or identifier for the Licensed Compound, shall be maintained, enforced and defended in the same manner as for the Genmab Collaboration Technology Patent Rights as described in clauses 12.3 to 12.7 above mutatis mutandis. [*].  If Licensed Product Trademarks are used, the Parties shall use the trademark registration symbol ® or TM, as appropriate, in connection with the Licensed Product Trademarks. [*].

12.9	New Third Party Patent Rights
12.9.1

Notification.  If, during the Term, a Party determines, in its reasonable judgment, that it is [*] to obtain rights under any New Third Party Patent Rights in order to Develop, Manufacture or Commercialize a Licensed Product in the Field in accordance with this Agreement, then said Party shall promptly notify the other Party, and the Parties shall discuss such matter, including: [*] if such a license or acquisition would be so desirable, then which Party shall obtain such a license (with any such license being sublicensable and assignable to the other Party and its Affiliates and sublicensable to Subcontractors and sublicensees) or make such acquisition. Upon the request of either Party, the Parties shall seek the advice of [*].

12.9.2	Allocation of Patent Costs. If the Parties agree to either take invalidity or revocation Action or procure a license of (or acquire) such New Third Party Patent Rights, then, in each case, [*]:

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(A)	if such New Third Party Patent Rights are only necessary to practice the [*] in the context of the Licensed Product(s), then such amounts will be borne solely by [*]. [*]; and
(B)

if such New Third Party Patent Rights are practiced by the Parties to further Develop, Manufacture or Commercialize the Licensed Products and are also practiced by or on behalf of the licensing or acquiring Party (or Parties) to develop, manufacture or commercialize other products, then only: [*].

12.9.3

Dispute Resolution.  If the Parties do not agree with respect to the matters described in clauses 12.9.1 or 12.9.2, then such matter shall be referred to the [*] for resolution.  If the [*] cannot agree whether to [*].  [*].

13.	Data
13.1

The Parties agree that where legally permissible they shall each have the right to access and use all Data as a data controller of such Data (as that term is defined under the General Data Protection Regulations 2016/679), including to the extent possible and legally permissible outside the scope of this Agreement [*].  Any publication of Data shall be made in accordance with clause 14.3.

13.2

Promptly following the Effective Date, the Parties shall enter into a data protection agreement containing appropriate provisions in respect of the sharing of such Data in accordance with applicable data protection Laws (the “Data Protection Agreement”)  Without limiting the foregoing, the Parties shall:

(A)	[*];
(B)	[*];
(C)	[*];
(D)	[*];
(E)	[*];
(F)	[*];
(G)	[*];
(H)	[*]
(I)	[*].
13.3

For all Personal Data collected, Processed, hosted, or transmitted in performance by either Party of this Agreement, including in connection with the conduct of the activities under any GDP, GCP or GMAP (and all plans incorporated into any of them), the Parties shall comply with all applicable Data Security and Privacy Laws and the terms of the Data Protection Agreement.

13.4

In the event of any conflict or inconsistency between the provisions of this clause 13 and the provisions of the Data Protection Agreement, the provisions of the Data Protection Agreement shall take precedence to the extent of the conflict or inconsistency.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

14.	Confidentiality and publicity
14.1	Confidential Information
14.1.1	During the Term and for a period of [*] after any termination or expiration of this Agreement, each Party agrees to, and shall cause its Affiliates to:
(A)	keep in confidence and not to disclose to any Affiliates or Third Party; and
(B)	not use for any purpose (except in order to have the benefit of its rights, or to perform its obligations under, this Agreement),

any Confidential Information of the other Party.

Notwithstanding the foregoing, a Party may disclose such other Party’s Confidential Information to: (1) its Affiliates, Subcontractors, sublicensees and its and their employees, agents and consultants that need to know such Confidential Information in connection with the performance of such Party’s obligations under this Agreement; (2) Third Parties who are parties to an Existing Third Party Agreement to the extent necessary to comply with the terms of such agreement as such terms exist as of the Effective Date; and (3) advisors (including financial advisors, attorneys and accountants), business consultants, or actual or potential acquisition partners, collaboration partners, licensees, sublicensees or private investors, in each case as may be necessary in connection with the Development, Commercialization, Manufacture or other exploitation of the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, and in each case ((1)-(3)) such disclosure shall only be of that Confidential Information which is strictly necessary to be disclosed for the performance of the relevant purpose by such persons and provided always that such persons are under an obligation of confidentiality and non-use no less strict than the obligations in this clause 14.1. Each Party shall be liable for any unauthorized use or disclosure of such Confidential Information by any Person to whom Confidential Information is disclosed pursuant to this clause 14.1.1(B). As used herein, “Confidential Information” shall mean all confidential or proprietary information of the disclosing Party or its Affiliates given or disclosed to (or otherwise learned by via the disclosing Party and its Affiliates) the other Party or its Affiliate, whether disclosed in tangible or intangible form, which is marked or stated to be “Confidential” or “Proprietary” (or words of similar import) or which would reasonably by the nature of the subject matter or the manner of its disclosure be considered as being confidential or proprietary, including: (i) information relating to the business, affairs, customers, clients, suppliers, plans, intentions, or market opportunities of the disclosing Party or of the disclosing Party’s group; (ii) the terms of this Agreement; and (iii) information relating to any materials or Know-How generated in connection with the performance of this Agreement. Data shall constitute the Confidential Information of both Parties. For purposes of this Agreement: (i) all Confidential Information that was disclosed by Genmab or its Affiliate to Licensee under the Prior CDA shall be deemed Confidential Information of Genmab, and all Confidential Information that was disclosed by Licensee to Genmab or its Affiliate under the Prior CDA shall be deemed Confidential Information of Licensee; (ii) any confidential or proprietary information of either Party directed to the Licensed Products shall be deemed the Confidential Information of both Parties, save that any confidential or proprietary information specifically directed to the [*]; and (iii) [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

14.1.2	The restrictions in clause 14.1 shall not apply to any Confidential Information that:
(A)

was known by the receiving Party or its Affiliate prior to disclosure by the disclosing Party or its Affiliates hereunder or under the Prior CDA (as evidenced by the receiving Party’s or such Affiliates’ written records or other competent evidence);

(B)	is or becomes part of the public domain through no fault of the receiving Party or its Affiliates in violation of this Agreement;
(C)

is disclosed to the receiving Party or its Affiliates by a Third Party (excluding Affiliates) having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party or an Affiliate thereof; or

(D)

is independently developed by personnel of the receiving Party or its Affiliate without reliance on the Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence).

14.1.3	Notwithstanding the foregoing, each Party may use and disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in connection with:
(A)

filing or prosecuting patent applications claiming the Licensed Products or any aspect of the Development, Manufacture or Commercialization of the Licensed Products (such filing and prosecution to be conducted subject to applicable procedures set out in this Agreement);

(B)	conducting pre-clinical studies or Clinical Studies according to the Global Development Plans;
(C)

seeking Regulatory Approval of the Licensed Products and in Regulatory Filings or other communications or submissions to Regulatory Authorities, or submitting information to tax or other Governmental Authorities;

(D)	prosecuting, enforcing or defending litigation; or
(E)	complying with applicable Laws or court orders, including securities Laws and the rules of any securities exchange or market on which a Party’s (or its Affiliates’) securities are listed or traded.

If either Party or any of its Affiliates is required to disclose Confidential Information of the other Party as described above, to the extent permitted by Law, such Party shall: (a) provide prior notice of such intended disclosure to such other Party if possible under the circumstances; (b) disclose only such Confidential Information of such other Party as is required to be disclosed; and (c) allow the other Party to intervene to protect the confidentiality of the information and oppose such disclosure and, to the extent allowable by Law, to seek limitations on the portion of the Confidential Information that is required to be disclosed.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

14.2	Publicity
14.2.1

Upon the execution of this Agreement, the Parties shall issue mutually agreed press releases regarding the subject matter of this Agreement, including a description of the aggregate financial terms and value of the Agreement, in the forms set out in Schedule 11.  The Parties shall coordinate on the time and date on which such press releases are issued.

14.2.2

Further Publicity.  The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Products in the Field and other activities in connection with this Agreement.  Except for the initial press releases described in clause 14.2.1, neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s (in-house or outside) counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party (or its Affiliates) are listed. In the event a Party is, in the opinion of its (in-house or outside) counsel, required by applicable Law or the rules of a stock exchange on which its (or its Affiliates’) securities are listed to make such a public disclosure, such Party shall whenever reasonably possible submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [*] prior to the anticipated date of disclosure [*], in which case, the disclosing Party shall provide as much notice as reasonably possible) so as to provide a reasonable opportunity to comment thereon.

14.2.3

Notwithstanding the foregoing, a Party may issue such press release or public announcement without such prior review by the other Party if: (i) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; and (ii) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information.

14.3	Publications
14.3.1

The JDC shall develop a global publication strategy for the publication of any Development and Commercialization activities related to each of the Licensed Products in the Field (collectively the “Global Publication Strategies”) that is consistent with the GDPs and the GCPs, for approval by the JSC. The initial Global Publication Strategies shall be included in the GDPs at an appropriate time as mutually agreed by the JDC and shall include the core content of any scientific publications and presentations relating to the Licensed Products globally. The JDC may from time to time develop and submit to the JSC for approval, other proposed substantive changes and updates to the Global Publication Strategies. For the avoidance of doubt such Global Publication Strategies would apply to the content of any International Scientific Research publications and Health Economic and Outcome Research publications.

The JSC shall review such proposed substantive changes and updates presented by the JDC and may approve such proposed substantive changes and updates or any other proposed substantive changes and updates that the JSC shall consider from time to time in its discretion and, upon such approval by the JSC, the Global Publication Strategies shall be amended accordingly.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Notwithstanding the foregoing (or clause 14.3.2), the Global Publication Strategies shall not be construed to limit a Party’s rights to make disclosures pursuant to clause 14.2.

14.3.2

Approval of Publications.  The Parties shall ensure that any publications which it wishes to publish comply with the applicable Global Publication Strategies, the Parties’ respective compliance policies and applicable Law. The Parties shall agree [*].

15.	Representations, warranties and liability
15.1	Representations of Authority

Genmab and Licensee each represents and warrants to the other Party that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

15.2	Consents

Genmab and Licensee each represents and warrants to the other Party that, except for any [*], and all necessary consents, approvals and authorizations of all Governmental Authorities required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

15.3	No conflict

Genmab and Licensee each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws existing as of the Effective Date and applicable to such Party and (ii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date. Each Party shall, and shall cause its Affiliates to, comply with all Laws applicable to the Development, Manufacture and Commercialization of the Licensed Products, including applicable Drug Regulation Laws, Clinical Trial Laws and Health Care Laws.

15.4	Enforceability

Genmab and Licensee each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

15.5	Genmab Intellectual Property

Genmab represents and warrants that:

(A)	[*] Genmab or its Affiliates [*] owns the Genmab Intellectual Property which is in existence at the Effective Date;

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(B)	as of the Effective Date, Genmab does not own any Patent Rights or Know-How that would be included in the Genmab Intellectual Property [*];
(C)	as at the Effective Date, [*] for the Development, Manufacture and Commercialization of the Licensed Products;
(D)	it has the right to grant the licenses in clause 4.1;
(E)	[*], the Genmab Licensed Patent Rights [*].
(F)	as at the Effective Date, there are [*] relating to the Genmab Intellectual Property; and
(G)	as at the Effective Date: (i) in respect of Genmab Intellectual Property which is owned by it or its Affiliates, [*].

The foregoing representations and warranties shall apply only in respect of those [*], [*] and [*] clinical candidates existing at the Effective Date and listed in part (A) of their respective definitions.

15.6	Prior Development

Genmab represents and warrants to Licensee that:

(A)

[*], Genmab and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compounds and the Licensed Products (including any pre-clinical and Clinical Studies with respect thereto) in accordance with good laboratory and clinical practice and applicable Law; and

(B)

Genmab and its Affiliates have employed persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical studies and Clinical Studies with respect to the Licensed Compounds and Licensed Products.

15.7	Confidentiality

Genmab represents and warrants to Licensee that Genmab and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Genmab Know-How that constitutes trade secrets under applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Genmab Know-How, for a customary period of time in respect of the nature and scope of activities conducted by such employee, consultant or independent contractor) and, to Genmab’s Knowledge, the Genmab Know-How has not been used, disclosed to or discovered by any Third Party except pursuant to a confidentiality agreement and to Genmab’s Knowledge there has not been a breach by any party to such confidentiality agreements.

15.8	Existing Third Party Agreements

Genmab represents and warrants to Licensee that:

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(A)

as of the Effective Date, there are no Third Party agreements [*] necessary to perform the Development, Manufacture or Commercialization of the Licensed Products as envisaged under this Agreement which Genmab [*];

(B)

as of the Effective Date, [*], no Third Party has any rights, title or interests in or to, or any license under, any of the [*] that would conflict with the rights and licenses granted to Licensee hereunder;

(C)

except as referenced in Schedule 5, in [*] there are no material limitations, conditions or obligations applicable to Licensee as a sublicensee of the Intellectual Property Rights licensed to Genmab under the Existing Third Party Agreements;

(D)

Genmab has provided Licensee with a [*] copy of each of the Existing Third Party Agreements pursuant to which either (i) Genmab has been licensed rights to any material Intellectual Property Rights included in the Genmab Intellectual Property or (ii) material obligations are required to be imposed on Licensee as a sublicensee under such Existing Third Party Agreements. To [*], each Existing Third Party Agreement is [*] has been received or given under any Existing Third Party Agreement. To [*], there is no [*] by Genmab or its Affiliates that would provide a right to terminate any such Existing Third Party Agreement; and

(E)	any such redacted portions of those Existing Third Party Agreements [*] to enable Licensee to comply with its obligations to Genmab under this Agreement.

The foregoing representations and warranties shall apply only in respect of those [*], [*] and [*] clinical candidates existing at the Effective Date and listed in part (A) of their respective definitions.

15.9	Regulatory Filings

Genmab represents and warrants to Licensee that Genmab and its Affiliates have generated, prepared, maintained, and retained all Regulatory Filings that are required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and applicable Law in order to perform those Development activities which have been performed by Genmab in respect of the Licensed Products prior to the Effective Date.

15.10	Genmab Affiliates

Genmab represents, warrants and covenants to Licensee that at the Effective Date:

(A)	[*] are Affiliates of Genmab;
(B)

All Intellectual Property Rights Controlled by Genmab that relate to the [*] clinical candidate existing at the Effective Date (and listed in part (A) of that defined term of [*]) are owned by [*] or [*] referred to in Schedule 5; and

(C)	Genmab has obtained all necessary rights from all of its Affiliates to grant the licenses and rights to Licensee contemplated under this Agreement.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

15.11	Licensee Intellectual Property

Licensee represents and warrants that:

(A)	as at the Effective Date, [*]; and
(B)	it has the right to grant the licenses in clause 4.2.
15.12	Competing Products

Licensee represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates is developing, manufacturing or commercializing any Competing Product, nor is it or any of its Affiliates planning or preparing to do so after the Effective Date.

15.13	[*]

Licensee represents and warrants that, as of the Effective Date, [*].

15.14	No debarment

Each Party represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates has been debarred or is subject to debarment under applicable Law, and neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of the Licensed Products in the Field, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or any other applicable Law, or who is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services for it hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or any other applicable Law, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of the Licensed Products.

15.15	Additional Genmab Covenants
15.15.1

Genmab will not assign, transfer, convey or grant any license or other rights to its rights, title and interests in or to the Genmab Intellectual Property (or agree to do any of the foregoing) in any way that would materially conflict with any of the rights or licenses granted to Licensee hereunder.

15.15.2

Genmab will not, and will cause its Affiliates not to, incur or permit to exist, with respect to any Genmab Intellectual Property, any lien, encumbrance, charge, security interest, mortgage, liability, or other restriction (including in connection with any indebtedness) if and to the extent that the same would materially conflict with any of the rights or licenses granted to Licensee hereunder.

15.15.3

Genmab will not terminate any Existing Third Party Agreement pursuant to which Genmab has been licensed rights to any material intellectual property included in the Genmab Intellectual Property if and to the extent that such termination would materially conflict with or materially reduce any of the rights or licenses granted to Licensee hereunder. Genmab shall not breach any such Existing Third Party

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Agreement in a manner that would give rise to the right of any Third Party to terminate such Existing Third Party Agreement. Genmab will promptly notify Licensee if it receives any notice from a Third Party, or if it issues any notice to such Third Party, alleging a breach under such Existing Third Party Agreement giving rise to a right of termination. Genmab will not amend, modify or terminate any Existing Third Party Agreement in a manner that would materially adversely affect Licensee’s rights hereunder without first obtaining Licensee’s written consent.

15.15.4

Genmab will not take, and will cause its Affiliates not to take, any action (or fail to take any action) that would cause Genmab to cease to Control any Genmab Intellectual Property which is owned by Genmab B.V. or Genmab Holding B.V. during the Term.

15.16	No warranties

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE LICENSED PRODUCTS, GENMAB INTELLECTUAL PROPERTY OR LICENSEE INTELLECTUAL PROPERTY. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR NET SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCTS WILL BE ACHIEVED.

15.17	Compliance with Laws
15.17.1

Each Party shall comply fully during the Term with, and shall cause its personnel and Affiliates, sublicensees, Subcontractors and other Third Party service providers that provide services to it or its Affiliates in support of its obligations under this Agreement, to comply with all applicable anti-corruption Laws in connection with the performance of this Agreement, and shall not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of, or receive or offer to receive, any payment or transfer of anything of value, for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage with the purpose or effect of public or commercial bribery.

15.17.2

Each Party shall implement and maintain in force for the Term adequate internal anti-corruption policies and risk-based management systems with respect to providing relevant information, education and training to, and monitoring compliance of, its personnel with all applicable anti-corruption Laws, including without limitation appropriate whistleblowing arrangements and internal anti-corruption compliance auditing.

15.17.3

Each Party shall comply fully during the Term with, and shall cause its personnel and Affiliates, sublicensees, Subcontractors and other Third Party service providers that provide services to it or its Affiliates in support of its obligations under this Agreement, to comply in all material respects with all applicable Laws (including all applicable Competition Laws) in connection with the performance of this Agreement.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

15.18	Insurance
(A)

Beginning at the time any Licensed Products are being distributed, sold or Commercialized, each Party will secure and maintain in full force and effect adequate insurance coverage against its liabilities under this Agreement including commercial general liability and product liability insurance in an amount not less than [*]  per claim and annual aggregate. Such insurance shall be maintained beyond the expiration or termination of this Agreement for a period of [*] thereafter.

(B)

Prior to the initiation of any Clinical Study, the Party responsible for the applicable Clinical Study shall be responsible for and secure and maintain in full force and effect clinical trial insurance in compliance with applicable Law and in accordance with industry standards in those territories where Clinical Studies are conducted. Upon written request, each Party shall provide the other with a certificate of insurance evidencing the required coverage. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve that Party of its obligations set out in this Agreement.

(C)	Notwithstanding the foregoing, Licensee may self-insure, in whole or in part, the insurance requirements described above.
(D)	[*].
15.19	Indemnities
15.19.1

General indemnity by Genmab.  Genmab shall indemnify and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Licensee Indemnified Parties”) from, against and in respect of any and all damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, Taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”), incurred or suffered by the Licensee Indemnified Parties or any of them, resulting from an Action brought by a Third Party or Governmental Authority as a result of, arising out of or relating to: [*] Agreement by any of the Licensee Indemnified Parties or any material breach of, or material inaccuracy in, any representation or warranty made by Licensee in this Agreement.

15.19.2

General indemnity by Licensee.  Licensee shall indemnify and hold harmless Genmab, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Genmab Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by the Genmab Indemnified Parties or any of them resulting from an Action brought by a Third Party or Governmental Authority as a result of, arising out of or relating to: [*]

15.19.3

Notice.  A person entitled to indemnification under clause 15.19.1 or 15.19.2 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action, for which indemnification may be sought (each, a “Claim”) or, if earlier, upon the assertion of any such Claim by a Third Party; provided, however, failure by an Indemnified Party to give notice of a Claim as provided in this clause 15.19.3 shall not relieve the Indemnifying Party of its indemnification obligation under this

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

15.19.4

Defense.  Within [*] after delivery of a notice of any Claim in accordance with clause 15.19.3, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense.

15.19.5

Cooperation.  The Party controlling the defense of any Claim shall keep the other Party advised of the status of such Claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto. The other Party shall cooperate fully with the Party controlling such defense and its Affiliates and agents in the defense of the Claim (all Out-of-Pocket Costs of such cooperation to be borne by the Indemnifying Party).

15.19.6

Settlement.  The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party’s Intellectual Property Rights without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

15.20	Conduct of Licensed Products Liability Claims.
15.20.1

Licensed Products Liability Costs.  Except with respect to such portion (if any) of Licensed Products Liability Costs that are Losses entitled to indemnification under clause 15.19.1(i)-(iii) or 15.19.2(i)-(iii), all other [*].

15.20.2

Each of the Parties shall promptly notify the other if any Third Party asserts or files any [*] (“Third Party Licensed Products Liability Action”) against such Party. In the event of a Third Party Licensed Products Liability Action against such a single Party, the Party named in such Third Party Licensed Products Liability Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action. The unnamed Party shall have the right, in the unnamed Party’s sole discretion, to join or otherwise participate in such legal action and the costs of such participation shall constitute Patent Costs, save that if the unnamed Party wishes to be represented by its own legal counsel (who is reasonably acceptable to the named Party) such expenses shall be borne solely by such unnamed Party and shall not constitute Shared Licensed Products Liability Costs. In the event of a Third Party Licensed Products Liability Action against both Parties, the Parties shall mutually agree upon which Party shall control the response to such Third Party Licensed Products Liability Action and if the Parties are unable to agree, such Third Party Licensed Products Liability Action shall be controlled by the Parties jointly.

15.20.3

The non-controlling Party of a Third Party Licensed Products Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Licensed Products Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Licensed Products

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Liability Action. The controlling Party shall have the sole and exclusive right to select its counsel for the defense to such Third Party Licensed Products Liability Action. If required under applicable Law in order for the controlling Party to maintain an Action in response to such Third Party Licensed Products Liability Action, the non-controlling Party shall join as a party to the Action. For the avoidance of doubt, all Out-of-Pocket Costs incurred in connection with any Third Party Licensed Products Liability Action shall constitute Shared Licensed Products Liability Costs unless such Licensed Products Liability Costs are entitled to indemnification under clause 15.19.1 or 15.19.2 or are incurred by the unnamed Party in respect of its own legal counsel.  The controlling Party shall not settle or compromise any Third Party Licensed Products Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

16.	Term and termination
16.1	[Intentionally left blank]
16.2	Term

Unless terminated earlier in accordance with this clause 16, this Agreement shall remain in force for the period commencing on the Effective Date and ending upon the date on which neither Party is Developing or Commercializing the Licensed Products in the Territory (the “Term”).

16.3

Termination by Licensee.  Licensee may terminate this Agreement on a Licensed Product-by-Licensed Product or Region-by-Region basis, or in its entirety, at any time after the Effective Date upon [*] prior written notice to Genmab.

16.4	Termination for material breach

Upon any material breach of this Agreement by a Party with respect to a given Licensed Product in a given Region or Regions (the “Breaching Party”), where such material breach cannot adequately be cured through monetary damages as a remedy, the other Party (the “Non-Breaching Party”) may elect to terminate this Agreement with respect to such Licensed Product in such Region(s) (or in its entirety [*]) by providing [*] written notice to the Breaching Party in the case of a breach of a payment obligation and [*] written notice to the Breaching Party in the case of any other material breach, which notice shall, in each case (i) expressly reference this clause 16.4, (ii) reasonably describe the alleged material breach which is the basis of such termination, and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. For the avoidance of doubt, if such material breach is with respect to all Regions for a given Licensed Product, then the Agreement shall terminate for that Licensed Product in respect of the entire Territory (subject to the Non-Breaching Party’s right to terminate the Agreement in its entirety as described above).

The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period, and such termination shall only apply to those Licensed Product(s) and Region(s) to which such material breach relates unless terminated in its entirety. Notwithstanding the foregoing:

(A)

in the event of a good faith dispute with respect to the existence of a material breach, such cure periods described above shall be tolled until such time as the dispute is resolved pursuant to clause 17; and

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

(B)

if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses best efforts to cure such breach in accordance with such written plan during such cure period, provided that no such extension shall exceed a further [*] without the consent of the Non-Breaching Party.

16.5	Termination upon bankruptcy
16.5.1

Either Party may, in addition to any other remedies available to it by Law or in equity, terminate this Agreement in its entirety, by notice to the other Party in the event: (i) the other Party shall have become bankrupt or shall have made an assignment for the benefit of its creditors; (ii) there shall have been appointed a trustee or receiver for the other Party for all or a substantial part of its property; or (iii) any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for sixty (60) calendar days undismissed, unbonded and undischarged.

16.5.2	Section 365(n) of the Bankruptcy Code.

All rights and licenses granted under or pursuant to any clause of this Agreement, including clause 4, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Genmab and Licensee hereby acknowledge, on behalf of themselves and their respective Affiliates, that (i) Data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) Regulatory Filings and Regulatory Approvals, (vii) Rights of Reference in respect of Regulatory Filings and Regulatory Approvals, and (viii) marketing, advertising and promotional materials, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Each of Genmab and Licensee agree not to, and to cause their respective Affiliates not to, interfere with the other Party’s or its Affiliate’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use Commercially Reasonable Efforts to assist the other Party or its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party or its Affiliates to exercise such rights and licenses in accordance with this Agreement.

16.6	Termination for Force Majeure

Either Party shall have the right to terminate this Agreement in accordance with clause 18.2.

16.7	Consequences of expiry

Expiry.  In the event of expiration of this Agreement this clause 16.7 shall apply.

(A)	Accrued Obligations. Expiration of this Agreement shall not release either Party from any obligation or liability which, at the time of such expiration, has

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

already accrued to the other Party or which is attributable to a period prior to such expiration.

(B)	Licenses. All licenses granted under clause 4 shall immediately terminate and, save as permitted under clause 16.8:
(a)	[*]; and
(b)	Genmab shall not have any license from Licensee, either explicit or implicit, to use any of the Licensee Intellectual Property and the Licensed Product Trademarks.

Genmab shall have all available legal remedies against [*], and Licensee shall have all available legal remedies against Genmab [*]. Subject to clause 14 the Parties acknowledge and agree that expiration of this Agreement shall not in any way restrict their use and exploitation of any Joint Collaboration Technology pursuant to clause 12.2.4.

(C)	Assignment. [*] shall immediately execute a confirmatory assignment of the Genmab Collaboration Technology in accordance with clause 12.2.2.
(D)

Sublicenses.  All sublicenses granted under clause 4.3 shall immediately terminate and the sublicensing Party shall procure that such sublicensees cease all use of the Genmab Intellectual Property, Licensee Intellectual Property and Licensed Product Trademarks pursuant to this Agreement.

(E)	Governance. The Committees and Subteams and JPTs shall be disbanded and cease to take any actions.
(F)

Return of Materials.  Within [*] after expiry, each Party shall return or destroy, and cause its Affiliates, sublicensees and Subcontractors to return or destroy, all tangible items (and irretrievably erase all intangible items) solely comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’, sublicensees’ or Subcontractors’ possession or control, and provide written certification of such destruction (if applicable), provided that such Party (and its Affiliates, sublicensees and Subcontractors) may retain one copy of such Confidential Information of the other Party for its legal archives. Each Party hereby agrees that, with respect to items and materials that contain both Confidential Information of the other Party and other information (including any joint Confidential Information of both Parties), such first Party and its Affiliates shall not use or disclose the Confidential Information of the other Party contained in such items and materials following expiry and the terms of clause 14 shall continue in respect of the same.

(G)

Post-expiry Shared Licensed Product Liability Costs.  If a Party or any of its Affiliates incurs any Shared Licensed Products Liability Costs after the Term and after the final reconciliation of Shared Costs under clause 8 in accordance with the Shared Costs Reconciliation Procedures, which Shared Licensed Products Liability Costs are attributable to sales or other activities under this Agreement prior to expiration of the Term or to Launched Licensed Products sold pursuant to clause 16.8.2 or 16.8.3, each Party shall be responsible for half of such Shared Licensed Products Liability Costs. Each Party will promptly pay the other Party its share of any such Shared Licensed

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Products Liability Costs after receipt of detailed supporting documentation evidencing such Shared Licensed Products Liability Costs.

16.8	Consequences of termination
16.8.1	General. Upon termination of this Agreement:
(A)	all Licensed Products with respect to which this Agreement is terminated (in the form such Licensed Products exist as of the effective date of termination) shall become “Terminated Products”;
(B)	any Region with respect to which this Agreement is terminated pursuant to clause 16.3 or clause 16.4 will be referred to herein as a “Terminated Region”;
(C)	all Regions in the Territory shall be considered Terminated Regions if the Agreement is terminated in its entirety pursuant to clauses 16.4, 16.5 or 16.6.

For the avoidance of doubt, if this Agreement is terminated in its entirety, then all Licensed Products will become Terminated Products, and all Regions in the Territory will become Terminated Regions.

16.8.2

Genmab Termination for Cause, Insolvency or Force Majeure.  If Genmab terminates this Agreement with respect to a Terminated Product or Terminated Region or in its entirety pursuant to clauses 16.4, 16.5 or 16.6 or if Licensee terminates with respect to a Terminated Product or Region pursuant to clause 16.3, Genmab shall have the [*]:

(A)	Governance during Wind-Down. Beginning on the effective date of termination [*].
(B)	Regulatory Filings and Data. [*].
(C)	On-Going Trials. [*].
(D)	Commercialization Wind-Down. [*].
(E)	Transition; Manufacturing; Inventory. [*].
(F)	Intellectual Property Rights.
(a)	The licenses granted by Genmab under clause 4.1 with respect to such [*].
(b)	[*].
(G)	Marks and Domains. [*].
(H)	Additional terms. [*].
16.8.3

Licensee Termination for Cause, Insolvency or Force Majeure.  If Licensee terminates this Agreement with respect to a Terminated Product or Terminated Region(s) or in its entirety pursuant to clauses 16.4, 16.5 or 16.6, Licensee shall have the exclusive right to Develop, Manufacture and Commercialize the Terminated Product(s) in the

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Terminated Region(s) and the following provisions of this clause 16.8.3 shall apply solely with respect to such Terminated Product(s) in such Terminated Region(s):

(A)	Governance during Wind-Down. [*]
(B)	Regulatory Filings and Data. [*]
(C)	On-Going Trials. [*]
(D)	Commercialization Wind-Down. [*]
(E)	Transition; Manufacturing; Inventory. [*]

[*]

(F)	Intellectual Property Rights.
(a)	[*] [*]
(b)	[*]
(G)	Marks and Domains. [*]
(H)	Additional terms. [*]
16.8.4

Termination on a Region-by-Region Basis.  Without limiting clauses 16.8.2(A) -16.8.2(H) and 16.8.3(A) - 16.8.3(H), if a Party terminates this Agreement with respect to a Region pursuant to clauses 16.3 or 16.4, then as soon as reasonably practicable following: (i) Licensee’s delivery of its termination notice to Genmab under clause 16.3; or (ii) the Non-Breaching Party’s delivery of its termination notice to the Breaching Party under clause 16.4, (and in any event within [*] of such termination notices) the Parties shall discuss in good faith and agree upon a transition plan to effect an orderly and timely transition to the continuing Party of the Development, Manufacturing and Commercialization activities for the Licensed Product(s) in respect of the Terminated Region(s). Such transition plan may include amendments to, or obligations in addition to, those obligations set out in clauses [*] - [*] or [*] - [*] to the extent reasonably necessary to effect such [*]. By way of example, such changes may include [*]. Such [*] shall provide for orderly and timely coordinated efforts by the Parties to [*] and such other elements as may be agreed by the Parties.

16.8.5

Survival.  In the event of any termination or expiration of this Agreement, any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement, including clauses 4.3.5, 4.5, 11.5, 11.7, 11.8, 11.9, 11.10, 12.2, 14.1, 14.2, 15 (solely for the purposes of bringing or maintaining claims that arose prior to the termination or expiration of this Agreement),  16.7, 16.8, 17, 18.1, 18.3, 18.5, 18.9,  18.12, 18.14 and 18.15 (and any other clauses or defined terms which are referred to in such clauses or necessary to give them effect), shall remain in full force and effect. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement shall survive to the extent required.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

17.	Dispute resolution
17.1	Referral to [*]

In the event of: any controversy, dispute or claim arising out of, or in connection with, or in relation to the formation, interpretation, performance, or alleged breach of this Agreement, including any claim of inducement by fraud or otherwise or any Governance Dispute that, in each case, the Parties have not resolved (each a “Dispute”), either Party may provide written notice to the other Party to (A) in the case of matters not already before the JSC, refer such Dispute in writing to the JSC for resolution; or (B) in the case of matters that are already before the JSC that have not been resolved, request resolution of such Dispute by the JSC. If the JSC does not resolve such Dispute within [*] after the receipt of such written notice (unless a longer period is agreed to by the Parties), then either Party may refer the Dispute in writing to the Parties’ [*] for resolution. If the [*] fail to resolve such Dispute within [*] from the date on which the Dispute was referred to the [*] (unless a longer period is agreed to by the Parties), then the provisions set out in clauses 17.2 and 17.3 shall apply; provided however that:

(A)

with respect to the contents of any Territory Commercialization Plan (including the applicable Territory Commercialization Budget) for the [*], Licensee’s [*] shall have the deciding vote (which shall not be subject to challenge, review or arbitration) with respect thereto, provided that each such Territory Commercialization Plan for the [*] shall be consistent with the Global Commercialization Plan for the [*] Product;

(B)	with respect to whether to permit sublicensing in [*], the sublicensing Party’s [*] shall have the deciding vote (which shall not be subject to challenge, review or arbitration) with respect thereto;
(C)

with respect to whether to permit Subcontracting in [*] the Subcontracting Party’s [*] shall have the deciding vote (which shall not be subject to challenge, review or arbitration) with respect thereto;

(D)

any disagreement between the Parties regarding the exercise of the Right to Proceed Mechanism or Right to Combine Mechanism shall be finally decided in accordance with clauses 6.3.1 or 6.4 (as applicable) (which decision shall not be subject to challenge, review or arbitration);

(E)

any disagreement of the JRS and JSC as to whether to submit any Regulatory Filing to a Regulatory Authority pursuant to clause 6.6.3 shall be finally decided by: (i) [*] [*] and (ii) by [*] [*] (in each case such decision shall not be subject to challenge, review or arbitration);

(F)	any disagreement between the Parties regarding whether to [*] shall be finally decided by [*];
(G)	any disagreement between Genmab and Licensee as the [*] shall be finally decided in accordance with clause 12.4.2(B) (which decision shall not be subject to challenge, review or arbitration);
(H)	any disagreement between Genmab and Licensee as to whether to take Action against, or license or acquire, any New Third Party Patent Rights shall

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

be finally decided in accordance with clause 12.9.3 (which decision shall not be subject to challenge, review or arbitration); and

(I)	all other matters that are expressly identified in this Agreement as being not subject to challenge, review or arbitration shall not be subject to the terms of clauses 17.2 and 17.3,

and provided further with respect to subclauses 17.1(A)-(I) that neither Licensee nor Genmab may use any of their respective deciding votes described in clauses (A) and (B) in a manner that would (i) impose on the non-deciding Party any new obligation to perform Development, Manufacturing, Commercialization or other activities as to which such deciding Party has not agreed in writing to reimburse the non-deciding Party or to treat as Shared Costs hereunder, (ii) reduce or abridge the non-deciding Party’s rights under this Agreement, or (iii) amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in clause 18.12 or compliance with which may only be waived as provided in clause 18.4.

17.2	Arbitration
17.2.1

Subject to clause 17.3, if any Dispute (excluding those described in subclauses 17.1(A)-(C)) has not been resolved pursuant to clause 17.1 above, then the Parties shall settle the Dispute through binding arbitration conducted in accordance with the then-current [*] except where those rules conflict with these provisions, in which case these provisions shall prevail. The arbitration will be held in [*]. The Parties agree that they will not challenge the jurisdiction or authority of the arbitration panel to decide the dispute or the arbitrability or admissibility of the relevant Dispute.

17.2.2

The arbitration panel shall consist of [*] arbitrators each of whom is a lawyer with at [*] experience with a law firm or corporate law department of [*] lawyers or who was a judge of a court of general jurisdiction, and has experience in the pharmaceutical or biotechnology industry, provided, that the Parties shall discuss and determine whether each such arbitrator shall be required to have additional or other experience or qualifications relevant to the subject matter of a Governance Dispute; provided further that if the Parties shall have failed to agree on any such additional or other experience or qualifications, the arbitrators shall in any event meet the initial requirements of this clause 17.2.2. [*] However, in the event the aggregate damages sought by the claimant are stated to be less than [*], and the aggregate damages sought by in any counter-claim are stated to be less than [*]and neither side seeks equitable relief, then a single arbitrator shall be chosen mutually by the Parties, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested and impartial and shall abide by the International Bar Association’s Guidelines on Conflicts of Interest in International Arbitration.

17.2.3

The Parties agree to cooperate: (i) to select the arbitrator(s) within [*] of initiation of the arbitration, (ii) to meet with the arbitrator(s) within [*] of selection, and (iii) to agree at that meeting or before upon the scope of and procedures for pre-hearing disclosure and as to the conduct of the hearing which will result in the hearing being concluded within no more than [*] after selection of the arbitrator(s) and in the award being rendered within [*] of the conclusion of the hearings or of any post-hearing briefing, which briefing will be completed by both sides within [*] after the conclusion of the hearings.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

17.2.4

In the event that either Party fails to select an arbitrator within [*] of the initiation of the arbitration, or in the event that the Parties cannot agree upon selection of the tribunal president, the [*] will select such arbitrator, provided that such arbitrator shall have the experience requirements set out above.

17.2.5

In the event the Parties cannot agree upon procedures for disclosure and conduct of the hearing according to the schedule set out in clause 17.2.3 then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accordance with the schedule set out in clause 17.2.3.  The arbitrator(s) may provide for disclosure consistent with those time limits and giving recognition to the shared understanding of the Parties that they contemplate reasonable disclosure, including, as may be justified in the circumstances, document disclosure and depositions, but that such disclosure be limited so that the schedule set out in clause 17.2.3 shall be met. In no event will the arbitrator(s), absent agreement of the Parties or a showing of good cause, allow more than a total of [*] for the hearing or permit either side to obtain more than a total of [*] of deposition testimony from all fact and expert witnesses, or serve more than twenty [*] for documents, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

17.2.6

The arbitrator(s) must render their award by application of the substantive law of the state of New York and are not free to apply “amiable compositeur” or “natural justice and equity”; provided that for any Governance Dispute submitted to the arbitrator(s) that fell within the decision-making responsibilities of any Committee or Subteam in accordance with the terms of this Agreement, the arbitrator(s) must render their decision applying the substantive law of the state of [*] and based on the principles of maximizing the commercial potential and value of the Licensed Product(s) that pertain to such Governance Dispute, which shall be considered a “term of the contract” for purposes of [*]. The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions with the reasons therefore stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. The Tribunal shall also have the authority to award fees and costs (including reasonable attorney’s fees) to the prevailing party. To the extent possible, the arbitration hearings and award will be maintained in confidence.

17.2.7

The Parties consent to the jurisdiction of the [*] for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. If such court for any reason lacks jurisdiction, the Parties consent to the jurisdiction of the [*].

17.3	Intellectual Property Rights
17.3.1

In respect of any Dispute relating to the determination of scope, ownership, inventorship, validity or enforceability of any Intellectual Property Rights hereunder, the Parties consent to the exclusive jurisdiction of the courts of the country the Laws of which cause that Intellectual Property Right to come into being and where such courts have jurisdiction the Dispute shall be determined according to the Laws of that country.

17.3.2

No Party shall be precluded from taking any preliminary or interim steps, such as applying to court for injunctive relief, as may be necessary to protect that Party’s position regarding its Intellectual Property Rights or the confidentiality of its

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

Confidential Information, whilst any discussions or arbitration are being conducted pursuant to this clause 17.

18.	Miscellaneous
18.1	Accounting Procedures

Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with the conventions, rules and procedures promulgated by GAAP, consistently applied.

18.2	Force Majeure

If the performance of this Agreement or of any obligation hereunder (other than an obligation to make payments hereunder) is prevented, restricted or interfered with by reason of Force Majeure, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided however, the obligated Party shall promptly advise the other Party of the existence of such prevention, restriction or interference, shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder whenever such causes are removed. If any Force Majeure delays or prevents the performance of the obligations of either Party for a continuous period in excess of [*], the Party not so affected shall then be entitled to give notice to the affected Party to terminate, unless [*] in which case the Party not so affected shall only be entitled to give notice to the affected Party to terminate if: (A) the affected Party’s performance of its obligations has been delayed or prevented due to such Force Majeure for more than [*]; and (B) such continuing Force Majeure does not apply more generally to the biopharmaceutical industry or other Party such that the affected Party has been [*]. By way of example, if an affected Party is unable to perform a Clinical Study due to Force Majeure directly relating to [*] for more than [*] whereas other biopharmaceutical companies are generally able to perform Clinical Studies notwithstanding the [*] then such affected Party shall be considered to be disproportionately affected and the other Party may terminate the Agreement after such [*] period. Such a termination notice shall be irrevocable, except with the written consent of both Parties.

18.3	Further Assurance

Either Party shall (and shall procure that its Affiliates shall and shall use reasonable efforts to procure that any necessary other Third Party shall) at any time, including after the expiration or termination of this Agreement, upon the request of the other, and at the other’s cost, do and execute all such acts, deeds, documents and things as may reasonably be required for the purpose of giving full effect to this Agreement (including to perfect and complete the grant of, or, in accordance with the terms of this Agreement, otherwise protect, the rights and licenses hereby conferred upon the other), subject to any express restrictions in this Agreement on the extent of either Party’s obligations under this Agreement.

18.4	Waiver

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No failure to exercise nor any delay in exercising by any Party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

or operate as a waiver thereof in whole or in part, and no single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. Subject to the specific exclusions and limitations and express provisions to the contrary set out in this Agreement, all rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

18.5	Notices

All notices required or permitted under this Agreement shall, except where otherwise specifically provided, be in writing and be sent by air courier or by electronic mail (with a confirmation copy by air courier) properly addressed to the respective Parties as follows:

If to [*]

[*]

or

the address of [*]

or

the address of [*]

If to [*]:

AbbVie Inc.

[*]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

[*]

[*]

[*]

or to such other addresses or addressees as the Parties hereto may designate in writing for such purposes during the Term.

Notices shall be deemed to have been made: (i) if by electronic mail, when the e-mail leaves the e-mail gateway of the sender where it leaves such gateway on or before 17:00 hours on any Business Day, or at 08:00 hours on the next Business Day after it leaves such gateway if it leaves such gateway after 17:00 hours (and the onus shall be on the sender to prove the time that the e-mail left its gateway), and (ii) if by air courier, two (2) Business Days after delivery to the courier. All times shall be deemed to refer to the time in the recipient’s local time.

18.6	Independent Contractors

No agency, partnership or joint venture is hereby established; each Party shall act hereunder as an independent contractor. Neither Genmab nor Licensee shall enter

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

into, or incur, or hold itself out to Third Parties as having authority to enter into, or incur, on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

18.7	Assignment

This Agreement shall be binding upon the Parties and their respective permitted successors and assigns. Neither Party may assign [*]; or (ii) to [*].

18.8	Change of Control
18.8.1	If a Party undergoes a Change of Control during the Term, the following shall apply (as applicable):
(A)	all [*];
(B)	all [*]; and
(C)	[*].
18.8.2	If Genmab is the Party that undergoes a Change of Control during the Term, the following shall apply as of and following the effective date of such Change of Control:
(A)	[*]
(B)	[*],

unless the Acquirer of Genmab has a company value based on market capitalization of [*] in which case the terms of this clause 18.8.2 shall not apply. [*]

18.8.3

If a Party or any of its Affiliates, either as a result of: (i) an acquisition by such Party or its Affiliates of a Third Party or any of its business or assets; or (ii) a Change of Control of such Party, obtains ownership, license or other rights to any Competing Product (or, as a result of such acquisition or Change of Control, has as an Affiliate that has an ownership, license or other rights, to any Competing Product) and the Licensed Product with which it competes is still being actively Developed, Manufactured or Commercialized under the Agreement, then such Party (the “Competing Party”) shall promptly:

(A)	[*]; and
(B)	notify the other Party in writing that it is:
(a)	[*] or
(b)	[*].
18.9	No Benefit to Third Parties

Except as provided herein, the provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons.

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

18.10	Use of Name

Except as provided herein, neither Party may use in any manner the other Party’s or its Affiliates’ name, trade name or corporate logo, or any contraction, abbreviation or adaptation thereof, without the express written consent of the other Party.

18.11	Severability

When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected (unless the provision in question is of such essential importance to this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision), and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic, legal and commercial effect is as consistent as possible with the invalid or unenforceable provision.

18.12	Entire Agreement; Amendments

This Agreement, together with the Schedules, the Prior CDA, Supply Agreement, Data Protection Agreement, Pharmacovigilance Agreement (and any other documents referred to herein) constitute the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto whether written or oral. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty provided that nothing herein shall exclude or limit liability for fraudulent misrepresentation. No release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

18.13	Variation

No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to this Agreement and signed by both Parties.

18.14	Governing Law

Subject to clause 17 and to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, this Agreement and any non-contractual obligations arising from or connected with it shall be governed by [*] and this Agreement shall be construed in accordance with [*].

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

18.15	Counterparts

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[Signature page follows.]

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative, in duplicate on the dates written herein below.

Signed for and on behalf of

Genmab A/S

by Jan van de Winkel

and	CEO & President

Deirdre P. Connelly
Chairman of the Board of Directors

Signed for and on behalf of

AbbVie Biotechnology Ltd.	Director

by Esteban Plata Gonzalez

[*] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type of information that we treat as private or confidential.